As filed with the Securities and Exchange Commission on April 9, 2021

Registration No. 333-235426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 6 TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LOHA CO. LTD

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	5140	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 2212A, 22nd Floor, Xiangjiang Financial Center (Industrial Zone)

Unit 19, 3rd Street, Xinghai Avenue, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China
+86 0755- 26647288

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

(800)221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(6)
Class A Ordinary Shares, par value US$0.0002 per share(2)(3)	2,875,000	$10.00	$28,750,000.00	$3,136.63
Representatives’ Warrants(4)(5)	-	-	-	-
Class A Ordinary Shares Underlying Representatives’ Warrants(3)(4)	215,625	$12.00	$2,587,500.00	$282.30
TOTAL	3,090,625	-	$31,337,500.00	$3,418.93

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 375,000 Class A ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional Class A ordinary shares of the Registrant as may be issued or issuable because of share splits, share dividends, share distributions, and similar transactions.
(4)	We have agreed to issue to the Representatives (as defined in the section captioned “Underwriting”) upon closing of this offering warrants to purchase 7.5% of the number of Class A ordinary shares sold in this offering. The exercise price of warrants is equal to 120% of the offering price of the Class A ordinary shares offered hereby. The warrants are exercisable commencing six (6) months after the closing of this offering and will terminate five (5) years after the effective date of the registration statement of which this prospectus forms a part. The registration statement of which this prospectus is a part also covers Class A ordinary shares issuable upon the exercise thereof. The proposed maximum aggregate offering price of the Class A ordinary shares underlying the Representatives’ warrants has been estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. See “Underwriting.”
(5)	No fee required pursuant to Rule 457(g).
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 9, 2021

LOHA CO. LTD

2,500,000 Class A Ordinary Shares

This is the initial public offering of Loha Co. Ltd, a Cayman Islands exempted company with limited liability whose principal place of business is in Shenzhen, China. We are offering on a firm commitment basis 2,500,000 Class A ordinary shares, par value $0.0002 per share. It is currently expected that the initial public offering price will be between $8.00 and $10.00 per Class A ordinary share.

Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Class B ordinary shares are convertible at the option of the holder into Class A ordinary shares on a 1:1 basis and are entitled to five (5) votes per share. Prior to this offering, there has been no public market for either our Class A ordinary shares or Class B ordinary shares. We have submitted the application to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “LOHA.” We believe that upon the completion of this offering, we will meet the standards for listing on the Nasdaq Capital Market. We cannot guarantee that we will be successful in listing our Class A ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Investing in our Class A ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our Class A ordinary shares.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, are eligible for to reduced public company reporting requirements.

While we initially expect to be a “controlled company” under the rules of Nasdaq immediately after consummation of this offering, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Represents underwriting discount and commissions equal to 7.5% per Class A ordinary share, which is the underwriting discount we have agreed to pay on all investors in this offering. Does not include expense allowance, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 124 of this prospectus for additional information regarding total underwriter compensation.

In addition to the underwriting discounts listed above and the expense allowance described in the footnote, we have agreed to issue to the Representatives upon the closing of this offering warrants to purchase 7.5% of the total number of Class A ordinary shares being sold in this offering. The exercise price of the compensation warrants is equal to 120% of the initial public offering price of the shares offered hereby. Assuming the issuance of 2,500,000 Class A ordinary shares to the public, the exercise of the over-allotment option in full and an exercise price of $12.00 per Class A ordinary share, we would receive, in the aggregate, $2,587,500 upon exercise of the warrants, of which there can be no guarantee. The warrants are exercisable commencing six (6) months after the closing of this offering and will terminate five (5) years after the effective date of the registration statement for this offering of which this prospectus is a part. The registration statement of which this prospectus is a part also covers the Class A ordinary shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 124.

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 375,000 shares on the same terms as the other shares being purchased by the underwriters from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares to purchasers in this offering on or about [  ], 2021.

Maxim Group LLC	Tiger Brokers	Valuable Capital	Prime Number Capital	The Benchmark Company

The date of this prospectus is [  ], 2021

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of Class A ordinary shares.

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

i

COMMONLY USED DEFINED TERMS

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“we,” “us,” “our” or “our company,” are to the combined business of Loha Co. Ltd, a Cayman Islands company, and its consolidated subsidiaries and variable interest entities;

●	“Lohas BVI” are to our wholly-owned subsidiary Lohas World Co. Ltd, a British Virgin Islands company;

●	“Lohas HK” are to Lohas BVI’s wholly-owned subsidiary Lohas (Global) Group Co., Limited, a Hong Kong company;

●	“Lohas WFOE” are to Lohas HK’s wholly-owned subsidiary Lohas World (Shenzhen) Intelligent Technology Co., Ltd., a PRC company;

●	“Lohas WFOE Sub” are to Lohas WFOE’s wholly-owned subsidiary Shenzhen Lohas Intelligent Supply Chain Management Co., Ltd., a PRC company;

●	“Lohas Agricultural” are to our variable interest entity Lohas Agricultural Information Technology Co., Ltd., a PRC company;

●	“Lohas Agricultural Sub” are to Lohas Agricultural’s wholly-owned subsidiary Shenzhen Lohas Direct Procurement Supply Chain Management Co., Ltd., a PRC company;

●	“Lohas Supply Chain” are to Lohas Agricultural’s wholly-owned subsidiary Shenzhen Lohas Supply Chain Management Co., Ltd., a PRC company;

●	“Lohas Supply Chain Sub” are to Lohas Supply Chain’s wholly-owned subsidiary Shenzhen Lohas Quality Products Supply Chain Management Co., Ltd., a PRC company;

●	“Shenzhen Lohas” are to Shenzhen Lohas World Co., Ltd., which owns 99.333334% of Lohas Agricultural;

●	“VIE” are to variable interest entity;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“PRC” and “China” are to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“Renminbi” and “RMB” are to the legal currency of China; and

●	“U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States.

ii

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retroactive basis to reflect a reverse share split of our outstanding ordinary shares at a ratio of one-for-two (1 for 2) which was implemented on June 16, 2020.

The Company

Our Business

We are a technology-driven, comprehensive distributor and smart retailer of fresh and healthy products in China with a focus on health and sustainability. Our name “Lohas” is an acronym for Lifestyles of Health and Sustainability, which is the core philosophy we deeply embrace. We have extensive experience in fresh produce supply chain management and have 102 overseas and 5 domestic suppliers in 16 countries as of September 30, 2020. We are committed to providing our customers with high-end quality products, which mainly consist of imported fruits, wild-harvested seafood, green vegetables and eggs, as well as nutritious dry goods. Besides the stable and lucrative traditional wholesale business, we are now actively pursuing the smart retail development of fresh products through our smart micro marts, which are intelligent vending machines that provide unique shopping experience. The smart micro marts are deployed in high traffic areas, such as residential communities and commute centers in large cities like Shenzhen and Guangzhou. Our smart micro marts work in combination with our online WeChat public account, self-developed WeChat mini-program “Lohas City,” group purchase program, and temperature-controlled vehicles to offer convenient shopping experience for our customers.

Driven by rapid growth in market demand for fresh, green and organic products in China, our business grew rapidly before 2020. However, due to the impacts of COVID-19, we suffered significant declines in revenue and net loss for the fiscal year ended September 30, 2020. Our revenue was approximately $69.73 million for the fiscal year ended September 30, 2020, compared to approximately $105.43 million for the fiscal year ended September 30, 2019, a decrease of $35.70 million, or 33.86%, and our net income decreased from approximately $8.69 million for the fiscal year ended September 30, 2019 to approximately net loss $8.97 million for the fiscal year ended September 30, 2020. We expect that our revenue for the six months ending March 31, 2021 would decrease by approximately 20% compared with the six months ended March 31, 2020, and our net income for the six months ending March 31, 2021 would increase by approximately 10% compared with the same period of fiscal year 2020. However, the results of operations for the fiscal year ending September 30, 2021 and beyond are still uncertain and we may continue to be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. See “—Risks Related to Our Business and Industry—The outbreak of the coronavirus (COVID-19) worldwide has had an adverse impact on our business, results of operations and financial condition.”

Our Opportunity

The growing Chinese economy is bringing more people into the middle class, many of which care for the health and well-being of their families and the planet, and are willing to spend more on healthy foods. On one hand, the rising awareness of healthy lifestyle has given rise to stronger desire for fresh, green, and healthy products; on the other hand, the fast pace of life and work leaves people less time for traditional market-type shopping. Instead, people are searching for ready-to-eat and ready-to-go fresh food options. This gives us a large opportunity to expand our smart online and offline retail business. Accordingly, we believe, as a professional fresh produce supplier and technology-driven smart-retail leader, we will achieve significant growth in the near future.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Unique “Lohas” philosophy emphasizing health and sustainability;

●	Innovative smart retail strategy providing on-demand access to a wide selection of fresh and healthy products to consumers.

●	Robust supply chain management system ensuring reliability and quality of products;

●	Strong brand loyalty amplified by launching our own brand products; and

●	Experienced management team.

Our Growth Strategies

We plan to grow and expand our business by pursuing the following growth strategies:

●	Continually enhance our technology in order to retain and grow our customer base;

●	Further penetrate our existing markets;

●	Deploy smart micro marts to new cities and amplify the network of city distributors;

●	Expand our private label product line;

●	Expand our group purchase program;

●	Continue to build our brand and team; and

●	Expand globally.

Summary of Risk Factors

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	The outbreak of the coronavirus (COVID-19) worldwide has had an adverse impact on our business, results of operations and financial condition;

●	Disruption of significant supplier relationships could negatively affect our business;

●	Conditions beyond our control can interrupt our supplies and increase our product cost;

●	If our products become contaminated, we may be subject to product liability claims and product recalls, which could adversely affect our financial results and damage our reputation;

●	If we fail to effectively control food spoilage of our inventories, our operating results could be adversely affected;

●	We are involved in legal proceedings that demand us to assume guarantee obligations due to Shenzhen Lohas’ default on a bank loan in the principal amount of RMB22 million (approximately $3.08 million);

●	We have defaulted on substantial amounts of indebtedness outstanding and if we are unable to negotiate a repayment plan with the lender, our business may be harmed;

●	We are subject to a debt default and guarantee obligations which may materially adversely affect our liquidity and financial condition; and

●	Our ability to competitively serve our customers is a function of reliable and low cost transportation. Disruption of the supply of these services and/or significant increases in the cost of these services could impact our operating income.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	If the PRC government deems that the contractual arrangements in relation to our consolidated VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

●	We rely on contractual arrangements with our consolidated VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and may have potential conflicts of interests with us, which may have a material adverse effect on our business and financial condition; and

●	Any failure by our consolidated VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Related to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Changes in the political and economic policies of the PRC government and social condition may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies;

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations; and

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict, delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and VIE, or to make additional capital contributions to our PRC subsidiary.

Risks Related to this Offering and the Market for Our Class A Ordinary Shares Generally

Risks and uncertainties related to this offering and our Class A Ordinary Shares include, but are not limited to, the following:

●	An active trading market for our Class A ordinary shares may not develop after this offering and you may not be able to resell your ordinary shares at or above the price you paid, or at all;

●	The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to you; and

●	As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

Our Corporate History and Structure

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on January 10, 2019 to serve as a holding company for our PRC operations.

On February 8, 2019, we established Lohas BVI as a wholly-owned subsidiary in the British Virgin Islands. Lohas BVI is a holding company and holds all of the equity interests of Lohas HK, which was established in Hong Kong on May 3, 2013. Lohas HK is a holding company and holds all of the equity interests of Lohas WFOE, which was established in the PRC on March 11, 2019.

Lohas WFOE has entered into contractual arrangements with our VIE, Lohas Agricultural, and the shareholders of Lohas Agricultural. Lohas Agricultural is a limited liability company established under the laws of the PRC on November 21, 2013. It holds all of the equity interests of Lohas Supply Chain, a limited liability company established under the laws of the PRC on May 28, 2014. Lohas Supply Chain was formerly wholly owned by Shenzhen Lohas. Lohas Agricultural acquired Lohas Supply Chain from Shenzhen Lohas on March 27, 2019. In addition, Lohas Agricultural Information Technology Co., Ltd., Tianjin Branch was established on November 25, 2014. Lohas WFOE Sub, Lohas WFOE’s wholly-owned subsidiary, was formed under the PRC laws on May 21, 2020 and has not commenced operations. Lohas Agricultural Sub, Lohas Agricultural’s wholly-owned subsidiary, was formed under the PRC laws on May 25, 2020 and has not commenced operations. Lohas Supply Chain Sub, Lohas Supply Chain’s wholly-owned subsidiary, was formed under the PRC laws on May 9, 2020 and has not commenced operations.

Lohas Agricultural and Lohas Supply Chain directly operate our business. We have entered into contractual arrangements with Lohas Agricultural and its shareholders. Through these arrangements, we exercise effective control over the operations of Lohas Agricultural and receive the economic benefits of Lohas Agricultural. As a result of these contractual arrangements, under generally accepted accounting principles in the United States, or U.S. GAAP, we are considered the primary beneficiary of Lohas Agricultural and thus consolidate its results in our consolidated financial statements. See “Corporate History and Structure—Our Corporate Structure” for details of these contractual arrangements.

On June 16, 2020, we implemented a one-for-two (1 for 2) reverse share split of our ordinary shares under Cayman Islands law (the “Reverse Share Split”). As a result of the Reverse Share Split, the total of 35,744,546 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 17,872,273 issued and outstanding Class A ordinary shares and the total of 19,000,000 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 9,500,000 issued and outstanding Class B ordinary shares. The purpose of the Reverse Share Split was to enhance our ability to achieve a share price for our Class A ordinary shares consistent with the listing requirements of the Nasdaq Capital Market. The Reverse Share Split maintained our existing shareholders’ percentage ownership interests in our company. The Reverse Share Split also increased the par value of our ordinary shares from $0.0001 to $0.0002 and decreased the number of authorized shares of our company from 500,000,000 to 250,000,000, which are divided into 240,500,000 Class A ordinary shares and 9,500,000 Class B ordinary shares.

All of our business operations currently are conducted through our Lohas Agricultural and its subsidiary, Lohas Supply Chain. The chart below presents our corporate structure:

Corporate Information

Our principal executive offices are located at Room 2212A, 22nd Floor, Xiangjiang Financial Center (Industrial Zone), Unit 19, 3rd Street, Xinghai Avenue, Nanshan District, Shenzhen, Guangdong Province 518000, People’s Republic of China. The telephone number at our executive offices is +86 0755- 26647288.

Our registered office is located at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at http://www.lohas.sh/en. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our ordinary shares.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the PRC fresh produce distribution industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

Our reporting currency is U.S. dollar and our functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On April 2, 2021, the noon buying rate for RMB was RMB 6.5646 to US$1.00, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board.

The Offering

Shares offered	We are assuming that we are issuing 2,500,000 Class A ordinary shares (or 2,875,000 shares if the underwriters exercise the over-allotment option in full), par value $0.0002 per share, in this offering.

Offering price	We currently estimate that the initial public offering price will be between $8.00 and $10.00 per Class A ordinary share.

Ordinary shares outstanding immediately before the offering	17,872,273 Class A ordinary shares and 9,500,000 Class B ordinary shares. Our Class B ordinary shares are convertible at the option of the holder into Class A ordinary shares on a 1:1 basis and are entitled to five (5) votes per share. See “Description of Share Capital” for more information.

Ordinary shares outstanding immediately after the offering	20,372,273 Class A ordinary shares (or 20,747,273 Class A ordinary shares if the underwriters exercise the over-allotment option in full), and 9,500,000 Class B ordinary shares.

Over-allotment option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the Class A ordinary shares sold in the offering (375,000 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Representatives’ warrants	Upon the closing of this offering, we will issue to the Representatives warrants to purchase 7.5% of the total number of Class A ordinary shares being sold in this offering. The exercise price of the Representatives’ warrants is equal to 120% of the offering price of the Class A ordinary shares offered hereby. The warrants are exercisable commencing six (6) months after the closing of this offering and will terminate five (5) years after the effective date of the registration statement of which this prospectus forms a part. The registration statement of which this prospectus is a part also covers the Class A ordinary shares issuable upon the exercise thereof. See “Underwriting” for more information on the Representatives’ warrants.

Use of proceeds

We expect to receive net proceeds of approximately $19.46 million from this offering, assuming an initial public offering price of $9.00 per Class A ordinary share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and no exercise of the underwriters’ over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for (i) developing our information technology and enhancing our traceability system, (ii) expanding our supply chain and distribution channels, and (iii) general working capital. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors	Investing in our Class A ordinary shares involves a high degree of risk and purchasers of our Class A ordinary shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.

Lock-up

In connection with this offering, we have agreed, for a period of 90 days from the closing of this offering, no to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class A ordinary shares or any security convertible into or exercisable or exchangeable for Class A ordinary shares.

In connection with this offering, all of our directors, executive officers and existing beneficial owners have agreed that, subject to certain exceptions, they will not, without the prior written consent of the underwriters, for a period of 180 days after the closing of this offering: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any Class A ordinary shares or any securities convertible into or exercisable or exchangeable for Class A ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any Class A ordinary shares or any security convertible into or exercisable or exchangeable for Class A ordinary shares,. See “Underwriting.”

Proposed trading market and symbol	We have submitted the application to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “LOHA.”

Summary Consolidated Financial Information

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of September 30, 2019 and 2020 and for the years then ended has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of our future performance.

	Years Ended September 30,
	2019	2020
	(In thousands, except share and per share data)
Statements of Income Data
Total revenue	$105,429	$69,733
Total cost of revenue	89,056	63,165
Total operating expenses	5,624	16,589
Income (loss) from operations	10,749	(10,021)
Total other expenses	(528)	(537)
Income (loss) before income taxes	10,221	(10,558)
Income tax expense (benefits)	1,530	(1,584)
Net income (loss)	$8,691	$(8,974)
Earnings (loss) per ordinary share
Basic and diluted	$0.32	$(0.33)
Weighted average ordinary shares outstanding
Basic and diluted	27,372,273	27,372,273

	As of September 30, 2019	As of September 30, 2020
	(In Thousands)
Balance Sheet Data
Cash and cash equivalents	$2,293	$9
Current assets	49,414	40,561
Total assets	49,881	42,839
Current liabilities	10,107	14,303
Total liabilities	14,369	14,546
Shareholders’ equity	35,512	28,293
Total liabilities and shareholders’ equity	$49,881	$42,839

RISK FACTORS

The Class A ordinary shares being offered by us are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested. Before purchasing any of our shares, you should carefully consider the following factors relating to our business and prospects. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

The outbreak of the coronavirus (COVID-19) worldwide has had an adverse impact on our business, results of operations and financial condition.

We are vulnerable to health epidemics and natural disasters. Our business has been and likely will be continuously adversely affected by the outbreak of the coronavirus around the world. The World Health Organization labeled the coronavirus a pandemic on March 11, 2020, after the disease spread globally. Given the high public health risks associated with the disease, governments around the globe have imposed various degrees of travel and gathering restrictions, temporary closure of facilities and other quarantine measures. The coronavirus outbreak has had a material adverse impact on the global economy.

All of our operating subsidiaries and VIEs are located in China, and also all of our employees and customers are located in China. So far, the outbreak has exerted the following adverse impacts on our operations and business:

●	For the fiscal year ended September 30, 2020, primarily as a result of COVID-19, our revenue reduced by approximately 33.86%, our accounts payable, allowance for doubtful accounts receivable and the impairment provided for the inventories increased by approximately 64.68%, 727.09% and 100.00%, respectively, compared to the fiscal year ended September 30, 2019.

●

In addition, our liquidity and capital resources have been materially adversely affected. As of the date of this prospectus, we are in default on borrowings from Haier Financial Factoring (Chongqing) Co., Ltd (“Haier Factoring”) in the balance of RMB40.80 million (approximately $5.99 million) and we are currently negotiating a repayment schedule with Haier Factoring; our related party, Shenzhen Lohas, is in default on a loan from SPDB Bank and Shenzhen Lohas and its guarantors, including Lohas Supply Chain, Lohas Agricultura, Mr. Yanyue Zhang, Mrs. Weijun Huang and Mrs. Ningning Dong were sued by SME Guarantee which paid approximately RMB13.32 million (approximately $1.88 million) to SPDB Bank for Shenzhen Lohas. Shenzhen Lohas has lended such loan proceeds from SPDB Bank to us without interest to support our operations; we have also borrowed additional funds from WeBank since November 2019, and as of the date of this prospectus, we owed WeBank a total principal of RMB2.91 million (approximately $0.41 million). For more details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

●	From January to March 2020, our procurement and sales were negatively affected by the nationwide lockdown in China. The time for transportation, customs declaration, and inspection and clearance of products was prolonged and the deliveries of products to wholesalers and city distributors were delayed. With COVID-19 spreading worldwide, our overseas procurement has been adversely affected. For example, our procurement of Chilean cherries, Thailand durians and Taiwan lychee has declined significantly. In addition, as the coronavirus has been detected in imported frozen seafood, our sales of seafood have slid.

●	China’s economy slowed down as a result of COVID-19, and consumers’ demand for imported fresh produce dropped significantly as compared to last year. As of the date of this prospectus, residential communities where our smart micro marts are located have not been completely opened, which restricts product distribution and equipment maintenance for our smart micro marts and has caused our sales through community-located smart micro marts to fall sharply. Because of the extended procurement cycle and the decrease in product imports, we have reduced the frequency of organizing group purchases, which in turn has decreased the revenue from group purchases.

Management and employees have been making every effort to mitigate the impacts of the epidemic on our business. As travel restrictions and quarantine measures were largely lifted in China as of late March, our employees have returned to work since then. We have required our employees to wear masks at work and disinfected our offices regularly to keep our employees safe. Additionally, we have relied on our cold chain logistics system and disinfection measures to ensure the safety and freshness of our products. We also commenced live-stream shopping as a new channel to reach consumers, in an attempt to offset the adverse effect of COVID-19 on our operating results and financial condition.

The duration and intensity of disruptions resulting from the coronavirus pandemic is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which the COVID-19 pandemic affects our operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the coronavirus, such as the availability of effective vaccines or cure, among others.

Disruption of significant supplier relationships could negatively affect our business.

While we have 102 overseas and 5 domestic suppliers in 16 countries as of September 30, 2020, our two largest suppliers of overseas fruits accounted for approximately 40.82% and 43.73% of our total purchases in fiscal years ended September 30, 2019 and 2020, respectively. Due to such concentration of purchases from a limited number of third-party suppliers, the cancellation of our supply arrangement or the disruption, delay or inability of these suppliers to supply us with fresh produce in quantities that meet our requirements may materially and adversely affect our operating results while we establish alternative supply chain channels, which could be difficult. Our ability to continue to obtain products from our suppliers in a timely and cost-effective manner is subject to a number of factors, some of which are not within our control. These factors include the ability of our suppliers to provide a continued source of supply, and our ability to effectively compete and obtain competitive prices from suppliers. While we have entered into supply agreements with a five-year term with our major suppliers, we cannot assure you that we would be able to find replacement suppliers on commercially reasonable terms if these agreements expire and are not renewed promptly or terminated early, which would have a material adverse effect on our financial condition, results of operations and cash flows.

We depend on a limited number of customers for a large portion of our net sales.

We consider our major customers in each period to be those customers that accounted for more than 10% of overall purchases in such period. For the year ended September 30, 2020, one key customer accounted for 55.22% of the total revenue and four key customers accounted for 60.77% of total accounts receivable. For the year ended September 30, 2019, two key customers accounted for 31.87% of the total revenue and two key customers accounted for 31.90% of total accounts receivable. The loss of, or a substantial decrease in the volume of, purchases by any of our top customers could harm our sales and profitability. In addition, an adverse change in the terms of our dealings with, or in the financial wherewithal or viability of, one or more of our significant customers could harm our business, financial condition and results of operations.

We expect that a significant portion of our net sales will continue to be derived from a small number of customers and that the percentage of net sales represented by these customers may increase. As a result, changes in the strategies of our largest customers may reduce our net sales. Further, the impact of COVID-19 may result in a change in demand for or availability of our products as a result of customers modifying their restocking, fulfillment, or shipping practices in response to the global pandemic. In addition, our business is based primarily upon individual sales orders placed by customers rather than contracts with a fixed duration. Accordingly, most of our customers could reduce their purchasing levels or cease buying products from us on relatively short notice. The loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Conditions beyond our control can interrupt our supplies and increase our product cost.

We obtain substantially all of our products from third-party suppliers. The availability of such products at competitive prices depends on many factors beyond our control, including shortages of qualified labor for our suppliers, work slowdowns, work interruptions, strikes or other job actions by employees of suppliers. Adverse weather conditions and natural disasters, such as floods, droughts, storms, frosts, wildfires, earthquakes, hurricanes, pestilences and other extreme or abnormal environmental conditions, could also impair production capabilities, disrupt our supply chain or impact demand for our products. Additionally, we procure products from suppliers located in various countries and we are subject to the risks associated with political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Our inability to obtain adequate supplies as a result of any of the foregoing factors or otherwise could mean that we could not fulfill our obligations to customers, and customers may turn to other distributors, which could materially adversely affect our financial condition, results of operations and cash flows.

If our products become contaminated, we may be subject to product liability claims and product recalls, which could adversely affect our financial results and damage our reputation.

As a fresh produce distributor, we believe that many customers choose our brand because of their interest in health, nutrition and food safety. As a result, we believe that our customers hold us to a high food safety standard. However, we face inherent risks related to the safety of the food products that we distribute and sell. Our fresh produce products are at risk of contamination by disease-causing organisms such as Salmonella, E. coli, and others. These pathogens are generally found in nature, and as a result, there is a risk that they could be present in the products distributed or sold by us. We typically have little control over proper food handling once the product has been delivered to our wholesalers and retailers. We may need to recall products for actual or alleged contamination, adulteration, mislabeling, or other safety concerns. Recall costs can be material. A widespread product recall could result in significant losses due to the administrative costs of a recall, the disruption of supply, and lost sales. Recalls and other food safety concerns can also result in product liability claims, adverse publicity, damage to our reputation, and a loss of confidence in the safety and quality of our products. According to the Administrative Measures for Food Distribution Licensing promulgated by the National Medical Products Administration of China (formerly the China Food and Drug Administration, or CFDA), consumers or other victims suffering from personal injuries or property damages due to defects of products have the right to claim compensations either from the distributors or from the producers of products. In addition to claiming damages, a consumer may require a producer of food failing to meet the food safety standards or a trader knowingly dealing in such food to pay an indemnity of ten times the price paid or three times the loss. Our Ping An food safety insurance with an aggregate liability limit of RMB20 million has expired recently and we have not renewed it. Even with adequate insurance and indemnification from our suppliers, any claims of non-compliance could significantly damage our reputation and consumer confidence in products we sell. Customers may avoid purchasing our certain products, or to seek alternative sources of supply for some or all of their food needs, even if the basis for concern is outside of our control. Therefore, real or perceived quality or food safety concerns, whether or not ultimately based on fact, and whether or not involving products that we sell or vendors that supply us with products or provide us with services, would cause negative publicity and lost confidence regarding our company, brand, or products, which could in turn harm our reputation and net sales, and could have a material adverse effect on our business, results of operations, cash flows or financial condition. Any loss of confidence on the part of our customers would be difficult and costly to overcome.

If we fail to effectively control food spoilage of our inventories, our operating results could be adversely affected.

We are subject to risks affecting the fresh food industry generally, including food spoilage and food contamination. As of September 30, 2019 and 2020, fruits constituted approximately 97.09% and 99.17% of the value of our inventories, respectively. In order to deliver high-quality fresh and natural products to our customers directly from their source, we manage the entire distribution channel by eliminating the traditional layer of middlemen, which not only reduces costs but also increases the speed of delivery. In addition, our fresh produce is temperature monitored and controlled remotely at each stage of the whole delivery process. It helps maintain freshness of produce and dramatically reduces the spoilage rate. While we believe food spoilage currently does not have a significant impact on our operations, there is no guarantee that our business model and technology will always be able to effectively control food spoilage of our inventories. For instance, our temperature-controlled storage and transportation systems could fail to function properly and product spoilage and contamination could occur. Failures in our systems to ensure freshness and safety of our fresh products could negatively impact sales and accordingly have an adverse impact on our business and results of operations.

Fluctuations in procurement costs and availability of products may impact profitability.

Our main products include fresh fruits, nuts, eggs and sea foods. Price of fresh produce fluctuates throughout the year due to the supply of and demand, which is seasonal in nature. We cannot assure you that we will be able to mitigate vendor efforts to increase our procurement costs or competitive responses to decreasing prices, either in whole or in part. In the event we are unable to continue mitigating potential increases of procurement costs or input costs, we may in turn consider raising our prices, and our customers may be deterred by any such price increases. In addition, we may lower our resale prices in response to lower procurement or input costs or competitive conditions. Our profitability may be impacted either through increased costs to us or lower prices and loss of customers due to competitive conditions, which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

Our ability to competitively serve our customers is a function of reliable and low cost transportation. Disruption of the supply of these services and/or significant increases in the cost of these services could impact our operating income.

We use multiple forms of transportation to bring our products to market. They include truck, ocean, and air-cargo. Disruption to the timely supply of these services or dramatic increases in the cost of these services for any reason including availability of fuel for such services, labor disputes, governmental regulation, or governmental restrictions limiting specific forms of transportation could have an adverse effect on our ability to serve our customers and consumers and could have an adverse effect on our financial performance.

Our ability to deploy new smart micro marts is important for our future business development, and our failure to successfully deploy them could negatively impact our business.

Our ability to deploy new smart micro marts and to operate them successfully has significant impact on the development of our business. We plan to deploy a significant number of new units within the next two years. However, we cannot assure you that we will achieve this expected level of new growth. Successful implementation of this strategy depends upon a number of factors, including our ability to effectively achieve a level of cash flow or obtain necessary financing to support our expansion; find suitable sites for new locations; negotiate and execute leases on acceptable terms; secure and manage the inventory necessary for the launch and operation of our smart micro marts; hire, train and retain skilled team members; promote and market new smart micro marts; and address competitive merchandising, distribution and other challenges encountered in connection with expansion into new geographic areas and markets. If we are ineffective in performing these activities, then our efforts to open and operate new smart micro marts may be unsuccessful or unprofitable, and we may be unable to execute our growth strategy.

Additionally, our proposed expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our existing business less effectively, which in turn could cause deterioration in the financial performance of our business. If we experience a decline in performance, we may slow or discontinue deploying new units, or we may decide to close smart micro marts that we are unable to operate in a profitable manner. If we fail to successfully implement our growth strategy, including by deploying new smart micro marts, our financial condition, results of operations and cash flows may be adversely affected.

Disruptions to, or security breaches involving, information technology systems of us or third parties that we rely on could harm our ability to run our business.

We rely extensively on information technology systems for point of sale processing, supply chain, financial reporting, human resources and various other processes and transactions. Our information technology systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, including breaches of our transaction processing or other systems that could result in the compromise of confidential customer or team member data, catastrophic events, and usage errors by our team members.

Our information technology systems may also fail to perform as we anticipate, and we may encounter difficulties in implementing new systems, adapting these systems to changing technologies or expanding them to meet the future needs and growth of our business. If our systems are improperly implemented, breached, damaged or cease to function properly, we may have to make significant investments to fix or replace them; suffer interruptions in our operations; experience data loss; incur liability to our customers, employees and others; face costly litigation, enforcement actions and penalties; and our reputation with our customers may be harmed.

Various third parties, such as our suppliers and payment processors, also rely heavily on information technology systems, and any failure of these systems could also cause loss of sales, transactional or other data and significant interruptions to our business. Any security breach or other material interruption in the information technology systems we rely on may have a material adverse effect on our business, operating results and financial condition.

A significant part of our business is conducted through WeChat, a third-party social media program and if services of WeChat are limited, restricted, curtailed or degraded in any way or become unavailable to us or our customers for any reason, our business may be materially and adversely affected.

Our smart micro marts and group purchase program work in combination with our WeChat public account and WeChat mini-program to offer convenient business experiences to our customers. We rely on the convenience and ease of use that WeChat provides to us and our customers. For instance, we offer our customers the community group purchase program under which a Lohas distributor coordinates group purchases through social media services such as WeChat by placing orders and advancing payments on our WeChat “Lohas City” mini-program. The operations of our smart micro marts also rely on the services of WeChat. Once customers scan the QR code on the unit using a mobile phone, our WeChat mini-program “Lohas City” is launched on the mobile and lead the customers to complete the purchase process. While currently there is only a small part of our revenues derived from our group purchase program, which is conducted through WeChat platform, we believe revenues generated through WeChat platform will continue to grow as we started our smart micro markets business in October 2018. If services of WeChat are limited, restricted, curtailed or degraded in any way or become unavailable to us or our customers for any reason, the attractiveness of our products could be materially and adversely affected.

In addition, customers often conduct transactions through our WeChat public account or WeChat mini-program through third-party online payment platforms, such as WeChat Pay. In these online payment transactions, secured transmission of confidential information, such as customers’ credit card numbers and expiration dates, personal information and billing addresses, over public networks are essential to maintain consumer confidence. We do not have control over the security measures of our third-party online payment platform service providers. Security breaches of the online third-party payment platforms that we use could expose us to litigation and possible liability for failing to secure confidential user information and could, among other things, damage our reputation. As a result, our customers concerned about the security of their transactions may become reluctant to purchase our products involving third-party online payment platforms.

If we are unable to successfully identify market trends and react to changing consumer preferences in a timely manner, our sales may decrease.

We believe our success depends, in substantial part, on our ability to:

●	anticipate, identify and react to fresh food industry trends and changing consumer preferences and demographics in a timely manner;

●	translate market trends into appropriate, saleable product offerings before our competitors; and

●	develop and maintain supplier and service provider relationships that provide us access to the newest product options on reasonable terms.

Consumer preferences often change rapidly and without warning, moving from one trend to another among many product or retail concepts. Our performance is impacted by trends regarding healthy lifestyles, dietary preferences, convenient options, meal solutions, and ingredient transparency and sustainability, as well as new and evolving methods of engaging with and delivering our products to our customers. Consumer preferences towards fresh food products might shift as a result of, among other things, economic conditions, food safety perceptions, scientific research or findings regarding the benefits or efficacy of such products, national media attention and the cost or sustainability of these products. A change in consumer preferences away from our offerings would have a material adverse effect on our business. Additionally, negative publicity over the safety, efficacy or benefits of any such items may adversely affect demand for our products, and could result in lower customer traffic, sales, results of operations and cash flows.

If we are unable to anticipate and satisfy consumer preferences in the regions where we operate with respect to product offerings and customer engagement options, our sales may decrease, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Competition in our industry is intense, and our failure to compete successfully may adversely affect our revenues and profitability.

We operate in the highly competitive retail food industry. Our competitors include supermarkets, natural food stores, warehouse membership clubs, online retailers and specialty stores. These businesses compete with us for products, customers and locations. We compete on a combination of factors, primarily product selection, quality, convenience, customer engagement, location, price and delivery options. Our success depends on our ability to offer products that appeal to our customers’ preferences, and our failure to offer such products could lead to a decrease in our sales. To the extent that our competitors lower prices, our ability to maintain profit margins and sales levels may be negatively impacted. In addition, some competitors are aggressively expanding their number of stores or their product offerings, increasing the space allocated to perishable, prepared and specialty foods, including fresh foods, and enhancing options of engaging with and delivering their products to customers. Some of these competitors may have been in business longer or may have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. As competition in certain areas or platforms intensifies or competitors open stores or expand delivery options within close proximity to our smart micro marts, our results of operations and cash flows may be negatively impacted through a loss of sales, decrease in market share, reduction in margin from competitive price changes or greater operating costs.

We depend upon third-party manufacturers for the manufacture of our smart micro marts.

We conduct no manufacturing operations and depend on an outside party to manufacture our smart micro marts. Any increase in the manufacturing costs, or our inability to lower our current manufacturing costs, could materially adversely impact our operations and financial condition.

We intend to continue to expand our installed base of smart micro marts. Such expansion may be limited by the manufacturing capacity of our third-party manufacturer. Such third-party manufacturer may not be able to meet our manufacturing needs in a satisfactory and timely manner. Any delays in manufacturing could adversely affect our results of operations. If there is an unanticipated increase in demand for our smart micro marts, or our manufacturing needs are not met in a timely and satisfactory manner, we may be unable to meet demand due to manufacturing limitations.

The loss of key management could negatively affect our business.

We are dependent upon a number of key management and other employees, such as Mr. Yanyue Zhang, our chairman and chief executive officer, Xiaoqin Tan, our chief financial officer and Jiahui Shan, our chief culture officer. If we were to lose the services of a significant number of key employees within a short period of time, this could have a material adverse effect on our operations as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause our stock price to decline.

We are currently delinquent on our statutory obligations to make social insurance and housing provident fund contributions for our employees in China, which may subject us to fines or other penalties by government authorities.

We have not adequately paid social insurance and housing provident fund contributions for our employees. According to the Social Insurance Law of the People’s Republic of China, we may be ordered to pay the outstanding social insurance contributions within a prescribed deadline and liable for a late payment fee equal to 0.05% of the outstanding amount for each day of delay. Further, we may be liable for a fine of one to three times the amount of the outstanding contributions, provided that we still fail to pay the outstanding social insurance contributions within the prescribed deadline. In addition, according to the Regulations on the Administration of Housing Provident Fund, we may be ordered by the Housing Accumulation Fund Management Center to deposit the outstanding funds within a time limit. If we fail to deposit such amounts within the time limit, the Center may petition a people’s court to enforce the payment. As of the date of the prospectus, we are not aware of any action, claim, investigation or penalties being conducted or threatened by any government authorities. However, if we are fined or otherwise penalized by government authorities due to our failure to adequately pay social insurance and housing provident fund contributions for our employees, our financial condition may be negatively impacted.

Our leased property interests may be defective and could result in claims, monetary penalties, increased cost of operation or otherwise harm on our business.

As of the date of the prospectus, we operate our businesses primarily through our leased facilities located at Xiangjiang Financial Center (Industrial Zone), Unit 19, 3rd Street, Xinghai Avenue, Nanshan District, Shenzhen. Lohas Agricultural and Lohas Supply Chain have not filed the respective lease agreements with the relevant governmental agencies. According to applicable PRC laws, the failure to file lease agreements will not affect their binding force between the tenant and the landlord; however, the landlord and the tenant may be subject to administrative fines for such failure to file the leases.

In addition, under the PRC laws, a company shall register its main office as its registered office. Where a company fails to undergo the relevant modification registration in accordance with relevant regulations, the competent regulatory authority may order the company to register within a prescribed time limit, and if the company fails to do so, the authority may impose a fine of not less than RMB10,000 but not more than RMB100,000. Lohas Agricultural and Lohas Supply Chain have not changed their registered offices to reflect the change in their main offices. As of the date of the prospectus, we are not aware of any action, claim or investigation being conducted or threatened by the competent government authorities with respect to our leases. However, if we are fined or otherwise penalized by government authorities due to our failure to register our principal place of business as our registered office address, our business and financial condition may be negatively impacted.

We are involved in legal proceedings that demand us to assume guarantee obligations due to Shenzhen Lohas’s default on a bank loan in the principal amount of RMB22 million (approximately $3.08 million).

Shenzhen Lohas, the majority shareholder of Lohas Agricultural, entered into a loan agreement with Shanghai Pudong Development Bank Co., Shenzhen Branch (“SPDB Bank”) on December 12, 2018, for a loan of RMB22 million (approximately $3.08 million), maturing in twelve months. On the same date, Lohas Agricultural, Lohas Supply Chain, Mr. Yanyue Zhang, Ms. Weijun Huang and Shenzhen City Small and Medium Enterprise Financing Guarantee Co., Ltd. (“SME Guarantee”) entered into guarantee agreements with SPDB Bank to jointly guarantee Shenzhen Lohas’s repayment obligations to SPDB Bank. In addition, on the same date, each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural and Lohas Supply Chain provided a counter-guarantee to SME Guarantee for its guarantee to SPDB Bank on the loan. On March 23, 2020, Ms. Ningning Dong, an employee of our company, provided an additional counter-guarantee to SME Guarantee for its guarantee on the loan. Besides personal counter-guarantees, Mr. Yanyue Zhang and Ms. Weijun Huang also pledged their house property as collateral to SME Guarantee for its guarantee to SPDB Bank on the loan. Further, on March 23, 2020, pursuant to a counter-guarantee agreement, Lohas Supply Chain pledged its accounts receivable for a period of 24 months commencing December 2018 as collateral to SME Guarantee for its guarantee to SPDB Bank on the loan. On March 16, 2020, Mr. Yanyue Zhang and Ms. Weijun Huang each executed a letter of commitment, pledging that they would use their own assets to compensate any contingent losses of Lohas Agricultural and Lohas Supply Chain arising from guarantee obligations in connection with the loan owed to SPDB Bank. This loan has been used by our company in the form of an unsecured, non-interest-bearing loan from Shenzhen Lohas.

On March 16, 2020, SPDB Bank filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang with People’s Court of Futian District, Shenzhen (“Futian Court”), requesting repayment of the loan principal and interest in the amount of RMB16.59 million (approximately $2.31 million). On April 9, 2020, upon SPDB Bank’s application, Futian Court issued a written notice informing the Company that certain bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen on March 24, 2020 and April 3, 2020, respectively, for one year, and the periods have been extended for another year until March 10, 2022 and March 23, 2022, respectively. Accordingly, SPDB reduced the amount it seeks. On November 20, 2020, Futian issued entered a judgment in the lawsuit brought by SPDB Bank ordering that Shenzhen Lohas to SPDB Bank RMB3.35 million (approximately $0.47 million) and interest accruing on RMB3.28 million (approximately $0.46 million) at the rate of 8.4825% per annum from May 22, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang be jointly liable for repaying SPDB Bank. Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang have the right to recover the actual amount of repayment from Shenzhen Lohas after they made the repayment. On December 9, 2020, Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang filed a joint appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the outstanding loan principal of RMB3.28 million (approximately $0.46 million) due to SPDB Bank from 8.4825% to 5.655%. The appeal is still in process and Shenzhen Lohas is currently negotiating with SPDB for an extension or a new repayment schedule, no agreement has been signed and no further ruling has been made by the Shenzhen Intermediate People’s Court on the appeal as of the date of this prospectus.

On March 25, 2020, SME Guarantee paid approximately RMB13.32 million (approximately $1.88 million) to SPDB Bank on behalf of Shenzhen Lohas. On April 2, 2020, SME Guarantee filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang, Ms. Weijun Huang and Ms. Ningning Dong with Futian Court, demanding repayment of the amount it had paid to SPDB Bank on behalf of Shenzhen Lohas, interest and other costs. On December 25, 2020, we received notices that upon SME Guarantee’s application, Futian Court had frozen (i) some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural, which had an aggregate balance of RMB5.01 (approximately $0.71) as of the date of such notice through the date of this prospectus, on April 14, 2020 and April 16, 2020, respectively, for one year, (ii) 25% equity interests of Lohas Agricultural held by Shenzhen Lohas on May 12, 2020 for a period of three years, and (iii) accounts receivable owned by Lohas Supply Chain due from one customer since June 19, 2020 for three years subject to a maximum of RMB2.2 million (approximately $0.31 million), pursuant to the court notices dated May 26, 2020 and June 22, 2020, respectively. On July 22, 2020, Futian Court issued a judgment in the lawsuit brought by SME Guarantee ordering that Shenzhen Lohas repay SME Guarantee RMB13.32 million (approximately $1.88 million) and interest accruing thereon at the rate of 17% per annum from March 26, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang, Ms. Weijun Huang and Ms. Ningning Dong jointly liable for repaying SME Guarantee and SME Guarantee have priority in right of payment from disposing of the collaterals. As of the date of this prospectus, we had filed an appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the repayment amount due to SME Guarantee to the rate equal to the commercial bank loan interest rate over the same period. For more details, see “Business—Legal Proceedings.”

If the collaterals, including our CEO’s house property, are not sufficient to satisfy the amounts owed to SME Guarantee and SPDB Bank, we may be required to assume the guarantee obligations. If we are unable to obtain additional capital on a timely basis and on acceptable terms, the satisfaction of such guarantee obligations would materially adversely affect our liquidity, which may cause us unable to implement our business plans or disrupt our operations.

We have been placed on national list of judgment defaulters after failing to comply with an effective judgment in the principal amount of RMB 104,960 (approximately $15,459).

In 2020, Guangzhou Aoxue Refrigeration Equipment Engineering Co., Ltd., or Guangzhou Aoxue, filed for an arbitration against Lohas Agricultural with Shenzhen Court of International Arbitration, demanding repayment of outstanding project fees and compensation for breach of contract. In addition, Lohas Agricultural received a notice that upon Guangzhou Aoxue’s application, People’s Court of Futian District, Shenzhen had frozen a bank account of Lohas Agricultural since July 22, 2020 for one year. Shenzhen Court of International Arbitration entered into a judgment in the arbitration brought by Guangzhou Aoxue ordering Lohas Agricultural to repay Guangzhou Aoxue outstanding project fees in amount of RMB 104,960 (approximately $15,459) and compensation for breach of contract, and repay Guangzhou Aoxue the preservation fees, guarantee fees and arbitration fees in amount of RMB 17,783 (approximately $2,619). In December 2020, Shenzhen Intermediate People’s Court issued a notice to Lohas Agricultural ordering Lohas Agricultural to comply with the judgment made by Shenzhen Court of International Arbitration. As of the date of this prospectus, Lohas Agricultural has not complied with the judgment and has been placed on national list of defaulters.

The PRC people’s courts at all levels would notify relevant government departments, financial regulatory agencies, financial institutions, public institutions and industry associations that undertake administrative functions of the list of judgment defaulters, and the above institutions would impose credit punishments where the judgement defaulters take part in, among others, government procurement, project bidding, administrative approval, government support, financing credit, market access, and qualification recognition. The credit reporting agencies would also be notified of the national list of judgement defaulters and they may take records in their credit investigation system. In addition, the defaulter, its legal representative, principals, persons directly responsible for default and actual controlling persons will be subject to various consumption restrictions. Being placed on national list of judgment defaulters may have an adverse effect on our ability to secure financing and may harm our reputation, operations, financial condition and prospects significantly.

We have defaulted on substantial amounts of indebtedness outstanding and if we are unable to negotiate a repayment plan with the lender, our business may be harmed.

On November 20, 2018 and January 25, 2019, Lohas Supply Chain and Haier Factoring executed two factoring agreements, pursuant to which Lohas Supply Chain received a loan in an aggregate amount of RMB47.22 million (approximately $6.61 million) by factoring the receivables due from customers of RMB59.04 million (approximately $8.26 million). Such borrowings were provided to us to meet our working capital requirements. From October 1, 2019 to the date of this prospectus, Lohas Supply Chain repaid Haier Factoring matured borrowings of RMB6.42 million (approximately $0.94 million) in total. Lohas Supply Chain then entered into a series of new agreements to renew the residual debt of RMB41.50 million (approximately $5.81 million) due to Haier Factoring and provided accounts receivable of RMB77.16 million (approximately $10.89 million) as pledge. As of the date of this prospectus, the principal of RMB40.80 million (approximately $5.99 million) borrowed from Haier Factoring were in default. On December 8, 2020, we pledged to Haier Factoring accounts receivable through December 2022 to guarantee the repayment of such borrowings from Haier Factoring. The Company is currently negotiating with Haier Factoring to reach an agreement of repayment schedule, and no such agreement has been signed as of the date of this prospectus. The borrowings from Haier Factoring were guaranteed by Shenzhen Lohas, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang.

The spread of COVID-19 has had a significant negative impact on the fresh produce import industry and our business has experienced a severe decrease in revenue, resulting in an adverse impact on cash flows. We cannot guarantee that a repayment schedule with Haier Factoring will be reached. If we are unsuccessful in negotiating a repayment schedule, Haier Factoring may elect to accelerate all principal and interest payments that remain outstanding and bring lawsuits against us. Such acceleration of payments or lawsuits would have a material adverse effect on our financial condition, results of operations, cash flows and our ability to continue to operate and could significantly limit our financing alternatives and cause us to dispose of assets.

We are subject to a debt default and guarantee obligations which may materially adversely affect our liquidity and financial condition.

As of the date of this prospectus, we are subject to three major debt agreements as either a borrower or a guarantor, including (i) a factoring agreement with Haier Factoring as the borrower; (ii) a loan agreement with SPDB Bank as the guarantor; and (iii) a credit facility agreement with WeBank as the borrower. See “Risk Factors—Risks Related to Our Business and Industry—We are involved in legal proceedings that demand us to assume guarantee obligations due to Shenzhen Lohas’s default on a bank loan in the principal amount of RMB22 million (approximately $3.08 million)” and “Risk Factors—Risks Related to Our Business and Industry—We have defaulted on substantial amounts of indebtedness outstanding and if we are unable to negotiate a repayment plan with the lender, our business may be harmed.”

As of the date of this prospectus, we were in default on the principal of RMB40.80 million (approximately $5.99 million) borrowed from Haier Factoring. We are currently negotiating with Haier Factoring to reach an agreement on a repayment schedule and expect to sign the repayment schedule soon. Shenzhen Lohas, Mr. Yanyue Zhang and Ms. Weijun Huang guaranteed the foregoing borrowings from Haier Factoring, and additionally, we pledged accounts receivable amounting to RMB77.16 million (approximately $10.89 million) to secure such borrowings. On December 8, 2020, we pledged to Haier Factoring accounts receivable through December 2022 to guarantee the repayment of such borrowings from Haier Factoring. The Company is currently negotiating with Haier Factoring to reach an agreement of repayment schedule, and no such agreement has been signed as of the date of this prospectus. Should Shenzhen Lohas, Mr. Yanyue Zhang or Ms. Weijun Huang assume guarantee obligations for our borrowings from Haier Factoring, each of them would be entitled to recover from us the amounts they have paid to Haier Factoring on our behalf. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

As of the date of this prospectus, Shenzhen Lohas was in default on its loan borrowed from SPDB Bank in the principal of RMB22 million (approximately $3.08 million). The Company, SME Guarantee, Mr. Yanyue Zhang, and Ms. Weijun Huang guaranteed this loan to SPDB Bank. On March 25, 2020, SME Guarantee paid approximately RMB13.32 million (approximately $1.88 million) to SPDB Bank on behalf of Shenzhen Lohas. The Company, Mr. Yanyue Zhang, Ms. Weijun Huang and Ms. Ningning Dong have provided counter-guarantees to SME Guarantee. In addition, Mr. Yanyue Zhang and Ms. Weijun Huang have pledged their house property as collateral to SME Guarantee and we have pledged our accounts receivable for a period of 24 months commencing December 2018 as collateral to SME Guarantee. In the opinion of management, it is not probable that we would incur losses in relation to this loan as Mr. Yanyue Zhang and Ms. Weijun Huang have provided counter-guarantees to SME Guarantee. To the extent we are required to pay to SPDB Bank or SME Guarantee as guarantor in favor of Shenzhen Lohas, we would be entitled to recover such amounts we have paid from Shenzhen Lohas. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

As of the date of this prospectus, the total outstanding principal due to WeBank from us was RMB2.82 million (approximately $0.41 million). On November 13, 2019, we entered into a non-revolving loan facility of maximum credit limit of RMB3 million (approximately $0.42 million) with WeBank (the “WeBank Loan”), an internet bank in the PRC, with annual interest rates of 9.45%~10.08%. The WeBank Loan was guaranteed by Mr. Yanyue Zhang. As of March 31, 2021, RMB0.80 million of the borrowings (approximately $0.12million  ) have been defaulted. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our liquidity, cash flows and financial condition have been materially adversely affected by the COVID-19 pandemic. Our liquidity may be further impacted by additional factors, including the strength of our brands, impacts of seasonality and weather conditions, our ability to respond to changes in consumer preferences and tastes, the timing of capital expenditures, our ability to collect our trade accounts receivable in a timely manner and effectively manage our inventories, and our ability to respond to economic, political and legislative developments. Furthermore, we may require additional cash resources due to changes in business conditions or strategic initiatives, or other future developments, although we do not have any present commitments with respect to any such investments or acquisitions. Although we have broad discretion over the use of proceeds received from this offering, our management has decided not to use the proceeds to repay any of our outstanding indebtedness. If our existing sources of liquidity are insufficient to satisfy our working capital requirements, we may seek new or modified borrowing arrangements, or sell debt or equity securities. The incurrence of additional indebtedness would result in additional debt service obligations, as well as operating and financial covenants that would restrict our operations and further encumber our assets. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

 We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Default in payment by one or more customers that have large account receivable balances could adversely impact our results of operations and financial condition.

A significant portion of our working capital consists of accounts receivable from customers. As of September 30, 2019 and 2020, we had an aggregate amount of $22.25 million and $19.58 million, respectively, in accounts receivable, net of allowance for doubtful accounts. We have been reviewing our policies that govern credit and collections and will continue to monitor them in light of current payment status and economic conditions. In addition, we may reduce the credit exposures of our accounts receivable by credit limits for some customers. However, there can be no assurance that our efforts to identify potential credit risks will be successful. Our inability to timely identify high-risk customers could result in defaults at a time when such customers have large accounts receivable balances with us. These defaults would result in significant charges against our earnings and adversely affect our results of operations and financial condition.

We may be unable to adequately protect our intellectual property rights, which could harm our business.

We rely on a combination of trademark, software copyright and domain name law and internal procedures and nondisclosure agreements to protect our intellectual property. In particular, we believe our trademark , our software copyright, and our domain names, including http://www.lohas.com, http://www.lohas.sh/en, http://www.lohas100.com, and http://www.lohas1000.com, are valuable assets. However, there can be no assurance that our intellectual property rights will be sufficient to distinguish our products from those of our competitors and to provide us with a competitive advantage. From time to time, third parties may use names and logos similar to ours, may apply to register trademarks or domain names similar to ours, and may infringe or otherwise violate our intellectual property rights. There can be no assurance that our intellectual property rights can be successfully asserted against such third parties or will not be invalidated, circumvented or challenged. Asserting or defending our intellectual property rights could be time consuming and costly and could distract management’s attention and resources. If we are unable to prevent our competitors from using names, logos and domain names similar to ours, consumer confusion could result, the perception of our brand and products could be negatively affected, and our sales and profitability could suffer as a result.

We may be subject to intellectual property infringement claims or other allegations by third parties, which may materially and adversely affect our business, financial condition and prospects.

Some of the important trademarks that we are using, including , are owned by Shenzhen Lohas, a 99.333334% shareholder of Lohas Agricultural. Lohas Agricultural has entered into a trademark licensing agreement with Shenzhen Lohas on August 17, 2019, obtaining an exclusive license to use these trademarks during their respective valid periods. We are required to use these trademarks within their scope of services authorized by the Chinese trademark authorities. However, our use of some of these trademarks may be considered as beyond the authorized scope of use and as a result, we could be deemed as breaching the trademark licensing agreement by Shenzhen Lohas or even subject to claims that our activities or the products we sell infringe, misappropriate or otherwise violate the intellectual property rights of other parties. Also, we cannot assure you that the software we own and use in our daily operations does not and will not infringe intellectual property rights of any third party. Any of the above infringement claims can be time consuming and costly to defend and may distract management’s attention and resources, even if the claims are without merit. Such claims may also require us to enter into costly settlement or license agreements (which could, for example, prevent us from using our trademarks in certain geographies or in connection with certain products), pay costly damage awards, and face a temporary or permanent injunction prohibiting us from marketing or providing the affected products, any of which could have an adverse effect on our business.

Our international operations subject us to additional business risks that may have a material adverse effect on our business, operating results and financial condition.

We conduct a substantial amount of business with suppliers who are located in a total of 16 countries, such as Thailand, Australia and Chile. For additional information about our foreign sourced food products, see “Business” below. Although these suppliers are geographically dispersed, which partially mitigates the risks associated with operating in particular countries, we are subject to the usual risks and potential costs associated with international operations, which are often beyond our control. Among others, these risks and costs include:

●	local economic and political conditions, including disruptions in supply, labor, transportation (the transport of consumer goods), trading and capital markets, as a result of terrorist attacks, natural disasters or otherwise;

●	restrictive governmental actions, such as restrictions on transfers of funds and trade protection measures, including import/export duties and quotas and customs duties and tariffs;

●	foreign currency fluctuations which may significantly increase our procurement costs; and

●	changes in legal or regulatory requirements affecting international trade, foreign investment, loans, taxes (including value-added taxes), imports, and exports.

These factors may have a material adverse effect on our ability to increase or maintain our supply of products, our financial condition or the results of our operations.

The forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this prospectus may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

In connection with the audits of our consolidated financial statements as of and for the years ended September 30, 2019 and 2020, we and our independent registered public accounting firm identified certain material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. We have not engaged any internal control adviser with the necessary expertise to perform an internal control audit pursuant to SOX 404 in anticipation of this offering. In connection with the auditing of our consolidated financial statements as of and for the years ended September 30, 2019 and 2020, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting:

●	our lack of accounting personnel with appropriate knowledge of U.S. GAAP and the SEC reporting and comprehensive accounting policies and procedures manual in accordance with U.S. GAAP;

●	our lack of the key monitoring mechanisms such as internal control department to oversee and monitor our risk management, business strategies and financial reporting procedures; and

●	we do not have adequately designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements.

As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

We plan to take the following steps and measures to remediate the material weaknesses identified:

●	We are in the process of establishing an audit committee, to be chaired by Mr. Y. Tristan Kuo, who has extensive experience in accounting and finance. The audit committee will be established upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

●	We plan to establish an internal control department to oversee and monitor our risk management, business strategies and financial reporting procedures. We will design our management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements.

●	We intend to strengthen our financial team by employing more qualified accountants to enhance the quality of our financial reporting function. We appointed Ms. Xiaoqin Tan as our Chief Financial Officer in August 2019. Holding degrees in accounting, Ms. Tan has over 10 years of experience in international finance, equity investment, corporate governance and operations.

●	We have decided to continue the engagement with our external financial consultant with U.S. GAAP experience to help our management in financial reporting processes.

However, the implementation of these measures may not fully address these weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these weakness and deficiencies or our failure to discover and address any other weakness and deficiencies could result in our inability to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our shares.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

The PRC government regulates value-added telecommunication business through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in value-added telecommunication business. Specifically, foreign investors are not allowed to own more than 50% equity interest in any PRC company engaging in providing value-added telecommunication business (excluding e-commerce business, domestic multi-party communications services, store and forward services and call center services) under the Special Management Measures (Negative List) for the Access of Foreign Investment (the “Negative List”) (2020 Edition), which was promulgated on June 23, 2020 and implemented on July 23, 2020, and such major foreign investor in a Foreign-Invested Telecommunications Enterprise must have experience in providing value-added telecommunications services, or VATS, and maintain a good track record in accordance with the Administrative Provisions on Foreign-Invested Telecommunications Enterprises (revised in 2016), and other applicable laws and regulations.

Because we are an exempted company incorporated with limited liability in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly-owned PRC subsidiary, Lohas WFOE, is a foreign-invested enterprise. Accordingly, Lohas WFOE is not eligible to operate a value-added telecommunication business (excluding e-commerce business, domestic multi-party communications services, store and forward services and call center services) on its own which foreign-owned companies are restricted from conducting in China. We therefore conduct our business in China through our consolidated VIE, Lohas Agricultural, and its subsidiaries. Lohas WFOE has entered into a series of contractual arrangements with Lohas Agricultural and its shareholders, which enables us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIE and hence consolidate their financial results into our consolidated financial statements under U.S. GAAP. For a description of these contractual arrangements, see “Corporate History and Structure—Our Corporate Structure.”

As there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Foreign Investment Law of the PRC and the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the relevant regulatory measures, there can be no assurance that the PRC government authorities would ultimately agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

If our corporate structure and contractual arrangements are deemed by the Ministry of Commerce or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of Lohas Agricultural and may have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including, without limitation:

●	revoking our business and operating licenses;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	shutting down our services;

●	discontinuing or restricting our operations in China;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offerings to finance Lohas Agricultural’s business and operations; and

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “Risks Related to Our Corporate Structure—Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law of PRC.” Occurrence of any of these events could materially and adversely affect our business and financial condition and results of operations. In addition, if the imposition of any of these penalties or requirements to restructure our corporate structure causes us to lose the right to direct the activities of Lohas Agricultural or our right to receive its economic benefits, we would no longer be able to consolidate the financial results of Lohas Agricultural and its subsidiaries in our consolidated financial statements. If our corporate structure and contractual arrangements are deemed to be illegal by relevant regulators, our business and results of operations would be materially and adversely affected, and the price of our shares may decline. See “Corporate History and Structure—Our Corporate Structure.”

Our contractual arrangements with our consolidated VIE may result in adverse tax consequences to us.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with Lohas Agricultural were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of Lohas Agricultural without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to Lohas Agricultural for underpaid taxes; or (ii) limiting the ability of Lohas Agricultural to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our consolidated VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and may have potential conflicts of interests with us, which may have a material adverse effect on our business and financial condition.

We rely on contractual arrangements with Lohas Agricultural and its shareholders to operate our business. For a description of these contractual arrangements, see “Corporate History and Structure—Our Corporate Structure.” All of our revenue is attributed to Lohas Agricultural. These contractual arrangements may not be as effective as direct ownership in providing us with control over Lohas Agricultural. If Lohas Agricultural or its shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by Lohas Agricultural is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of the record holders of equity interest in Lohas Agricultural, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over Lohas Agricultural, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

In connection with our operations in China, we rely on the shareholders of Lohas Agricultural to fulfill the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as shareholders of Lohas Agricultural may differ from the interests of our company as a whole, as what is in the best interests of Lohas Agricultural, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals or entities will act in the best interests of our company or that those conflicts of interest will be resolved in our favor. In addition, these individuals and entities may breach or cause Lohas Agricultural and its subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements that address potential conflicts of interest shareholders of Lohas Agricultural may encounter due to their dual roles as shareholders of Lohas Agricultural and as beneficial owners of our company. However, we could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in Lohas Agricultural to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of Lohas Agricultural as provided under the powers of attorney, directly appoint new executive director of Lohas Agricultural. We rely on the shareholders of Lohas Agricultural to comply with PRC laws and regulations, which protect contracts, and to provide that executive director and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and with the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of Lohas Agricultural, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law of PRC and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the Standing Committee of the National People’s Congress passed the Foreign Investment Law of PRC, which took effect on January 1, 2020. The Law of the People’s Republic of China on China-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, and the Law of the People’s Republic of China on China-Foreign Contractual Joint Ventures and their implementation rules and ancillary regulations were replaced at the same time. On December 26, 2019, the Regulation on the Implementation of the Foreign Investment Law of the PRC, was issued by the State Council and came into force on January 1, 2020. The Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted directly or indirectly by foreign investors in the following manners: (i) a foreign investor, individually or collectively with other investors establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests and establishes new projects within China; and (iv) a foreign investor invests through other approaches as stipulated by laws, administrative regulations, or otherwise regulated by the State Council. Since the Foreign Investment Law is relatively new, uncertainties exist in relation to its interpretation and implementation. On December 26, 2019, the State Council promulgated the Regulation on the Implementation of the Foreign Investment Law of the PRC, which came into effect on January 1, 2020. However, the Regulation on the Implementation of the Foreign Investment Law of the PRC still remains silent on whether contractual arrangements should be deemed as a form of foreign investment. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future. The Foreign Investment Law of PRC makes no mention of VIE structures, which means it does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. Accordingly, the Foreign Investment Law of PRC sets aside issues that still remain controversial but are relatively less urgent, such as the legality of the VIE structure and leaves those less urgent issues to legislative authorization. This means that VIE structures may in the future still be regarded as “foreign investment” under separate laws, administrative regulations formulated by the State Council, and regulatory documents according to the catch-all provision “foreign investments in other forms as provided by law, administrative regulations, or by the State Council” found in paragraph 2, Article 2 of the Foreign Investment Law of PRC.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list.” The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. On June 23, 2020, the Ministry of Commerce and the National Development and Reform Commission of China (the “NDRC”) jointly issued the latest version of Special Administrative Measures (Negative List) for Access of Foreign Investment (the “Negative List”) (2020 Edition). See “Regulations—Regulations relating to Foreign Investment.” Currently, our business related to the value-added telecommunication business (excluding e-commerce business, domestic multi-party communications services, store and forward services and call center services) falls within the Negative List. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is “restricted” or “prohibited” from foreign investment under the “negative list” promulgated or amended in the future, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to address any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

Any failure by our consolidated VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If Lohas Agricultural or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if the shareholders of Lohas Agricultural were to refuse to transfer their equity interest to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, we may have to take legal actions to compel them to perform their contractual obligations.

Lohas Agricultural and its subsidiaries conduct our business. In the event we are unable to enforce our contractual arrangements, we may not be able to exert effective control over Lohas Agricultural, and our ability to conduct our business may be negatively affected.

The shareholders of our consolidated VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Lohas Agricultural are held, directly and indirectly, by numerous shareholders, including Mr. Yanyue Zhang, our Chairman and Chief Executive Officer. These shareholders may have potential conflicts of interest with us. These shareholders may breach, or cause Lohas Agricultural to breach, the existing contractual arrangements, which would have a material adverse effect on our ability to effectively control Lohas Agricultural and receive economic benefits from it. For example, these shareholders may be able to cause our agreements with Lohas Agricultural to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreements with these shareholders to request them to transfer all of their equity interests in Lohas Agricultural to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by Lohas Agricultural and Lohas Supply Chain that are material to the operation of certain portion of our business if Lohas Agricultural or Lohas Supply Chain goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with Lohas Agricultural, Lohas Agricultural and Lohas Supply Chain hold certain assets and licenses that are material to the operation of certain portion of our business, including intellectual property and premise. If Lohas Agricultural or Lohas Supply Chain goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, Lohas Agricultural and Lohas Supply Chain may not, in any manner, sell, transfer, mortgage or dispose of its assets or legal or beneficial interests in the business without our prior consent. However, in the event that the shareholders of Lohas Agricultural breach this obligation and voluntarily liquidate Lohas Agricultural or Lohas Supply Chain, or Lohas Agricultural or Lohas Supply Chain declares bankruptcy, or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our operations, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, if Lohas Agricultural or Lohas Supply Chain undergoes a voluntary or involuntary liquidation proceeding, shareholders of Lohas Agricultural or unrelated third-party creditors may claim rights to some or all of its assets, hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If the chops of our PRC subsidiary, our VIE and its subsidiary, are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary, our VIE and its subsidiary are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safe, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. If any of our authorized personnel obtains, misuses or misappropriates our chops for whatever reason, we could experience disruptions in our operations. We may also have to take corporate or legal action, which could require significant time and resources to resolve while distracting management from our operations. Any of the foregoing could adversely affect our business and results of operations.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government and social condition may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of operations are conducted in the PRC and all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments and social condition in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and to guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially all of our business operations are conducted in the PRC and are governed by PRC laws, rules and regulations. Lohas WFOE, Lohas Agricultural and their subsidiaries are also subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations, especially those relating to the internet, are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative authorities and courts have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by our shareholders in protecting their interests.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

The Notice of the State Council on Further Strengthening the Administration of Share Issues and Listings Overseas, or the 97 Circular, was promulgated by the State Council on June 20, 1997, which regulates that an unlisted Chinese investment company or a listed company with Chinese investment holdings which is registered overseas shall not apply to issue shares and list a company overseas which involve domestic assets owned for less than three (3) years. If there are special circumstances, the application must be submitted to the China Securities Supervision and Management Committee for examination and verification and then presented to the Securities Committee of the State Council for examination and approval. At the conclusion of these market listing activities, the unit which holds the domestic shareholders’ rights must notify the China Securities Supervision and Management Committee of the details of the case for the record. Based on our corporate structure, our onshore assets which are controlled via VIE agreements by the offshore assets have not been controlled by the same offshore assets over three years. As a result, the approval of the China Securities Regulatory Commission is required in connection with this offering under PRC regulation. As of the date of this prospectus, we have neither applied to the China Securities Supervision and Management Committee for examination and verification nor presented to the Securities Committee of the State Council for examination and approval. Any party which violates the above provisions could be punished for the unauthorized issue of share certificates. The relevant department could impose an administrative penalty under the direction of the responsible department in charge. The higher-level department in charge of the unit involved may also punish the persons in charge of the unit and the persons directly responsible. Penalties will take the form of dismissal from a work post through to expulsion. A case which constitutes a crime will be transferred to a judicial organ which will pursue criminal liability in accordance with the law. In addition, the China Securities Supervision and Management Committee will impose penalties on the units involved and relevant intermediary organizations and liable persons in accordance with the Provisional Regulations on the Administration of the Issuing and Trading of Stocks and other relevant regulations.

In the M&A rules, there are some additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise in some instances such as involving key industries, that will or may affect the security of the national economy, or results in the transfer of actual control rights of a well-known trademark or established Chinese trade name owned by a domestic enterprise, or that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other companies operating in our industry. Compliance with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Business—Regulation—Regulations Relating to Overseas Listing.”

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict, delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and VIE, or to make additional capital contributions to our PRC subsidiary.

In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to Lohas WFOE, which is treated as a foreign-invested enterprise under PRC laws, through loans or capital contributions. However, loans by us to Lohas WFOE to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange and capital contributions to Lohas WFOE are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the State Administration of Foreign Exchange will permit such capital to be used for equity investments in the PRC in actual practice. The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to Lohas WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to Lohas Agricultural and its subsidiaries, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of Lohas Agricultural and its subsidiaries by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by Lohas Agricultural and its subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to Lohas WFOE or Lohas Agricultural or future capital contributions by us to Lohas WFOE. As a result, uncertainties exist as to our ability to provide prompt financial support to Lohas WFOE or to Lohas Agricultural and its subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any failure to comply with PRC regulations regarding employee share incentive plans that we intend to adopt after this offering may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their positions as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to the State Administration of Foreign Exchange or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who may be granted options may follow Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of this offering, we and our directors, executive officers and other employees who are PRC residents and who have may be granted options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by the State Administration of Foreign Exchange in February 2012, according to which, employees, directors, supervisors and other management members who are PRC residents participating in any stock incentive plan of an overseas publicly listed company are required to register with the State Administration of Foreign Exchange through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We currently do not have employee share incentive plans and intend to adopt one after the completion of our initial public offering. We will make efforts to comply with these requirements if and when an employee share incentive plan is adopted in the future. However, there can be no assurance that they can successfully register with the State Administration of Foreign Exchange in full compliance with the rules. Failure to complete the registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our share incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

We rely to a significant extent on dividends and other distributions on equity paid by our consolidated VIE to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by Lohas Agricultural and its subsidiaries, and on remittances from Lohas WFOE, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund intercompany loans, service any debt we may incur outside of China, and pay our expenses. When Lohas WFOE, Lohas Agricultural or their subsidiaries incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to Lohas WFOE, Lohas Agricultural and their subsidiaries permit payments of dividends only from part of their retained earnings, if any, determined in accordance with applicable PRC accounting standards and regulations.

Under PRC laws, rules and regulations, Lohas WFOE, Lohas Agricultural and their subsidiaries are required to set aside at least 10% of their net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of their registered capital. These reserves, together with the registered capital, are not included in the retained earnings distributable as cash dividends. Furthermore, under PRC law, they cannot distribute any profits until all of their losses from prior fiscal years have been offset. In accordance with the articles of association of these entities, profit distributions also need to be approved by their executive directors and shareholders before any distribution plan becomes effective. As a result, these entities are restricted in their ability to transfer a portion of their net assets to their shareholder as dividends. In addition, registered share capital and statutory reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held.

Limitations on the ability of Lohas WFOE to make remittance, and on the ability of Lohas Agricultural and its subsidiaries to pay dividends, could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

Discontinuation of any preferential tax treatment or any of the government subsidies currently available to us and accordingly the increase in the enterprise income tax or surcharges in the PRC could result in a decrease in our profits and materially and adversely affect our results of operations.

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018. Generally, Lohas WFOE, Lohas Agricultural and their subsidiaries, which are considered PRC resident enterprises under the Enterprise Income Tax Law and are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25% while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. Lohas Agricultural was qualified as a “Software Enterprise” by Shenzhen State Tax Bureau, and therefore is entitled to a two-year exemption from the Enterprise Income Tax (“EIT”) commencing from its first profitable year and a 50% deduction of 25% EIT rate for the succeeding three years, with approval by the tax authorities. As confirmed by Lohas Agricultural, it was exempted from EIT from 2014 to 2015 and enjoyed the preferential income tax rate of 12.5% from 2016 to 2018. According to the Measures for the Handling of Matters concerning Preferential Enterprise Income Tax Policies (the “Announcement No. 23”) revised on April 25, 2018 by the State Taxation Administration, tax authorities conduct follow-up tax audits at any appropriate time after the enterprises receive the preferential tax treatment. We cannot assure you that Lohas Agricultural will be able to continue to receive such preferential tax treatment. If Lohas Agricultural fails to prove its eligibility for the preferential tax treatment due to its failure to provide materials retained for future reference as required by the tax authority or the existence of inconsistencies between the materials retained for future reference and its actual production or operation, financial accounting, relevant technology fields, among others, or the existence of committing fraud, Lohas Agricultural could be required to repay the income tax for the previous years at the applicable non-preferential tax rate and subject to other penalties in accordance with relevant tax laws.

In addition, an encouraged industrial enterprise located in Hengqin New District, Pingtan Comprehensive Experimental Zone or Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone is entitled to a reduced 15% tax rate from January 1, 2019 to December 31, 2021 according to finance and taxation [2014] No. 26 issued by the Ministry of Finance and the State Administration of Taxation. As confirmed by Lohas Supply Chain, it has enjoyed such preferential tax rate since 2015. On October 21, 2019, Shenzhen Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone Administration issued a notice confirming that the business of Lohas Supply Chain satisfies relevant modern logistic industry requirements under The Catalogue of the Preferential Enterprise Income Tax for Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone. However, according to the Announcement No. 23, tax authorities conduct follow-up tax audits at any appropriate time after the enterprises receive the preferential tax treatment. We cannot assure you that Lohas Supply Chain will be able to continue to receive such preferential tax treatment. If it is determined that Lohas Supply Chain is not entitled to receive the aforesaid preferential tax treatment, we could be required to repay the income tax for the previous years at the applicable non-preferential tax rate and subject to additional penalties in accordance with relevant tax laws. As a result, our financial condition and results of operations could be materially and adversely affected.

Lohas Agricultural and Lohas Supply Chain have also received various financial subsidies from PRC local government authorities. The financial subsidies result from discretionary incentives and policies adopted by PRC local government authorities. Local governments may decide to change or discontinue such financial subsidies at any time. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. In addition, the SAT issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions in January 2014 to provide more guidance on the implementation of Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a “resident enterprise,” any dividend, profit and other equity investment gains from other resident enterprises within China in previous years (on or after January 1, 2008) shall be taxed in accordance with the enterprise income tax law and its implementing rules. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10.0%. Pursuant to the Arrangement between the Mainland of the PRC and Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, which came into effect on December 8, 2006, and four conventions implemented as of June 11, 2008, December 20, 2010, December 29, 2015 and December 6, 2019, such rate may be reduced to 5.0% if a Hong Kong resident enterprise owns more than 25.0% of the equity interest in the PRC company. Lohas WFOE is wholly owned by Lohas HK. Accordingly, Lohas HK may qualify for a 5.0% tax rate in respect of distributions from Lohas WFOE. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, enterprises or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. And based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties, issued on February 3, 2018 and effective on April 1, 2018, that the business activities conducted by the applicant do not constitute substantive business activities is one of the factors which are not conducive to the determination of an applicant’s status as a “beneficial owner.”

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to State Administration of Taxation Circular 60 which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. In October 2019, the State Administration of Taxation (SAT) issued the Announcement of the SAT on Issuing the Measures for the Administration of Non-resident Taxpayers’ Enjoyment of Treaty Benefits (SAT Public Notice No.35), which took effect on January 1, 2020, while SAT Circular 60 was abolished at the same time. SAT Public Notice No.35 stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from Lohas WFOE.

We and our existing shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

In October 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises and any gains from the transfer of such asset by a direct holder, who is a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In the case of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred and may consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding agent shall declare and pay the withheld tax to the competent tax authority in the place where such withholding agent is located within 7 days from the date of occurrence of the withholding obligation, while the transferor is required to declare and pay such tax to the competent tax authority within the statutory time limit according to Bulletin 7. Late payment of applicable tax will subject the transferor to default interest. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of Bulletin 37 or previous rules under Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxes if our company is transferor in such transactions, and it may be subject to withholding obligations if our company is transferee in such transactions, under Bulletin 37 and Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, Lohas WFOE may be requested to assist in the filing under Bulletin 37 and Bulletin 7. As a result, we may be required to expend valuable resources to comply with Bulletin 37 and Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We are subject to restrictions on currency exchange.

All of our net income is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from Lohas WFOE, Lohas Agricultural or their subsidiaries. Under our current corporate structure, our Company in the Cayman Islands relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, Lohas WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the prior approval of the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. Since a significant amount of our future net income and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our shares, and may limit our ability to obtain foreign currency through debt or equity financing for Lohas WFOE, Lohas Agricultural and their subsidiaries.

We are subject to the risk of a severe or prolonged downturn in the Chinese or global economy, which may materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 as the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the recent escalation of trade war between the United States and China accompanied by the slowdown of China’s economic growth since 2012, both of which may continue. International trade disputes could also result in various forms of protectionist trade legislation and other protectionist measures that could limit our ability to operate business internationally. Significant uncertainty also exists regarding the timing of UK’s anticipated withdrawal from the EU and the effects such withdrawal may have on world economy, as well as uncertainty regarding the likelihood and timing of policy changes by the Trump Administration in the U.S. and the subsequent impact on world economy. If present Chinese and global economic uncertainties persist, we may have difficulty in obtaining funding from investors. Adverse economic conditions could also reduce the number of consumers seeking our products. Should any of these situations occur, our revenue will decline, and our business and financial condition will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Between June 2010 and August 2015, the Renminbi appreciated slowly against the U.S. dollar, though there were periods when the U.S. dollar appreciated against the RMB. On August 11, 2015, the People’s Bank of China allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi had depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. The Renminbi in 2018 depreciated approximately by 5% against the U.S. dollar. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the Renminbi’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

All of our revenue and substantially all of our costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by Lohas WFOE for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the United States.

Although we are incorporated in the Cayman Islands, we conduct most of our operations in China. A majority of our offices and directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on our company or such directors in your election of the directors and attend shareholders meetings if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

Legislation enacted in the Cayman Islands and the British Virgin Islands as to economic substance may affect our corporate structure and cause us to incur additional compliance costs.

The Cayman Islands and British Virgin Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity.

With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 and issued related Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as our company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test.

Pursuant to the Economic Substance (Companies and Limited Partnerships) Act, 2018 of the British Virgin Islands that came into force on January 1, 2019, if Lohas BVI is carrying on a “relevant activity”, then it will be required to establish economic substance in the British Virgin Islands unless it is tax resident in another jurisdiction (other than a “blacklisted” jurisdiction, which does not include China).

Although it is presently anticipated that these laws will have little material impact on our company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on our company.

Risks Related to this Offering and the Market for Our Class A Ordinary Shares Generally

An active trading market for our Class A ordinary shares may not develop after this offering and you may not be able to resell your ordinary shares at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our shares. We have submitted the application to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “LOHA.” However, there is no guarantee that we will be successful in listing our Class A ordinary Shares.

Even if our Class A ordinary shares are approved for listing on the Nasdaq Capital Market, a liquid public market for our Class A ordinary shares may not develop. The initial public offering price for our Class A ordinary shares has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the Class A ordinary shares are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your hares regardless of our operating performance or prospects.

The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to you.

The trading prices of our Class A ordinary shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011 and in 2015, which may have a material and adverse effect on the trading price of our shares.

In addition to the above factors, the price and trading volume of our Class A ordinary shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	announcements of studies and reports relating to the quality of our products or those of our competitors;

●	changes in the economic performance or market valuations of similar companies;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	conditions in the market for our products;

●	announcements by us or our competitors of new product offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions to or departures of our senior management;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Class A ordinary shares; and

●	sales or perceived potential sales of additional shares.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for your shares than the amount paid by our existing shareholders for their Class A ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your Class A ordinary shares. We expect the dilution as a result of the offering to be $7.47 per share to new investors purchasing our Class A ordinary shares in this offering (assuming no exercise of the underwriters’ option to purchase additional shares), assuming an initial public offering price of $9.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus. In addition, you will experience further dilution to the extent that our Class A ordinary shares are issued upon the vesting of restrictive shares or exercise of options under any share incentive plans that we may adopt. All of the Class A ordinary shares issuable under our then share incentive plans will be issued at a purchase price on a per share basis that is less than the assumed public offering price per share in this offering. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of your Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased your shares. You may not realize a return on your investment, and you may even lose your entire investment.

If the ownership of our ordinary shares continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Upon completion of this offering, Lohas World (Group) Co., Limited, or Lohas World, a company indirectly controlled by Mr. Yanyue Zhang, will own approximately 92.82% of our outstanding voting shares (or approximately 92.31% if the underwriters exercise its option to purchase additional shares in full). As a result, it owns shares sufficient for majority votes over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations, and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our amended and restated memorandum and articles of association; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders. The interests of Lohas World may not always coincide with our interests or the interests of our other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of our company. Also, Lohas World may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders, including investors in this offering. As a result, the market price of our shares could decline, or shareholders might not receive a premium over the then-current market price of our shares upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with significant shareholders.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to the proceeds from this offering primarily to enhance and expand our business operations and for general corporate purposes. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers and the experts named in this prospectus reside outside the United States, and a significant amount of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially most of our operations in China and substantially most of our assets are located in China. In addition, most of our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who reside and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (2021 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (2021 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital—Differences in Corporate Law.”

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected. In addition, our amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

General Risk Factors

We may require additional capital to fund the expansion of our business, and our inability to obtain such capital could harm our business.

To support our expanding business, we may need additional capital to continue to make significant investments in our new and existing business and marketing. We cannot assure you that cash generated by our operations will be sufficient to allow us to fund such expansion. If cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses which may contain covenants that restrict the operation of our business, and must be repaid regardless of operating results. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing shareholders.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all of our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition or prospects.

General economic conditions that impact consumer spending or result in competitive responses could adversely affect our business.

The wholesale and retail food business is sensitive to changes in general economic conditions. Recessionary economic cycles, increases in interest rates, higher prices for commodities, fuel and other energy, inflation, high levels of unemployment and consumer debt, depressed home values, high tax rates, tariffs and other economic factors that affect consumer spending and confidence or buying habits may materially adversely affect the demand for products we sell. In recent years, the Chinese economy has experienced volatility due to uncertainties related to energy prices, credit availability, difficulties in the banking and financial services sectors, decreases in home values and retirement accounts, instability in foreign markets, high unemployment and falling consumer confidence. As a result, consumers are more cautious and could shift their spending to lower-priced competition, such as warehouse membership clubs, supermarkets or online retailers, which could have a material and adverse effect on our operating results and financial condition.

In addition, prolonged inflation or deflation can impact our business. Food deflation across multiple categories, particularly in produce, could reduce sales growth and earnings if our competitors react by lowering their retail pricing and expanding their promotional activities, which can lead to retail deflation higher than cost deflation that could reduce our sales and gross profit margins. Food inflation, when combined with reduced consumer spending, could also reduce sales and gross profit margins. As a result, our operating results and financial condition could be materially adversely affected.

If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

Our continued success is dependent upon our ability to attract and retain qualified employees who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our business partners and consumers. We face intense competition for qualified employees. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force in the markets in which we are located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer engagement to suffer, while increasing our wages could cause our earnings to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees or employee wages may adversely affect our business, results of operations, cash flows or financial condition.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, imposes various requirements on the corporate governance practices of public companies. We qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under SOX 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of SOX 404 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Class A ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Class A ordinary shares to decline.

Substantial future sales or perceived potential sales of shares in the public market could cause the price to decline.

Sales of Class A ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A ordinary shares to decline significantly. Upon completion of this offering, we will have 20,372,273 Class A ordinary shares outstanding, including 2,500,000 Class A ordinary shares newly issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. All Class A ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or additional registration under the Securities Act. All of the other Class A ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus, beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these Class A ordinary shares may be released prior to the expiration of the applicable lock-up period at the discretion of the underwriters. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our Class A ordinary shares could decline significantly. See “Shares Eligible for Future Sale—Lock-up Agreements.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country, the Cayman Islands, in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

As a “controlled company” under the rules of the NASDAQ, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Prior to the completion of this Offering, our directors and officers beneficially own a majority of the voting power of our outstanding Class A ordinary shares. Even if the over-allotment option is exercised in full, we may continue to be a “controlled company.” Under Rule 5615(c)(1) of the Nasdaq Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we currently do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Class A ordinary shares to look less attractive to certain investors or otherwise harm our trading price.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. It is also not entirely clear how the contractual arrangements between us and Lohas Agricultural will be treated for purposes of the PFIC rules, and we may be or become a PFIC if Lohas Agricultural is not treated as owned by us for these purposes. Because the proper characterization of certain components of our income and assets, and the treatment of our contractual arrangements with Lohas Agricultural, is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding keeping and strengthening our relationships with investors, institutional funding partners and other parties we collaborate with;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $19.46 million, or approximately $22.71 million if the underwriters exercise the over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon the assumption that we issue 2,500,000 Class A ordinary shares at the initial public offering price of $9.00 per share, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share would increase (decrease) the net proceeds to us from this offering by $2.31 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We currently intend to use the net proceeds of this offering as follows:

●	approximately 20%, or $3.89 million, for developing our information technology and enhancing our traceability system

●	approximately 45%, or $8.76 million, for expanding our supply chain and distribution channels

●	approximately 35%, or $6.81 million, for general working capital

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering; provided that we will not use proceeds of this offering to repay any of our outstanding indebtedness. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to this Offering and the Market for Our Ordinary Shares Generally—We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary in China only through loans or capital contributions and to our VIE only through loans within our business scope, subject to the approval of government authorities. According to the regulations related to foreign investment and foreign currency of the PRC, as described under “Our Business—Regulation—Regulations Relating to Foreign Investment” and “—Regulations Relating to Foreign Exchange,” any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on our ability to make capital contributions to our PRC subsidiary. However, our PRC subsidiary, which is foreign-invested enterprise, may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the Foreign Investment Comprehensive Management Information System. According to Circular 19, RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. According to Circular 16, using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to grant loans to associated enterprises is permitted. We intend to convert most of the proceeds to RMB through our PRC subsidiary and further develop our business within the business scope of our PRC subsidiary, VIE and other subsidiaries.

In order to use the proceeds of this offering, we intend to seek the government registration or approvals after this offering. However, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and our consolidated VIE, or to make additional capital contributions to our PRC subsidiary.”

DIVIDEND POLICY

The holders of our Class A ordinary shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and VIE. In addition, our operating subsidiary or VIE may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our ordinary shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profits or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Class A ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries and VIE.

Current PRC regulations permit our indirect PRC subsidiary, Lohas WFOE, to pay dividends to Lohas HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Lohas WFOE, Lohas Agricultural and its subsidiary are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve funds until the accumulative amount of such funds reaches 50% of their registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of such entity. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if Lohas WFOE, Lohas Agricultural and its subsidiary incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our ordinary shares.

Cash dividends, if any, on our Class A ordinary shares will be paid in U.S. dollars. Lohas HK may be considered a non-resident enterprise for tax purposes, so that any dividends Lohas WFOE pays to Lohas HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

The PRC Government and the Hong Kong government entered into the Arrangement between the Mainland of the PRC and Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) on August 21, 2006. According to the Arrangement, 5% withholding tax rate shall be applied on the dividends paid by a PRC resident enterprise to a Hong Kong resident, provided that such Hong Kong resident directly holds at least 25% of the equity interest in the PRC resident enterprise, and vice versa. Otherwise, the withholding tax rate would be 10%. According to the Notice of the SAT on the Issues Concerning the Application of Dividend Clauses of Tax Agreements, which took effect on February 20, 2009, a taxpayer of the other contracting party of the tax agreements, who directly holds certain percentage (normally 25% or 10%) of equity interests in a PRC company, shall be entitled to the tax treatment specified in the tax agreements if all of the following requirements are satisfied: (i) such taxpayer obtaining dividends shall be a company; (ii) the equity interests and voting shares of a PRC company directly hold by such taxpayer shall reach the stipulated percentage; and (iii) the equity interests in a PRC resident enterprise directly owned by such taxpayer shall satisfy the stipulated percentage at any time during the 12 months prior to the obtainment of the dividends.

In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% with respect to dividends to be paid by Lohas WFOE to its immediate holding company, Lohas HK. Lohas HK intends to apply for the tax resident certificate when Lohas WFOE plans to declare and pay dividends to Lohas HK. However, we cannot assure you that our application will be approved promptly.

CAPITALIZATION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect the Reverse Share Split of our outstanding ordinary shares at a ratio of one-for-two (1 for 2) which was implemented on June 16, 2020.

The following table sets forth our total capitalization as of September 30, 2020:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance sale of 2,500,000 Class A ordinary shares by us in this offering at an assumed initial public offering price of $9.00 per Class A ordinary share, being the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised).

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	September 30, 2020
	Actual (in thousands)	As Adjusted(1) (in thousands)
Cash and cash equivalents	$9	$19,470
Debt
Short term borrowings	6,211	6,211
Long-term borrowings	211	211
Total debt	14,546	14,546
Shareholders’ equity
Class A ordinary shares, par value $0.0002*	4	4
Class B ordinary shares, par value $0.0002*	2	2
Subscription receivable	(6)	(6)
Additional paid-in capital	9,452	28,913
Statutory reserve	2,909	2,909
Retained earnings	17,204	17,204
Accumulated other comprehensive loss	(1,272)	(1,272)
Total shareholder’s equity	28,293	47,754
Total capitalization(2)	$34,715	$54,176

*	The shares data are presented on a retroactive basis to reflect the reorganization of the Company.

(1)	As adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative profits, accumulative other comprehensive loss, total shareholder’s equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Assuming the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per Class A ordinary share, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $2.31 million.

DILUTION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect the Reverse Share Split of our outstanding ordinary shares at a ratio of one-for-two (1 for 2) which was implemented on June 16, 2020.

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per Class A ordinary share after this offering. Dilution results from the fact that the assumed initial public offering price per Class A ordinary share is substantially in excess of the net tangible book value per Class A ordinary share attributable to the existing shareholders for our presently outstanding Class A ordinary shares. Because our Class A ordinary shares and Class B ordinary shares will have the same dividend and other rights, except for conversion and voting rights, the following discussion is presented on the basis of all of our ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Our net tangible book value was approximately $26.17 million, or $0.96 per ordinary share, as of September 30, 2020. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting deferred tax assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share after giving effect to the proceeds we will receive from this offering, at an assumed initial public offering price of $9.00 per Class A ordinary share, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

After giving effect to the sale of 2,500,000 Class A ordinary shares in this offering at an assumed initial public offering price of $9.00 per Class A ordinary share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, assuming no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to September 30, 2020, our pro forma as adjusted net tangible book value would have been $1.53 per ordinary share. This represents an immediate increase in net tangible book value of $0.57 per ordinary share to our existing shareholders and immediate dilution of $7.47 per ordinary share to new investors purchasing Class A ordinary shares in this offering. The following table illustrates this per ordinary share dilution to the new investors purchasing Class A ordinary shares in this offering:

Assumed initial public offering price per Class A ordinary share	$9.00
Net tangible book value per ordinary share at September 30, 2020	$0.96
Pro forma net tangible book value per ordinary share after this offering	$1.53
Increase in net tangible book value per ordinary share to the existing shareholders	$0.57
Dilution in net tangible book value per ordinary share to new investors in this offering	$7.47

A $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per Class A ordinary share (the midpoint of the estimated initial public offering price range on the cover page of this prospectus) would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $2.31 million, the net tangible book value per ordinary share after giving effect to this offering by $0.07 per ordinary share and the dilution in net tangible book value per ordinary share to new investors in this offering by $0.93 per ordinary share, assuming no change to the number of Class A ordinary shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A ordinary shares and other terms of this offering determined at pricing.

The following table summarizes the differences between our existing shareholders and the new investors with respect to the number of Class A ordinary shares purchased from us in this offering, the total consideration paid and the average price per Class A ordinary share paid at an assumed initial public offering price of $9.00 per Class A ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of over-allotment option).

	Share Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share
Existing shareholders*	27,372,273	91.63	$9,451,666	29.58	$0.35
New investors	2,500,000	8.37	$22,500,000	70.42	$9.00
Total	29,872,273	100.00	$31,951,666	100.00	$1.07

*	Including 17,872,273 Class A ordinary shares and 9,500,000 Class B ordinary shares, each of par value of $0.0002.

The discussion and the table above exclude shares issuable upon exercise of warrants to be issued to the Representatives in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following selected consolidated financial data as of September 30, 2019 and 2020 and for the years then ended has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of our future performance.

	Years Ended September 30,
	2019	2020
	(In thousands, except share and per share data)
Statements of Income Data
Total revenue	$105,429	$69,733
Total cost of revenue	89,056	63,165
Total operating expenses	5,624	16,589
Income (loss) from operations	10,749	(10,021)
Total other expenses	(528)	(537)
Income (loss) before income taxes	10,221	(10,558)
Income tax expense (benefits)	1,530	(1,584)
Net income (loss)	$8,691	$(8,974)
Earnings (loss) per ordinary share
Basic and diluted	$0.32	$(0.33)
Weighted average ordinary shares outstanding
Basic and diluted	27,372,273	27,372,273

	As of September 30, 2019	As of September 30, 2020
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$2,293	$9
Current assets	49,414	40,561
Total assets	49,881	42,839
Current liabilities	10,107	14,303
Total liabilities	14,369	14,546
Shareholders’ equity	35,512	28,293
Total liabilities and shareholders’ equity	$49,881	$42,839

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a technology-driven, comprehensive distributor and high-tech retailer of fresh, natural and organic products in China with a focus on health and sustainability. Our name “Lohas” is an acronym for Lifestyles of Health and Sustainability, which is the core philosophy we deeply embrace.

Since our establishment in 2013, we have been committed to promoting the philosophy of Lohas in China, advocating a healthy and sustainable lifestyle and providing low-carbon, green, organic, environmentally friendly and natural products. With this in mind, we have spent the past seven years developing a robust supply chain system to deliver safe, non-toxic and pollution-free food, which meets the needs of mid-to-high-end consumers who have high requirements for food quality and fits the lifestyle of Lohas consumers. The sources of our products are diverse and we currently have 102 overseas and 5 domestic suppliers in 16 countries as of September 30, 2020, which reduces risk of supply disruptions and provide us sufficient options for quality and cost. Our end-to-end control of the supply chain eliminates middlemen, which also reduces cost.

We generate revenue from three kinds of goods and services to our clients in China: sale of products (mainly imported fruits), right to use e-commerce platform and other services. We recognize the product revenue at a point of time when we satisfy our only performance obligation by transferring the control over products, which typically upon delivery to the city distributors, wholesalers and other retailers and acceptance by them. We recognize revenues from the right to use e-commerce platform at a point of time at which the license is granted. Other service fees are mainly derived from technical services provided to the city distributors, and we recognize the technical service revenue ratably over the estimated service period.

We suffered a decline in revenue from approximately $105.43 million for the year ended September 20, 2019 to approximately $69.73 million for the year ended September 30, 2020, a decrease of 33.86%. The decrease of revenue was primarily due to the impact of COVID-19. For more details on the impacts of the coronavirus on our operations, see “—Risks Related to Our Business and Industry—The outbreak of the coronavirus (COVID-19) worldwide has had an adverse impact on our business, results of operations and financial condition.”

Our net income declined from $8.69 million for the year ended September 30, 2019 to net loss $8.97 million for the year ended September 30, 2020, as a result of the decrease in revenue, and an increase in bad debt provision for accounts receivable.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	Growth in the Chinese economy. The demand for fresh, natural and organic products is dependent upon overall economic conditions in China. General economic factors, including the individuals’ level of disposable income, inflation rate, and the consumer price index, may affect consumers’ willingness and ability to purchase fresh, natural and organic products.

●	Industry demand and competition. We operate in the highly competitive retail food industry. Our competitors include supermarkets, natural food stores, mass or discount retailers, warehouse membership clubs, online retailers and specialty stores. These businesses compete with us for products, customers and locations. We compete on a combination of factors, primarily product selection, quality, convenience, customer engagement, location, price and delivery options. Our success depends on our ability to offer products that appeal to our customers’ preferences.

●	Product pricing. Our ability to maintain profitability largely depends on our ability to continually optimize our product mix and to accurately price the products. Many fruit products we sell are subject to significant fluctuations in terms of availability and price. As a result of such seasonal fluctuations, we have historically realized a greater portion of our net sales and of our gross profit during the second and third calendar quarters of the year than other periods. The sales price of any fresh produce item fluctuates throughout the year due to the supply of and demand for that particular item, as well as the pricing and availability of other fresh produce items, many of which are seasonal in nature. In order to reduce the seasonal fluctuations and maintain the stability of supply, we procure fresh produce from various sources in different geographic areas.

●	Our ability to broaden product offerings and expand our customer base. Our ability to increase the sales of products largely depends on our ability to attract customers with diversified product offering.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is currently no estate duty, inheritance tax or gift tax. Loha had no activities or profit during the periods presented.

British Virgin Islands

Our subsidiary incorporated in the British Virgin Islands is not subject to income taxes or capital gain under current laws of British Virgin Islands. Lohas BVI had no activities or profit during the periods presented.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. Lohas HK was subject to Hong Kong profit tax at a rate of 8.25% as it did not have assessable profit during the periods presented.

PRC

Enterprise Income Tax

Generally, Lohas WFOE, Lohas Agricultural and Lohas Supply Chain, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. If our holding company in the Cayman Islands or any of our subsidiaries outside the PRC is considered as a PRC resident enterprise for tax purposes, then our global income will be subject to PRC enterprise income tax at the rate of 25%.

Lohas Agricultural enjoyed the preferential income tax rate of 12.5% from 2016 to 2018. Starting from January 1, 2019, Lohas Agricultural as an encouraged industrial enterprise engaged in information service in Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone would allow for a reduced 15% tax rate from January 1, 2019 to December 31, 2021 according to the finance and taxation [2014] No. 26 issued by the Ministry of Finance and the State Administration of Taxation and is subject to annual inspection for the qualification.

Lohas Supply Chain as an encouraged industrial enterprise located in Hengqin New District, Pingtan Comprehensive Experimental Zone and Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone would allow for a reduced 15% tax rate from January 1, 2019 to December 31, 2021 according to finance and taxation [2014] No. 26 issued by the Ministry of Finance and the State Administration of Taxation and is subject to annual inspection for the qualification.

Lohas Agricultural has declared EIT to the relevant tax authority in the amount of RMB 2.99 million (approximately 0.44 million) for the second and third quarters of calendar year 2020, and according to the payment arrangement with the tax authority, Lohas Agricultural should pay the above tax amount by January 2021. However, Lohas Agricultural has not paid such amount as of The date of this prospectus. As confirmed by Lohas Agricultural, it is in the process of applying to the relevant tax authority for an extension of the above tax payment to May 2021.

Value Added Tax (“VAT”)

We are subject to VAT and related surcharges on revenue generated from sales of fruit and products. We record revenue net of VAT. This VAT may be offset by qualified input VAT paid by us to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of accrued expenses or other current liabilities on the consolidated balance sheets.

Prior to May 1, 2018, the VAT rate for taxpayers selling products, labor services, or tangible movable property leasing services or importing products, except otherwise specified in the PRC was 17%; during the period from May 1, 2018 to March 31, 2019, the VAT rate was adjusted to 16%; and starting from April 1, 2019, the VAT rate was adjusted to 13%.

During the period from July 1, 2017 to April 30, 2018, the VAT rate for taxpayers selling agricultural products was 11%; during the period from May 1, 2018 to March 31, 2019, the VAT rate was adjusted to 10%; and starting from April 1, 2019, the VAT rate was adjusted to 9%.

The Company is also subject to surcharges of sales according to PRC tax law.

Withholding Tax on Dividends

Dividends paid by Lohas WFOE to Lohas HK will be subject to a withholding tax rate of 10%, unless Lohas HK satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If Lohas HK satisfies the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to Lohas HK would be subject to withholding tax at a reduced tax rate of 5%. See “Risk Factors—Risks Related to Doing Business in China—There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Our Reportable Segments

Our business is managed as a single operating segment that primarily consists of sales of products in the PRC. Substantially all of our revenues are derived in the PRC. All our long-lived assets are also located in the PRC.

Results of Operations

Year Ended September 30, 2019 Compared to Year Ended September 30, 2020

The following table shows key components of our results of operations for the years ended September 30, 2019 and 2020, in dollars and as a percentage of our total revenue.

	For the years ended September 30,		Change
	2019 (in thousands)	2020 (in thousands)	Amount	%

Net revenues	$105,429	$69,733	$(35,696)	(33.86)
Less: Cost of revenues	89,056	63,165	(25,891)	(29.07)
Gross profit	16,373	6,568	(9,805)	(59.89)

Operating expenses:
Selling expenses	2,419	1,806	(613)	(25.34)
General and administrative expenses	2,279	1,600	(679)	(29.79)
Allowance for doubtful accounts	926	10,294	9,368	1,011.66
Inventories write-down	-	2,889	2,889	100.00
Total operating expenses	5,624	16,589	10,965	194.97

Income (loss) from operations	10,749	(10,021)	(20,770)	(193.23)

Other expenses:
Other income, net	109	213	104	95.41
Interest expenses, net	(637)	(750)	(113)	17.74
Total other expenses	(528)	(537)	(9)	1.70

Income (loss) before income tax expenses	10,221	(10,558)	(20,779)	(203.30)
Income tax expenses (benefits)	1,530	(1,584)	(3,114)	(203.53)
Net income (loss)	8,691	(8,974)	(17,665)	(203.26)
Foreign currency translation (loss) income, net of nil income taxes	(1,381)	1,755	3.136	(227.08)
Total comprehensive income (loss)	$7,310	$(7,219)	$(14,529)	(198.76)

Net Revenues. We generate revenues mainly from the sales of products. Our net revenues were $69.73 million for the year ended September 30, 2020, compared to $105.43 million for the year ended September 30, 2019, a decrease of $35.70 million, or 33.86%. Such decrease was primarily due to the fact that our business has been negatively impacted by COVID-19. For a detailed description of the impacts of the coronavirus on our business, see “—Risks Related to Our Business and Industry—The outbreak of the coronavirus (COVID-19) worldwide has had an adverse impact on our business, results of operations and financial condition.”

Cost of revenues. Our cost of revenues primarily includes payment for the purchase of products. Our cost of revenues decreased by $25.89 million, or 29.07%, to $63.17 million for the year ended September 30, 2020 from $89.06 million for the year ended September 30, 2019. The decrease of cost was primarily due to the decrease in sales volume.

Gross profit and gross margin. Our gross profit decreased by $9.81 million, or 59.89%, to $6.57 million for the year ended September 30, 2020 from $16.37 million for the year ended September 30, 2019. Gross profit as a percentage of revenues (gross margin) was 9.42% and 15.53% for the year ended September 30, 2020 and 2019, respectively. Such decrease was due to the impact of COVID-19. We reduced unit price of some products for promotion.

Sales and marketing expenses. Our sales and marketing expenses primarily consist of salaries and benefits of operating department, freight and miscellaneous charges, and service fee. Our sales and marketing expenses decreased by $0.61 million, or 25.34%, to $1.81 million for the year ended September 30, 2020 from $2.42 million for the year ended September 30, 2019. Such decrease was primarily due to the decrease of service fee to Shenzhen Lohas, as a result of a decrease in services provided by Shenzhen Lohas compared to the year ended September 30, 2019, and the decrease of freight with the decrease in sales volume. As a percentage of revenue, sales and marketing expenses increased to 2.59% for the year ended September 30, 2020 from 2.29% for the year ended September 30, 2019. This percentage increase is primarily because the fixed expenses of our operating department have not decreased with the decline in revenue.

General and administrative expenses. Our general and administrative expenses consist primarily of salaries and benefits of members of our management and professional service fees. Our general and administrative expenses decreased by $0.68 million, or 29.79%, to $1.60 million for the year ended September 30, 2020 from $2.23 million for the year ended September 30, 2019. Such decrease was mainly due to the decrease of i) salaries and benefits of members of our management, ii) professional service fees, and iii) rental fee. As a percentage of revenue, general and administrative expenses increased to 2.29% for the year ended September 30, 2020 from 2.16% for the year ended September 30, 2019 as a result of the decrease in revenue.

Allowance for doubtful accounts. The allowance for doubtful accounts consists primarily of bad debt provision provided for accounts receivable and advance to suppliers. Allowance for doubtful accounts increased by $9.36 million, or1,011.66%, to $10.29 million for the year ended September 30, 2020 from $0.93 million for the year ended September 30, 2019. Such increase was mainly due to the low recovery rate of accounts receivable.

Inventories write-down. The impairment provided for the inventories increased by $2.89 million, or 100.00%, to $2.89 million for the year ended September 30, 2020 from $nil for the year ended September 30, 2019. Such increase was mainly due to the low inventory turnover rate.

Total other expenses. We had $0.54 million other expenses for the year ended September 30, 2020, which mainly consisted of interest expenses of borrowings and net off by government subsidy, as compared to $0.53 million in total other expenses for the year ended September 30, 2019, which primarily consisted of interest expenses of the borrowings and government subsidy.

Income tax expenses (benefits). We recorded income tax benefits  of $1.58 million for the year ended September 30, 2020, as compared to $1.53 million for the year ended September 30, 2019, a decrease of $3.11 million, or 203.53%. The decrease in the income tax expense primarily resulted from the decrease of taxable income as a result of the cumulative effect of the factors described above as well as decreases in tax rates applicable to our operations. See also “—Taxation” above.

Net income (loss). As a result of the cumulative effect of the factors described above, our net income decreased by $17.67million, or 203.26%, to net loss $8.97 million for the year ended September 30, 2020 from net income $8.69 million for the year ended September 30, 2019.

Liquidity and Capital Resources

As of September 30, 2020 and 2019, we had cash, cash equivalents and restricted cash of $0.16 million and $2.32 million, respectively. To date, we have financed our operations primarily through cash generated from operation activities and cash flow from borrowings. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of this offering and cash generated through operations.

On November 20, 2018 and January 25, 2019, Lohas Supply Chain and Haier Financial Factoring (Chongqing) Co., Ltd (“Haier Factoring”) executed two factoring agreements, pursuant to which Lohas Supply Chain received a loan in an aggregate amount of RMB47.22 million (approximately $6.61 million) by factoring the receivables due from customers of RMB59.04 million (approximately $8.26 million). This loan was provided to our company to meet its working capital requirements. As of September 30, 2019, the Company had secured short-term and long-term borrowings in the total amount of RMB47.22 million (approximately $6.61 million) by pledging accounts receivable of RMB60.51million (approximately $8.47 million).

From October 1, 2019 to the date of this prospectus, Lohas Supply Chain repaid the matured borrowing of RMB6.42 million (approximately $0.94 million), then entered into a series of new agreements to renew the residual secured borrowings. As of September 30, 2020, the Company had secured short-term borrowings in the total amount of RMB40.80 million (approximately $5.99 million) by pledging accounts receivable of RMB77.16 million (approximately $11.33 million).

On December 8, 2020, we pledged to Haier Factoring accounts receivable through December 2022 to guarantee the repayment of such borrowings from Haier Factoring. The Company is currently negotiating with Haier Factoring to reach an agreement of repayment schedule, and no such agreement has been signed as of the date of this prospectus.

The borrowings from Haier Factoring were guaranteed by Shenzhen Lohas, a related party of the Company, Lohas Agricultural, Mr. Yanyue Zhang, chairman of the board and chief executive officer of the Company, and his spouse and a director of the Company, Ms. Weijun Huang.

On December 12, 2018, Shenzhen Lohas entered into a working capital loan agreement with Shanghai Pudong Development Bank, Shenzhen Branch (“SPDB Bank”), providing for a bank loan in the amount of RMB22 million (approximately $3.08 million) maturing in 12 months starting on the date of first withdrawal. Each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural, Lohas Supply Chain and a third-party Shenzhen City Small and Medium Enterprise Financing Guarantee Co., Ltd. (“SME Guarantee”) has provided guarantee with joint liability to SPDB Bank for Shenzhen Lohas’s repayment obligations. The guarantee is valid until two years after the due date of performance of repayment obligation by Shenzhen Lohas in the absence of repayment. In addition, each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural and Lohas Supply Chain provided a counter-guarantee to SME Guarantee, with respect to its guarantee to SPDB Bank for the loan borrowed by Shenzhen Lohas. Besides personal counter-guarantee, Mr. Yanyue Zhang and Ms. Weijun Huang also pledged their house property as collateral to SME Guarantee for its guarantee to SPDB Bank on the loan. On March 16, 2020, SPDB Bank filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang and Weijun Huang with People’s Court of Futian District, Shenzhen (“Futian Court”), requesting repayment of the loan principal and interest in the amount of RMB16.59 million (approximately $2.31 million). As of March 16, 2020, Mr. Yanyue Zhang and Ms. Weijun Huang each executed a letter of commitment, pledging that they would use their own assets to compensate any contingent losses of Lohas Agricultural and Lohas Supply Chain arising from guarantee for the loan owed to SPDB Bank. On March 23, 2020, Ms. Ningning Dong, a secretary of the Board of the Company, provided an additional counter-guarantee to SME Guarantee for its guarantee on the loan. On March 25, 2020, SME Guarantee paid approximately RMB13.32 million (approximately $1.88 million) to SPDB Bank on behalf of Shenzhen Lohas. On April 9, 2020, upon SPDB Bank’s application, Futian Court issued a written notice informing the Company that some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen since March 24, 2020 and April 3, 2020, respectively, for one year, and the periods have been extended for another year until March 10, 2022 and March 23, 2022, respectively. As of September 30, 2020 and March 31, 2021, the balance of frozen account were RMB0.86 million (approximately $0.13 million) and RMB1.43 million (approximately $0.22 million)

This bank loan has been used by the Company in the form of an unsecured, non-interest-bearing loan from Shenzhen Lohas.

On April 2, 2020, SME Guarantee filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong with Futian Court, demanding repayment of the amount it had paid to SPDB Bank on behalf of Shenzhen Lohas, interest accruing thereon, default penalty, litigation costs and other expenses. On April 9, 2020, we received notices that upon SME Guarantee’s application, Futian Court had frozen (i) some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural, which had an aggregate balance of RMB5.01 (approximately $0.71), since April 14, 2020 and April 16, 2020, respectively, for one year, (ii) 25% equity interests of Lohas Agricultural held by Shenzhen Lohas since May 12, 2020 for three years, and (iii) accounts receivable by Lohas Supply Chain due from one customer since June 19, 2020 for three years subject to a maximum of RMB2.2 million (approximately $0.31 million), pursuant to the court notices dated May 26, 2020 and June 22, 2020, respectively.

On July 22, 2020, Futian Court entered a judgment in the lawsuit brought by SME Guarantee ordering that Shenzhen Lohas repay SME Guarantee the RMB13.32 million (approximately $1.88 million) and interest accruing at the rate of 17% per annum thereon from March 26, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang, Ms. Weijun Huang and Ms. Ningning Dong be jointly liable for repaying SME Guarantee and SME Guarantee has priority in right of payment from disposing of the collaterals.

On November 20, 2020, Futian Court entered a judgment in the lawsuit brought by SPDB Bank ordering that Shenzhen Lohas repay SPDB Bank RMB3.35 million (approximately $0.47 million) and interest accruing on RMB3.28 million (approximately $0.46 million) at the rate of 8.4825% per annum from May 22, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang be jointly liable for repaying SPDB Bank. Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang have the right to recover the actual amount of repayment from Shenzhen Lohas after their repayment.

On December 1, 2020, we filed an appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the repayment amount due to SME Guarantee to the rate equal to the commercial bank loan interest rate over the same period.

On December 9, 2020, Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang filed a joint appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the outstanding loan principal of RMB3.28 million (approximately $0.46 million) due to SPDB Bank to 5.655%. For more details, see “Business—Legal Proceedings”.

On November 13, 2019, the Company entered a non-revolving loan facility of maximum credit limit of RMB3.00 million (approximately $0.42 million) with WeBank (the “WeBank Loan”), an internet bank in the PRC, with annual interest rates of 9.45%~10.08%. As of September 30, 2020, the balance of the WeBank Loan was RMB2.93 million (approximately $0.43 million), of which RMB1.44 million (approximately $0.21 million) will mature in more than 12 months and is accordingly recognized as long-term borrowings. The WeBank Loan was guaranteed by Mr. Yanyue Zhang. From October 1, 2020 to March 31, 2021, Lohas Supply Chain repaid the matured borrowing of RMB0.08 million (approximately $0.01 million), and the principal of RMB0.80 million (approximately $0.12 million) borrowed from WeBank have been defaulted as of March 31, 2021. The Company is currently negotiating with WeBank to reach an agreement on a repayment schedule, and no such agreement has been signed as of the issuance date of these consolidated financial statements.

The following table sets forth a summary of our cash flows for the periods presented:

	Years Ended September 30,
	2019 (in thousands)	2020 (in thousands)
Net cash (used in) provided by operating activities	$(7,720)	$256
Net cash used in investing activities	(163)	(2)
Net cash provided by (used in) financing activities	9,291	(2,562)
Effect of currency translation	(54)	152
Net increase (decrease) in cash, cash equivalents and restricted cash	1,354	(2,156)

Operating Activities

Net cash provided by operating activities was $0.26 million for the year ended September 30, 2020, as compared to $7.72 million used in operating activities for the year ended September 30, 2019.

For the year ended September 30, 2020, the net loss of $8.97 million, an increase of accounts payable of $1.34 million, and a decrease of accounts receivable of $2.75 million , offset by an increase of inventories of $1.54 million, and an increase of advance to suppliers of $6.01 million, were the primary drivers of the cash provided by operating activities.

For the year ended September 30, 2019, the net income of $8.69 million, a decrease of advance to suppliers of $7.03 million, offset by an increase of accounts receivable of $16.60 million, an increase of inventories of $6.82 million, and a decrease of advance from customers of $2.59 million, were the primary drivers of the cash used in in operating activities.

Investing Activities

Net cash used in investing activities was $0.002 million for the year ended September 30, 2020, as compared to $0.16 million net cash provided by investing activities for the year ended September 30, 2019.

Net cash used in investing activities for the year ended September 30, 2020 and 2019 consisted of the purchase of property and equipment.

Financing Activities

Net cash used in financing activities was $2.56 million for the year ended September 30, 2020, as compared to net cash provided by financing activities of $9.29 million for the year ended September 30, 2019.

Net cash used in financing activities for the year ended September 30, 2020 consisted of proceeds from the secured loan in the amount of $0.48 million and loan proceeds from related parties in amount of $2.34 million, offset by repayments of the secured loan and a short-term bank loan in the amount of $1.03 million and repayments or loans to of the related parties in the amount of $4.34 million.

Net cash provided by financing activities for the year ended September 30, 2019 consisted of proceeds from the secured loan in the amount of $11.54 million and loan proceeds from related parties in amount of $6.86 million, offset by repayments of the secured loan and a short-term bank loan in the amount of $4.92 million and repayments or loans to of the related parties in the amount of $4.19 million.

We believe that available cash and cash equivalents, and the current asset, such as accounts receivable, should enable the Company to meet presently anticipated cash needs for at least the next 12 months. In order to maintain a healthy level of accounts receivable we have been reviewing our policies that govern credit and collections, which may reduce the credit exposures of our accounts receivable by applying credit control policy. Moreover, by requesting our retailer customers to pay up-front for their orders, we eliminate the risk of non-payment by these customers and improve cash flow management.

We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects. Further, we may consider adjusting the scale of operations, focusing on our core business, laying off employees, and reducing expenditures, among others, if we cannot raise additional funds through equity or debt financing.

Contractual Obligations and Contingencies

Below is a table setting forth our contractual obligations as of September 30, 2020:

	Payments Due by September 30, (in thousands)
Contractual Obligations	Total	2021	2022	2023	2024	2025 and afterward
Operating lease obligations	$364	$91	$91	$91	$91	$—
Total	$364	$91	$91	$91	$91	$—

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

Shenzhen Lohas has defaulted in repayment of the loan borrowed from SPDB Bank. On March 16, 2020, Mr. Yanyue Zhang and Ms. Weijun Huang each executed a letter of commitment, pledging that they would use their own assets to compensate any contingent losses of Lohas Agricultural and Lohas Supply Chain arising from guarantee provided to SPDB Bank.

In April 2020, the Company received summons that SPDB Bank initiated a legal proceeding on March 16, 2020 in People’s Court of Futian District, Shenzhen (“Futian Court”), against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang, (i) asking Shenzhen Lohas to repay loan principal and interest of approximately RMB16.59 million (approximately $2.31 million) as of March 11, 2020, as well as interest accrued thereafter until full repayment of the loan; (ii) requesting Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang to fulfill their joint guarantee obligations; and (iii) demanding the above defendants to pay for its litigation costs. On April 9, 2020, upon SPDB Bank’s application, Futian Court issued a written notice informing the Company that some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen since March 24, 2020 and April 3, 2020, respectively, for one year, and the periods have been extended for another year until March 10, 2022 and March 23, 2022, respectively. On November 20, 2020, Futian Court entered a judgment in the lawsuit brought by SPDB Bank ordering that Shenzhen Lohas repay SPDB Bank RMB3.35 million (approximately $0.47 million) and interest accruing on RMB3.28 million (approximately $0.46 million) at the rate of 8.4825% per annum from May 22, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang be jointly liable for repaying SPDB Bank. Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang have the right to recover the actual amount of repayment from Shenzhen Lohas after their repayment. On December 9, 2020, Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang filed a joint appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the outstanding loan principal of RMB3.28 million (approximately $0.46 million) due to SPDB Bank to 5.655%.

On March 25, 2020, SME Guarantee repaid the overdue loan amount from SPDB Bank of RMB13.32 million (approximately $1.88 million) on behalf of Shenzhen Lohas.

On April 2, 2020, SME Guarantee filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong with Futian Court, demanding repayment of the amount it had paid to SPDB Bank on behalf of Shenzhen Lohas, interest accruing thereon, default penalty, litigation costs and other expenses.

On April 9, 2020, we received notices that upon SME Guarantee’s application, Futian Court had frozen (i) some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural, which had an aggregate balance of RMB5.01 (approximately $0.71), since April 14, 2020 and April 16, 2020, respectively, for one year, (ii) 25% equity interests of Lohas Agricultural held by Shenzhen Lohas since May 12, 2020 for three years, and (iii) accounts receivable by Lohas Supply Chain due from one customer since June 19, 2020 for three years subject to a maximum of RMB2.2 million (approximately $0.31 million), pursuant to the court notices dated May 26, 2020 and June 22, 2020, respectively.

On July 22, 2020, Futian Court entered a judgment in the lawsuit brought by SME Guarantee ordering that Shenzhen Lohas repays SME Guarantee the RMB13.32 million (approximately $1.88 million) and interest accruing at the rate of 17% per annum thereon from March 26, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang, Ms. Weijun Huang and Ms. Ningning Dong be jointly liable for repaying SME Guarantee and SME Guarantee has priority in right of payment from disposing of the collaterals.

On December 1, 2020, no principal or interest has been paid to SME Guarantee, and the Company has filed an appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the repayment amount due to SME Guarantee to the rate equal to the commercial bank loan interest rate over the same period. In the opinion of management, it is not probable that the Company will incur losses as each of Mr. Yanyue Zhang and Ms. Weijun Huang provided counter-guarantee to SME Guarantee. Besides personal counter-guarantee, Mr. Yanyue Zhang and Ms. Weijun Huang also pledged their own house property to provide another counter-guarantee to SME Guarantee, which in turn provided guarantee to SPDB Bank for the loan borrowed by Shenzhen Lohas.

In 2020, Guangzhou Aoxue filed for an arbitration against Lohas Agricultural with Shenzhen Court of International Arbitration, demanding repayment of outstanding project fees and compensation for breach of contract. In addition, Lohas Agricultural received a notice that upon Guangzhou Aoxue’s application, People’s Court of Futian District, Shenzhen had frozen a bank account of Lohas Agricultural since July 22, 2020 for one year. Shenzhen Court of International Arbitration entered into a judgment in the arbitration brought by Guangzhou Aoxue ordering Lohas Agricultural to repay Guangzhou Aoxue outstanding project fees in amount of RMB 104,960 (approximately $15,459) and compensation for breach of contract, and repay Guangzhou Aoxue the preservation fees, guarantee fees and arbitration fees in amount of RMB 17,783 (approximately $2,619). In December 2020, Shenzhen Intermediate People’s Court issued a notice to Lohas Agricultural ordering Lohas Agricultural to comply with the judgment made by Shenzhen Court of International Arbitration. Whlie Lohas Agricultural has not complied with the judgment and has been placed on national list of defaulters, it confirmed that it has been negotiating with Guangzhou Aoxue on how to fulfil the repayment obligations.

Except for the above, we are not aware of any pending or threatened claims and litigation that would have a material adverse effect on our business, financial condition or operating results as of September 30, 2020 and through the issuance date of these consolidated financial statements.

Off-Balance Sheet Commitments and Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2020

Holding Company Structure

Loha Co. Ltd is a holding company with no material operations of its own. We conduct our operations primarily through Lohas WFOE and its variable interest entity, Lohas Agricultural and its subsidiary, Lohas Supply Chain, in China. As a result, our ability to pay dividends depends upon dividends paid by Lohas WFOE. If Lohas WFOE or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, Lohas WFOE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, Lohas WFOE, Lohas Agricultural and Lohas Supply Chain are required to set aside at least 10.0% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50.0% of their registered capital. In addition, each may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and these entities may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange. Lohas WFOE has not paid dividends and will not be able to pay dividends until it generates accumulated profits and meet the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our shares will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our shares will be traded in U.S. dollars.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The PRC government allowed the RMB to appreciate by more than 20.0% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Between June 2010 and August 2015, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again. Since August 2015, the RMB has significantly depreciated against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately $19.46 million in this offering, based upon an assumed initial public offering price of $9.00 per Class A ordinary share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, assuming no exercise of the over-allotment option and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10.0% appreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.8101 for $1.00 as of September 30, 2020 to a rate of RMB7.4911 for $1.00, will result in an increase of approximately RMB13.25 million in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.8101 for $1.00 as of September 30, 2020 to a rate of RMB6.1291 for $1.00, will result in a decrease of RMB13.25 million in our net proceeds from this offering.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses incurred on bank borrowings and income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

To date, inflation in the PRC has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2018 and 2019 were increases of 2.1% and 2.9% (data source: http://data.stats.gov.cn/easyquery.htm?cn=C01), respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Critical Accounting Policies

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and its VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

Reclassification

Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications have not changed the results of operations of prior periods.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment, impairment of long-lived assets and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Fair Value Measurement

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of the Company is responsible for considering the carrying amount of cash and cash equivalents, accounts receivable, advance to suppliers, prepaid expenses and other current assets, short-term loans, accounts payable, advance from customers, accrued expenses and other current liabilities and income tax payable based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, and the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

Restricted cash

Restricted cash as of September 30, 2019 relates to government appropriation deposited in bank, which will be released upon satisfaction of agreed criteria, and the balance as of September 30, 2020 mainly relates to the bank account that were frozen by Court mainly due to the litigation as disclosed in Note 16.

Accounts Receivable, net

The Company maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories, primarily consisting of fruit, are stated at the lower of cost or net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company compares the cost of inventory with its net realizable value and an adjustment is made to write down inventory to net realizable value, if lower. Impairment provided for the inventories was $nil and $2,889 for the years ended September 30, 2019 and 2020, respectively.

Advance to supplier, net

Advance to suppliers primarily consists of the prepayments to farms, import agents or other large-scale suppliers. The Company maintains an allowance for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of releasing the prepayments into inventories and the aging of the prepayments, significant one-time events, and historical experience.

Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation and any impairment. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

Category	Estimated useful lives
Electronic device	3-5 years
Office equipment	3-5 years
Motor vehicle	4 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of September 30, 2019 and 2020.

Borrowings

Borrowings mainly consisted of the bank loan and the borrowing from third-party factoring institution.

Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting from October 1, 2016. The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those products or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Net revenues consist of revenue from the sales of products, right to use e-commerce platform, and other services. The Company recognizes revenue at the amount to which it expects to be entitled when control of the products or services is transferred to its customers. Control is generally transferred when the Company has a present right to payment and title and the significant risks and rewards of ownership of products or services are transferred to its customers. Payment for products and services sales is collected within a short period of time following transfer of control or in advance to transfer of control of products, or at the commencement of delivery of services, as applicable.

The Company identifies three performance obligations for arrangements with city distributors, which are sales of products, right to use e-commerce platform, and other services. While for arrangements with customers other than city distributor, the Company identifies only one performance obligation, which is sales of products. The Company allocates revenue to all distinct performance obligations based on their relative estimated stand-alone selling prices.

Sales of products. Sales of products represent sales of products (mainly imported fruit) to the city distributors, wholesalers and other retailers. Revenue allocated to the sales of products is recognized when control has transferred. Control transfers upon the delivery by the self-own logistics or the entrusted third-party logistics company to the customers.

Other services fees. Other services are mainly derived from technical service provided to the city distributors. Technical service refers to e-commerce platform maintenance service and software upgrade service and will be provided continuously over the estimated service period. The Company recognizes revenues allocated to the other services ratably over the estimated service period.

The Company is a principal because the Company controls the promised products or services before transferring. No right of return or warranty is offered to customers when they obtained the control of the products or services.

The following table identifies the disaggregation of the net revenues for the years ended September 30, 2019 and 2020, respectively:

	For the years ended September, 30
	(in thousands)
	2019	2020
Sales of products	$104,997	$69,676
Other service fee or technical service fee	432	57
Total	$105,429	$69,733

Shipping and handling activities are performed before the customer obtains control of the good, and they are not a separate performance obligation. The Company accounts for the pertinent shipping and handling costs in selling expenses of products sold.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. The balance of accounts receivable, net of allowance for doubtful accounts were $22.25 million and $11.03 million as of September 30, 2019 and 2020, respectively.

Unearned revenue consists of payments received related to unsatisfied performance obligations at the end of the period, included in advance from customers in the Company’s consolidated balance sheets. The advance from customers as of September 30, 2019 and 2020 were $0.95 million and $1.47 million, respectively.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets.

Cost of revenues

Cost of revenues mainly consists of cost of products purchased from farms, staff cost of technical service and other services.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average ordinary shares outstanding during the periods. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average ordinary shares outstanding during the period adjusted for the effect of dilutive ordinary share equivalent (computed using the treasury stock or if converted method). Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended September 30, 2019 and 2020, the Company had no dilutive shares.

Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,674). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income and comprehensive income for the years ended September 30, 2019 and 2020, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenue generated from sales of fruit and products. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of accrued expenses and other current liabilities on the consolidated balance sheets.

Prior to May 1, 2018, the VAT rate for taxpayers selling products, labor services, or tangible movable property leasing services or importing products, except otherwise specified in the PRC was 17%; during the period from May 1, 2018 to March 31, 2019, the VAT rate was adjusted to 16%; and started from April 1, 2019, the VAT rate was adjusted to 13%.

During the period from July 1, 2017 to April 30, 2018, the VAT rate for taxpayers selling agricultural products was 11%; during the period from May 1, 2018 to March 31, 2019, the VAT rate was adjusted to 10%; and started from April 1, 2019, the VAT rate was adjusted to 9%.

The Company is also subject to surcharges of sales according to PRC tax law.

Foreign currency translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of September 30,
	2019	2020
Balance sheet items, except for equity accounts	7.1477	6.8101

	For the years ended September, 30
	2019	2020
Items in the statements of income and comprehensive income, and statements of cash flows	6.8826	6.8148

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. It requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In July 2018, the FASB issued Accounting Standards Update (ASU) 2018-11, Lease (Topic 842) Targeted Improvements. The amendments in this Update provide entities with an additional (and optional) transition method to adopt the new leases standard and provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606). In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), and Leases (Topic 842): Effective Dates. ASU 2019-10 amends the effective dates for ASU 2016-02. The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies (“EGCs”) can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company expects to adopt ASU 2016-02 utilizing the additional modified retrospective transition method provided by ASU No. 2018-11 beginning October 1, 2021. The Company does not expect the adoption of these amendments to have a material impact on its consolidated financial position and results of operations.

In June 2016, the FASB amended guidance related impairment of financial instruments as part of ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The ASU is effective for public company for fiscal years, and interim periods within those fiscal years beginning after December 15, 2019. Early application will be permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. ASU 2019-10 amends the effective dates for ASU 2016-13. The Company is an EGC and has elected to adopt the new standard as of the effective date applicable to nonissuers and will implement the new standard on October 1, 2023. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Company’s consolidated results of operations or financial position.

CORPORATE HISTORY AND STRUCTURE

Our History

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on January 10, 2019 to serve as a holding company for our PRC operations.

On February 8, 2019, we established Lohas BVI as a wholly-owned subsidiary in the British Virgin Islands. Lohas BVI is a holding company and holds all of the equity interests of Lohas HK, which was established in Hong Kong on May 3, 2013. Lohas HK is a holding company and holds all of the equity interests of Lohas WFOE, which was established in the PRC on March 11, 2019.

Lohas WFOE has entered into contractual arrangements with our VIE, Lohas Agricultural, a limited liability company established under the laws of the PRC on November 21, 2013. Lohas Agricultural holds all of the equity interests of Lohas Supply Chain, a limited liability company established under the laws of the PRC on May 28, 2014. Lohas Supply Chain was formerly wholly owned by Shenzhen Lohas. Lohas Agricultural acquired Lohas Supply Chain from Shenzhen Lohas on March 27, 2019. In addition, Lohas Agricultural Information Technology Co., Ltd., Tianjin Branch was established on November 25, 2014. Lohas WFOE Sub, Lohas WFOE’s wholly-owned subsidiary, was formed under the PRC laws on May 21, 2020. Lohas Agricultural Sub, Lohas Agricultural’s wholly-owned subsidiary, was formed under the PRC laws on May 25, 2020. Lohas Supply Chain Sub, Lohas Supply Chain’s wholly-owned subsidiary, was formed under the PRC laws on May 9, 2020. As of the date hereof, Lohas WFOE Sub, Lohas Agricultural Sub and Lohas Supply Chain Sub have yet to commence operations and we intend to expand our business through these new entities.

On June 16, 2020, we implemented a one-for-two (1 for 2) Reverse Share Split of our ordinary shares under Cayman Islands law. As a result of the Reverse Share Split, the total of 35,744,546 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 17,872,273 issued and outstanding Class A ordinary shares and the total of 19,000,000 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 9,500,000 issued and outstanding Class B ordinary shares. The purpose of the Reverse Share Split was to enhance our ability to achieve a share price for our Class A ordinary shares consistent with the listing requirements of the Nasdaq Capital Market. The Reverse Share Split maintained our existing shareholders’ percentage ownership interests in our company. The Reverse Share Split also increased the par value of our ordinary shares from $0.0001 to $0.0002 and decreased the number of authorized shares of our company from 500,000,000 to 250,000,000 divided into 240,500,000 Class A ordinary shares and 9,500,000 Class B ordinary shares.

Our Corporate Structure

All of our business operations are conducted through our Lohas Agricultural and its subsidiaries. The chart below presents our corporate structure:

Our consolidated VIE, Lohas Agricultural, and their subsidiaries directly operate our business. As described under “Our Business—Regulation—Regulations Relating to Foreign Investment,” PRC laws and regulations currently restrict foreign ownership and investment in value-added telecommunication businesses (excluding e-commerce business, domestic multi-party communications services, store and forward services and call center services) in China. Since Lohas Agricultural conducts value-added telecommunication business (information services via internet), in August 2019, we reorganized our corporate structure and entered into contractual arrangements with Lohas Agricultural and its shareholders. Through these arrangements, we exercise effective control over the operations of Lohas Agricultural and receive the economic benefits of it. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of Lohas Agricultural and thus consolidate its results in our consolidated financial statements.

On August 16, 2019, Shenzhen Lohas held a shareholder meeting at which shareholders representing 92.77% of voting rights of Shenzhen Lohas adopted a resolution approving the contractual arrangements. On the same date, the contractual arrangements were entered into by relevant parties.

In the opinion of Hylands Law Firm, our PRC legal counsel, (i) the ownership structure of Lohas WFOE and Lohas Agricultural, both currently and after giving effect to this offering, do not contravene any PRC laws and regulations in effect; (ii) each of the agreements under the contractual arrangements among Lohas WFOE, Lohas Agricultural and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be no assurance that the PRC regulatory authorities will ultimately take a view that is consistent with the opinion stated above. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our consolidated VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

The following is a summary of the currently effective contractual arrangements by and among Lohas WFOE, Lohas Agricultural and its shareholders.

Agreements that provide us with effective control over Lohas Agricultural

Shareholders’ Voting Rights Proxy Agreement. Pursuant to the Shareholders’ Voting Rights Proxy Agreement among Lohas WFOE, Lohas Agricultural and its shareholders, each shareholder irrevocably authorized Lohas WFOE or any person(s) designated by Lohas WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of Lohas Agricultural, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of Lohas Agricultural. The term of this agreement is for ten years. Unless Lohas WFOE gives a non-renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement among Lohas WFOE, Lohas Agricultural and its shareholders, the shareholders have agreed to pledge 100% equity interest in Lohas Agricultural to Lohas WFOE to guarantee the performance by Lohas Agricultural and its shareholders of their obligations under the Shareholders’ Voting Rights Proxy Agreement, the Equity Pledge Agreement, the Exclusive Consultation and Service Agreement and the Exclusive Option Agreement. If Lohas Agricultural or its shareholders breach their contractual obligations under these agreements, Lohas WFOE, as pledgee, will have the right to dispose of the pledged equity interests in Lohas Agricultural and will have priority in receiving the proceeds from such disposal. The shareholders also agreed that, without prior written consent of Lohas WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Lohas Agricultural has been registered with the relevant office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

Agreements that allow us to receive economic benefits from Lohas Agricultural

Exclusive Consultation and Service Agreement. Pursuant to the Exclusive Consultation and Service Agreement between Lohas WFOE and Lohas Agricultural, Lohas WFOE or its designated person has the exclusive right to provide Lohas Agricultural with technical support, consulting and other services in return for certain fees. Specifically, after making up the annual losses of previous years (if necessary) and deducting the necessary costs, expenses, taxes incurred in the corresponding financial year and withdrawing accumulation funds in accordance with law, Lohas WFOE is entitled to receive the remaining part income of Lohas Agricultural as the service fees, which will be paid quarterly. Without Lohas WFOE’s prior written consent, Lohas Agricultural may not accept any services subject to this agreement from any third party. Lohas WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. The term of this agreement is for ten years. Unless Lohas WFOE gives a non-renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years.

Agreements that provide us with the option to purchase the equity interests in Lohas Agricultural

Exclusive Option Agreements. Pursuant to the Exclusive Option Agreement among Lohas WFOE, Lohas Agricultural and its shareholders, the shareholders irrevocably granted Lohas WFOE or any third party designated by Lohas WFOE an exclusive option to purchase all or part of their equity interests in Lohas Agricultural at a price of RMB10 (approximately $1.46) for each purchase; provided that if the lowest price permitted by applicable PRC laws is greater than RMB10, then that price shall apply. The shareholders further agreed that they will neither create any pledge or encumbrance on their equity interests in Lohas Agricultural, nor transfer, gift or otherwise dispose of their equity interests in Lohas Agricultural to any person other than Lohas WFOE or its designated third party. The shareholders and Lohas Agricultural agreed that they will operate Lohas Agricultural’s business in the ordinary course and maintain the asset value of Lohas Agricultural and refrain from any actions or omissions that may affect Lohas Agricultural’s operating status and asset value. Furthermore, without Lohas WFOE’s prior written consent, the shareholders and Lohas Agricultural agreed not to, among other things: amend the articles of association of Lohas Agricultural; increase or decrease the registered capital of Lohas Agricultural; sell, transfer, mortgage or dispose of in any manner any material assets of Lohas Agricultural or legal or beneficial interest in the material business or revenues of Lohas Agricultural; merge, consolidate with, acquire or invest in any person, or provide any loans; or distribute dividends. The term of this agreement is for ten years. Unless Lohas WFOE gives a non-renewal notice prior to the expiration, this agreement will be renewed automatically for successive ten years until all equity interests have been transferred or assigned in accordance with the agreement.

INDUSTRY

Information included in this prospectus relating to our industry, industry size, share of industry sales, industry position, industry capacities, industry demand, growth rates, penetration rates, and other industry data consists of estimates based on reports compiled by professional third-party organizations and analysts, data from external sources, our knowledge of our sales and the industry in which we operate, and our own calculations based on such information. While we have compiled, extracted, and reproduced industry data from external sources, including third-party, industry, or general publications, we have not independently verified the data. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Forecasts and other forward-looking information with respect to industry and ranking are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Among others, we refer to estimates compiled by using publicly available data from the following industry sources:

●	International Monetary Fund, an international organization that promotes global monetary cooperation

●	The Statistical Communiqué on National Economic and Social Development, Chinese National Bureau of Statistics

●	Jefferies Financial Group, an investment banking, asset management and direct investing firm

●	McKinsey & Company, a global marketing research firm

●	Euromonitor, a global market research company

●	iResearch, a Chinese market research company

●	Rabobank, a Dutch Agricultural Finance company

●	China Briefing from Dezan Shira & Associates, a publisher of articles, magazines, and guides on doing business in Asia

●	Research and Markets, a global market research store

Market Overview

The Chinese consumer has traditionally maintained a higher degree of preference for fresh produce and seafood than their Western counterparts. As the Chinese economy has grown at double digit rates over the past decade, white-collar and tech-workers have found less time for traditional town market-type perishable grocery shopping and created more demand for ready-to-eat, on-the-go food shopping. Recognizing this need, we have expanded our traditional and profitable baseline business of fresh food supply chain management to add smart micro mart technology. We have designed and distributed high-tech consumer vending machines that combine the health benefits of wholesome fresh food with the convenience of strategically located self-serve refrigerators and freezers.

Continued Growth in the Chinese Economy

In spite of the negative effects of the COVID-19 pandemic, the International Monetary Foundation still forecasts the Chinese economy to grow 1.9% in 2020 and 8.2% in 2021 due to effective containment measures, a forceful public investment response and central bank liquidity support by the Chinese government. Additionally, private consumption rebounded and investment picked up relatively fast in China in recent years.

According to Chinese National Bureau of Statistics, in 2019, the total retail sales of consumer goods reached RMB41,164.9 billion, a growth of 8.0% over the previous year. Further analysis showed that the retail sales of consumer goods in urban areas stood at RMB35,131.7 billion, up by 7.9%, and that in rural areas reached RMB6,033.2 billion, up by 9.0%. Grouped by consumption patterns, the retail sales of commodities were RMB36,492.8 billion, up by 7.9%. Of the total retail sales of commodities, the year-on-year growth of sales for grain, oil and food went up by 10.2%.

New Retail Trend

In retrospect, the development of retail in China has gone through the periods of traditional retail, e-commerce retail represented by Alibaba, community retail mostly conducted through the social media platform of WeChat and is now going towards smart new retail. Smart new retail integrates the offline shopping experience of traditional retail, the online shopping convenience and coverage of e-commerce retail, as well as the consumer loyalty developed from the social proof of community retail. According to a McKinsey & Company report in April 2019, the top 3 buying factors Chinese consumers seek in fresh-food retailers are assortment, quality, and convenience. A “must-do” for a modern food retailer in China is to develop a distinctive online-to-offline offering that could combine the broader assortment of buying online and the convenience of quick product delivery.

Large and Expanding Chinese Fresh Food Industry

A Euromonitor International report in April 2019 states that rising consumer health-consciousness exerted a significant influence on the development of fresh food in China in 2018. Fresh food is the core focus for many store-based retailers, since it is an area of considerable and consistent demand that is well insulated against downturns in economic conditions. With ongoing urbanization, changing lifestyles and increasing consumer purchasing power, we believe that as a supplier of fresh foods, we are well-positioned for continued growth. It is also well believed that fresh food is an indispensable necessity in daily life and plays an important role in the retail consumer market.

Rapid Growth in Fresh Food E-Commerce

A research report on fresh food e-commerce industry published by iResearch in July 2020 states that China’s fresh food e-commerce market volume reached RMB279.62 billion in 2019, an increase of 36.7% over the previous year. In 2020, consumers’ demand for home-delivered fresh food has increased rapidly in part due to the COVID-19 pandemic. It is estimated that the trading scale of fresh food e-commerce will reach RMB800 billion by 2023. The report also shows that the transaction scale of group purchases of fresh food reached RMB47.47 billion in 2019, up by 534.8% compared with the year before, demonstrating a strong development momentum in this segment of the fresh food e-commerce.

Key Market Growth Drivers

By 2050, it is expected that more than 30% of China’s population will be aged 60 years and older, resulting in the significantly increasing consumption of health food products. Increasing levels of education and an Internet savvy Chinese middle class are additional factors of growth. Consuming organic and healthy food products is now considered a status symbol in Chinese society, and has in a short time created and expanded the country’s lifestyle products market. Scoring 12 points above the global average, China is today known to be one of the most health-conscious nations worldwide. 73% of Chinese consumers are willing to pay extra for food deemed healthier and 58 percent of the Chinese middle class (aged 20-49 years) say they will to pay more for ethical brands.

According to Dutch Agricultural Finance group Rabobank, China needs to improve its cold supply chain to meet the demands for perishable food options for the growing middle class. Increasing consumption of fruit and vegetables, dairy, seafood and meat in China is being driven by continued economic growth and urbanization. “China’s demand for fresh, safe and high-quality food is outstripping its capacity to produce and deliver domestically,” explained Paul Bosch, a Rabobank researcher. However, the growth in consumption of perishable food in China will only continue if supply chains deliver on quality and safety. In response to this market need, we have been leveraging end-to-end supply chain technology to deliver quality and safe fresh foods.

According to the statistics of the National Bureau of Statistics of China, the per capita disposable income of China’s residents in 2018 was RMB28,228, an increase of 8.7% over the previous year; the per capita consumption expenditure was RMB1,853, an increase of 8.4% over the previous year. China has a population of nearly 1.4 billion, and there are about 400 million middle-class consumers. Fresh food consumption is dominated by inhabitants of large cities. Middle-class families are the biggest segment of fresh food consumers. Individuals with monthly income of more than RMB8,000 account for 43.6%.

As an April 2019 study by McKinsey & Company, “What Chinese Consumers Want from Fresh-food Retailers”, discovered, none of the large retailers in China stand out in consumers’ minds as a fresh-food winner. When McKinsey conducted similar surveys in four European countries and the United States, consumers recognized at least one modern retailer in each country as being exemplary in fresh food. That was not the case in China, which means that there is a vast opportunity in that market for a focused, innovative fresh food supplier with retailer capabilities to rise above the competition. We believe we are best positioned to take advantage of this opportunity with superior technology, better marketing and a more optimized supply chain.

Industry Characteristics

The term cold chain refers to the series of actions and equipment applied to maintain a product within a specified low-temperature range from harvest to consumption. We maintain an “unbroken” cold chain - an uninterrupted series of refrigerated production, storage and distribution activities, along with the associated equipment and logistics, which maintain the low-temperature range that best preserves product quality and safety.

China has a large and rapidly growing cold chain logistics industry. According to a Research and Markets report, the market size of cold chain logistics in China rose to RMB258.8 billion in 2017, showing a compound annual growth rate of 20.5% from 2010 to 2017. As the cold chain industry policies and standards become clear in China, the rise of fresh food e-businesses and financial innovation will facilitate progresses in the cold chain logistics industry in the future. By 2022, China’s cold chain logistics market is expected to be worth RMB512.9 billion, with a compound annual growth rate of 14.7% from 2017 to 2022.

The Chinese government has introduced a number of policy measures to promote the improvement of cold chain logistics and to address shortcomings. Among these policy measures are: “Guiding Opinions on Actively Promoting Supply Chain Innovation and Application” issued by the State Council in October 2017; in September 2017, the Ministry of Commerce and the Ministry of Agriculture issued the “Deepening the Cooperation between Agriculture and Business to Vigorously Develop E-Commerce of Agricultural Products.” In April 2017, the State Council issued the “Opinions on Accelerating the Development of Cold Chain Logistics to Ensure Food Safety and Promote Consumption Upgrades.” We believe we meet and/or exceed all government mandates to improve the cold chain, using temperature-controlled shipping, quality control monitoring and food safety testing throughout the process from source to consumption.

Compared with developed economies, the freshness-preserving transportation ratio of cold storage processing of agricultural products in China was relatively low. While the fresh produce loss rate is about 5% in developed economies such as Europe, the US and Japan, the loss rate in China is as high as 15-20%, and the fresh refrigerated transportation ratio is much lower than that in developed countries. Due to the application and use of technology and superior operations, we believe we have dramatically reduced the fresh produce loss rate in our cold supply chain.

We believe that the continued, albeit cooled-off growth of the Chinese economy, and the subsequent expansion of the middle class, with an appetite for fresh, wholesome and safe produce, combined with the technology to deliver products to consumers conveniently, on a mass-scale, uniquely positions us for rapid and profitable market growth in the coming decades.

bUSINESS

Overview

We are a technology-driven, comprehensive distributor and smart retailer of fresh and healthy products in China with a focus on health and sustainability. Our name “Lohas” is an acronym for Lifestyles of Health and Sustainability, which is the core philosophy we deeply embrace. We have extensive experience in fresh produce supply chain management and have 102 overseas and 5 domestic suppliers in 16 countries as of September 30, 2020. We are committed to providing our customers with high-end quality products, which mainly consist of imported fruits, wild-harvested seafood, green vegetables and eggs, as well as nutritious dry goods. Besides the stable and lucrative traditional wholesale business, we are now actively pursuing the smart retail development of fresh products through our smart micro marts, which are intelligent vending machines that provide unique shopping experience. The smart micro marts are deployed in high traffic areas, such as residential communities and commute centers in large cities like Shenzhen and Guangzhou. Our smart micro marts work in combination with our online WeChat public account, self-developed WeChat mini-program “Lohas City,” group purchase program, and temperature-controlled vehicles to offer convenient shopping experiences for our customers.

In late 2018, we began offering the community group purchase program that takes advantage of social proof group buying behavior. Within each group, a Lohas distributor coordinates group purchases through social media services such as WeChat by placing orders and advancing payments on our “Lohas City” mini-program there which we develop and offer on WeChat. Such coordinated purchases help us to further optimize our supply chain, remove intermediate warehouses storage and transportation from our cold supply chain, and speed up delivery.

Driven by rapid growth in market demand for fresh, green and organic products in China, our business grew rapidly before 2020. Our significant growth in revenue from approximately $85.19 million for the fiscal year ended September 30, 2018 to approximately $105.43 million for the year ended September 30, 2019, an increase of 23.76%, was largely attributable to the rise in consumption of high-end imported fruits. However, due to the impacts of COVID-19, we suffered significant declines in revenue and net loss for the fiscal year ended September 30, 2020. Our revenue was approximately $69.73 million for the fiscal year ended September 30, 2020, compared to approximately $105.43 million for the fiscal year ended September 30, 2019, a decrease of $35.70 million, or 33.86%, and our net income decreased from approximately $8.69 million for the fiscal year ended September 30, 2019 to approximately net loss $8.97 million for the fiscal year ended September 30, 2020, a decrease of 203.23%. We expect that our revenue for the six months ending March 31, 2021 would decrease by approximately 20% compared with the six months ended March 31, 2020, and our net income for the six months ending March 31, 2021 would increase by approximately 10% compared with the same period of fiscal year 2020. However, the results of operations for the fiscal year ending September 30, 2021 and beyond are still uncertain and we may continue to be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. For more details on the impacts of COVID-19 on our business, see “—Risks Related to Our Business and Industry—The outbreak of the coronavirus (COVID-19) worldwide has had an adverse impact on our business, results of operations and financial condition.”

Our Business Model

We operate an F2B2C (“Farm to Business to Consumer”) model, which allows us to deliver high-quality fresh and natural products to our customers directly from their source. Some important aspects of how we operate include:

●	we directly manage the entire distribution channel;

●	we have diversity of sourcing with products procured from many farms in many different countries;

●	we started introducing smart micro marts to automate retail sales in October 2018;

●	our retailers pre-order and pre-pay;

●	we have temperature controls and rapid movement of perishable products; and

●	we offer consumers group purchase driven by social media.

What is different about our model?	Why is this important?
No middlemen	Significant reduction in costs
Reliable sources of products	Enhances product quality and safety
Minimal inventory in pipeline	More efficient use of working capital
Smart micro marts (automated self-serve vending machines) since October 2018.	Eliminates retail overhead and provides consumers with healthy vending options
Pre-orders and pre-payment	We are not on the hook for unsold products, and payment is guaranteed, which results in low financial risks
Temperature monitored and controlled remotely at each stage	Maintaining freshness of produce and dramatically reduce spoilage rate
City distributors and group purchase	Social media organized buying groups serve as new retail outlets

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

Unique “Lohas” philosophy emphasizing health and sustainability Our name “Lohas” is an acronym for Lifestyles of Health and Sustainability, which is the core philosophy we deeply embrace. Our products are sourced from 16 countries, which mainly consist of imported fruits, wild-harvested seafood, pollution-free vegetables and eggs, as well as nutritious dry goods. We are able to maintain the high quality of our products by working closely with our international suppliers. Accordingly, we monitor our independent growers to ensure that their products meet our agricultural and quality control standards, offer technical assistance on certain aspects of production and packing and, in some cases, manage the farms. The quality assurance process starts from the farms and continues as harvested products enter our packaging facilities. Consistent with this strategy, our product selection process removes items that do not meet our strict quality guidelines. All products undergo a stringent review process to ensure the products we sell meet our standards. We believe such transparency helps us earn trust with our customers over the long run.

Innovative smart retail strategy providing on-demand access to a wide selection of fresh and healthy products to consumers. Unlike the sugar or sodium-based products found in traditional vending machines, since October 2018, we started to offer fresh, natural, organic and healthy food choices in our smart micro marts. The produce in the smart micro marts is kept fresh daily using a replenishment network of temperature-controlled delivery vehicles. Our smart micro marts are placed in areas with convenience of purchase in mind. Examples include residential communities and commute centers in large cities, which guarantee a high level of stable daily traffic. Our deployment of smart micro marts addresses the problem of “the last 100 meters of delivery,” meeting the growing consumer needs for ready-to-eat and on-the-go fresh food. To buy food on the smart micro marts, our customers just need scan the QR code to unlock the door, then take out whatever they want and close the door. Transactions will be completed instantly and automatically through mobile payments. We designed and developed this vending technology and process, which earned us 2 software copyrights. Meanwhile, transaction data will be collected and analyzed to better serve our customers with quality on-demand products.

Robust supply chain management system ensuring reliability and quality of products. We have re-engineered supply chain management, eliminating the traditional layer of middlemen, which results in several major benefits. A portion of the cost reduction is passed along to consumers, providing us with critical wholesale and retail price advantages. Our fresh produce is also temperature monitored and controlled remotely at each stage of the whole delivery process, which results a reduction of perishable food spoilage. While food spoilage is an ongoing and growing issue in the highly perishable produce industry, we believe our product food spoilage does not have a significant impact on our operations. Reducing food spoilage lowers operating costs.

Strong brand loyalty amplified by launching our own brand products. In addition to fresh produce, we carry a line of Lohas branded products that reflect the principles of healthy and sustainable lifestyle. Our brand is well received and is gaining popularity, as we provide quality and affordable fresh products to more people and build an online community of followers from around the world who truly understand what the Lohas brand represents.

Experienced management team. We have assembled a management team of highly experienced leaders with significant industry expertise. Our senior leaders have track records of producing profitable growth in a wide variety of industries and economic conditions. Our Chairman and CEO, Mr. Yanyue Zhang, the founder of our company has been in the traditional wholesale and distribution industry of imported fruits for more than ten years. Mr. Zhang and his family have built partnerships with 17 production farms and about 90 suppliers all over the world in the past 16 years.

Our Growth Strategies

We believe we are in the early but fast-growing stages of realizing our goal to bring fresh, healthy food options to consumers around the world. Our growth strategies are focused on continuously improving our technology to attract more customers, leveraging consumer transactional data to increase sales, introducing new products, and exploring new markets.

To date, our investments in information technology, including purchasing, receiving, inventory, warehousing, distribution, retail, point-of-sale, accounting, reporting and financial systems, have driven our growth. Since we have proven that our business is scalable and manageable during rapid growth periods, we are poised to expand in several areas as follows:

Continually enhance our technology in order to retain and grow our customer base. We will invest in improving our technologies involving smart micro marts and developing a traceability system that monitors how our products move along our entire distribution pipeline. Our technologies on smart micro marts will be updated to improve mobile functionality and develop new features, bringing to customers better shopping experience. We will continue to explore in our big data analysis, artificial intelligence and machine learning capabilities to deepen the personalized experience that we offer to all of our customers. We will also expand our cross-selling and up-selling efforts on our mobile platform. We expect our traceability system to enable us to move products faster along our supply chain while maintaining strict quality control, which we believe will reduce food spoilage rate and leads to higher profit margin. We also expect the traceability system to be able to show our customers how our products are grown in the sourcing farms by employing 5G live-stream technology and how our products are moving along the supply chain, assuring our customers of the quality and safety of our products. We plan to enhance our technologies using funds generated from our daily operations and proceeds from this offering.

Further penetrate our existing markets. We will expand the number of smart micro marts in about 90 Chinese cities where we currently operate. We will use customer purchase data to identify the best locations for future unit deployments and provide tailored recommendations and services for regular customers. In addition, we will continue to bring in more varieties of fresh food based on our customers’ needs and explore new ways of marketing to stimulate buying. We will also develop smart micro marts that sell frozen seafood other than fresh produce. The frozen seafood models will accelerate placement of smart micro marts throughout our network.

Deploy smart micro marts to new cities and amplify the network of city distributors. We will take into consideration local purchasing power, consumption level, geographical locations and other relevant factors to add new cities in our development strategy. To support our plan to expand beyond the cities where we currently operate, we plan to deploy smart micro marts in new cities, intensify efforts to recruit city distributors, establish retailer support centers to provide technical support and provide fast delivery service in cities like Guangzhou, Foshan, Chongqing, Yiyang and Changsha. Specifically, we plan to increase our network of smart micro marts to approximately 2,000 operating units by the end of calendar 2021 and expect to use part of the proceeds from this offering to fund this expansion. In addition, we anticipate that the development of new city distributors will continue to serve as a major driver in our urban market expansion in China.

Expand our private label product line. In addition to fresh produce, we carry a line of Lohas branded products. We will continue to expand the scope of our Lohas branded packaged items to include more wild-harvested seafood, nuts and other items based on products trending among consumers in China. As long as the product aligns with our core values of health and sustainability, the item can be branded and added to our distribution system for sale at retail outlets.

Expand our group purchase program. Our group purchase program delivers products to entire residential communities, either to door or to personalized storage units. Our coordinators use WeChat to organize large group purchases of products among residents of residential communities. Group purchases provide our customers with cost savings while resulting in large orders for us. Orders are placed using our WeChat mini-program and physical delivery occurs within hours. The convenient home delivery solution brings products directly to the buyers’ doorsteps if they are at home, or to “smart storage lockers” if they are not at home. Similar to the way Amazon.com has deployed storage and pick up units in the U.S., our lockers are individually assigned to customers, and products are kept fresh until locker is opened and items are retrieved.

Continue to build our brand and team. The fast expansion of our new retail business requires strong brand recognition and more talents. We will continue to increase the awareness, credibility, and influence of the Lohas brand by enhancing our online and offline marketing efforts so that the brand effect would help drive market expansion. We will continue to enhance our online marketing activities by advertisements via various social media channels such as WeChat and our company website. Offline marketing activities are conducted through cooperating with local partners, organizing training camps for our wholesalers and retailers, and various promotional events. Specifically, we will target Lohas consumer profiles with personalized content in the most effective traditional, digital and social media. Our content will reinforce our consumer value proposition to raise awareness and interest of our smart micro marts to drive incremental new sales as well as retain existing customers. Our WeChat mini-program “Lohas City” leads to more ways to target specific user segments using customer acquisition, growth and retention strategies. Meanwhile, we will invest in cultivating our marketing and technology teams through training existing employees and hiring new high-skilled and qualified personnel to make the teams more creative and responsive, ensuring global expansion of our business.

Expand globally. Ultimately, by enhancing our marketing capabilities, we will look to expand our business models outside of China, first among Pacific rim countries, many of which we already source our products from today. Additionally, we plan to broaden our distribution network to penetrate overseas markets. The government of China has made enormous capital investments in the “Belt & Road” initiative. This project is creating a vast network of railways, energy pipelines, highways, and streamlined border crossings, both westward—through the mountainous former Soviet republics—and southward, to Pakistan, India, and the rest of Southeast Asia, with the stated goal of allowing Chinese companies expand into new markets. We intend to replicate the rapid expansion we have achieved in China and to collaborate with local partners in overseas markets where it would be efficient to do so. We also strive to partner with well-established companies so that we complement each other in capabilities of marketing, distributing and customer services.

Our Products

We focus our product offerings on fresh, green and healthy foods. Foods are generally considered “fresh” if they are minimally processed or in their raw state not subject to any type of preservation or freezing. Green foods can be broadly defined as foods that are environmentally friendly, minimally processed and are free of synthetic preservatives, artificial sweeteners, colors, flavors and other additives, growth hormones, antibiotics, hydrogenated oils, stabilizers and emulsifiers. Essentially, our products are largely free of non-naturally occurring chemicals and are as near to their whole, natural state as possible.

Product Selection Guidelines

We have a set of strict quality guidelines covering all products we sell. For example, we sell only fresh, green and healthy products and do not approve for sale food known to contain synthetic preservatives, artificial colors, flavors, or sweeteners or partially hydrogenated or hydrogenated oils, regardless of the proportion of its natural or organic ingredients. We actively research new products in the marketplace through our product vendors, private label manufacturers, data analysis, customer requests and general trends in popular media.

What We Sell

We offer over 148 fresh, green and healthy products, which mainly consist of imported fruits, wild-harvested seafood, vegetables, eggs, as well as nutritious dry goods.

Our primary product line contains a wide variety of fresh fruit. Our top fresh fruit items include durians from Thailand, cherries from Canada, the United States, and Chile, gold kiwis from New Zealand, grapes from Australia, dragon fruits from Vietnam, sugar apples from Taiwan, oranges from Australia, South Africa and the United States, and avocados from Mexico. We strive to offer a variety of high-end fresh produce offerings that are not typically found at conventional food retailers in China.

We also offer wild-harvested seafood. For example, we have bluefin tuna from the Pacific Ocean, which is stored and transported in specially designed freezers with -60 degrees Celsius instant freezing technologies, so that customers can enjoy the best tuna through our platform. In addition, we carry a line of Lohas branded products that reflect the principles of healthy living and sustainability. These include popular items in packaged good varieties, such as Lohas bottled water, Lohas nuts and Lohas raisins.

Sourcing

The sources of our products are diverse. We have 102 overseas and 5 domestic suppliers in 16 countries as of September 30, 2020. We believe the supply chain diversification is critical to enhance the stability of supply and quality of our products.

We also believe, based on our industry experience, that our strong relationships in the produce business provide us a competitive advantage and enable us to offer high-quality produce at prices we believe are significantly below those of conventional food retailers and even further below high-end natural and organic food retailers. We select farms and suppliers based on their reputation, industry positions, historical output stability and product quality.

During the fiscal years ended September 30, 2019 and 2020, our two largest suppliers of overseas fruits accounted for approximately 40.82% and 31.75% of our total purchases in fiscal years ended September 30, 2019 and 2020, respectively. See “Risk Factors—Risks Related to our Business and Industry—Disruption of significant supplier relationships could negatively affect our business.”

We enter into standard supply agreements with our international suppliers. Typically, the supplier is responsible for the cost of carriage and assumes all risks until the goods are delivered to the port of destination. Once the goods arrive at port of destination in China, we are responsible for all risks. We normally ask our suppliers to arrange certain insurance for loss or damage of goods during the transport.

Distribution

We sell our products via a variety of channels, including wholesalers, city distributors, smart micro marts, group purchase program and other retailers. These diverse channels allow us to penetrate differentiated markets and capture a wide spectrum of customers. Based on our analysis of current consumption trends and market opportunities, we are actively promoting the “Innovative Community Marketing” initiative under which we have restructured the division of our traditional sales channels and have grouped the City Distributors, Smart Micro Marts and Group Purchase Program under a single framework. This regrouping enables the three tech-infused new channels to share resources and benefit from each other’s growth. For the fiscal years ended September 30, 2019 and 2020, approximately 91.32% and 87.86% of our revenues were derived from our distributions to wholesalers, respectively. Approximately 1.71% and 2.01% of our revenues for the fiscal years ended September 30, 2019 and 2020, respectively, were generated from group purchases and smart micro marts in aggregate.

Wholesalers

Currently, we have more than 140 wholesalers located in various cities in China. Our wholesaler customers mainly consist of large fruit wholesale companies. Typically, these wholesalers place orders with us after the fresh products have departed the countries of origin. Once these products arrive at port of destination in China, third party logistics companies will deliver these products to each wholesaler’s designated location where the products are inspected and accepted by the wholesalers. Our wholesaler customers will then pay us in accordance with the terms of their orders.

Innovative Community Marketing

●	City Distributors and other Retailers

We currently service more than 120 retailer customers (including city distributors and other retailers) located in more than 10 cities in China with daily deliveries of fresh products using services provided by third party logistics companies. Our retailer customers are mainly located in coastal cities in southeastern China. They place orders through our WeChat mini-program “Lohas City,” and the payment is made when the order is placed. By requesting our retailer customers to pay up-front, we eliminate the risk of non-payment. Our retailer customers mainly consist of retail stores who sell to end consumers as well as direct delivery service providers that distribute our products to institutional customers such as business offices.

●	Smart Micro Marts

Since October 2018, we have also developed smart micro marts and deployed about 300 units at residential communities and commute centers in cities like Shenzhen and Guangzhou. Smart micro marts are refrigerated fresh food vending machines that, when used in combination with our WeChat “Lohas City” mini-program, allow consumers to purchase produce and other items using electronic mobile payments. Each smart micro mart typically offers 6-8 different types of products at a time. We restock these smart micro marts on a daily basis with delivery vehicles operated by us.

Unlike the sugar or sodium-based consumable products found in traditional vending machines, we offer fresh, natural and healthy food choices in our smart micro marts. The products in the smart micro marts are kept fresh daily using a replenishment network of temperature-controlled delivery vehicles. All fresh products remain stored in a temperature-controlled environment, which is monitored and controlled from a central location, until purchase. Our end-to-end control of our supply chain and daily replenishment system means that the products purchased at our smart micro marts meet or exceed our customers’ expectations for safety, freshness and quality.

Our smart micro mart delivers a simple and elegant purchase experience. Once the user scans the QR code on the unit using a mobile phone, our WeChat mini-program “Lohas City” is launched on the mobile phone and the door is unlocked. The user then opens the door and selects products. The smart mart detects which item was removed and adds it to the mini-program’s shopping cart. If the user decides to put an item back, that item instantly disappears from the shopping cart. To complete the transaction, the user simply closes the door. The transaction completes with a mobile payment.

Smart micro marts are placed in areas with convenience of purchase in mind, such as residential communities and commute centers in large cities. Future locations are expected to include office buildings and hospitals, which normally have a good and stable flow of foot traffic. We typically pay a monthly lease for our smart micro mart locations. The average lease for a smart micro mart is approximately RMB150 (approximately $22.35) per month.

Our smart micro marts were manufactured by a third-party manufacturer, Guangdong Husky Refrigeration Technology Co., Ltd.

●	Group Purchase Program

Our group purchase program allows us to sell to entire residential communities. Results of market research and our pilot program have provided encouraging data for the development and commercialization of our group purchase program. In late 2018, we began offering the community group purchase program that takes advantage of social proof group buying behavior. Within each group, a Lohas distributor coordinates group purchases through social media services such as WeChat by placing orders and advancing payments on our “Lohas City” mini-program. Such coordinated purchases help us to further optimize our supply chain, remove intermediate warehouses storage and transportation from our cold supply chain, and speed up delivery.

In addition, group purchases provide our customers with cost savings while resulting in large orders for us. Orders are placed using our application and physical delivery typically occur within hours. This convenient home delivery solution brings products directly to the buyers’ doorsteps if they are at home, or to “smart storage lockers” if they are not at home. Similar to the way Amazon.com has deployed storage and pick up units in the U.S., our lockers are individually assigned to customers, and products are kept fresh until the locker is opened and items are retrieved.

Early in 2020, we began to explore using live-stream shopping to advertise our products. Live-stream shopping is real-time, spontaneous and interactive. Viewers can immediately purchase an item from an embedded link in our live streaming videos on our “Lohas City” mini-program and WeChat public account. Live-stream shopping not only helps mitigate the impacts of the coronavirus pandemic on our operating results, but also allows us to engage consumers and tap the emerging but rapidly-growing live-stream shopping markets. We currently integrate this channel with our group purchase program.

Supply Chain Management

We have re-engineered supply chain management, eliminating the traditional layer of middlemen, resulting in several major benefits. A scan of a product’s unique identifier code records passage along supply chain, the source and country of origin and real-time product look-up and tracking.

Shipping from overseas sources is conducted via land, sea and air and is completely controlled by us. Temperature is monitored and adjusted throughout each distribution channel, and at any moment we can be automatically notified of temperature variances outside of acceptable ranges. Upon receiving an alert, we know exactly where and what product is impacted and act swiftly to make corrections or reject product loads from continuing in our supply pipeline.

Technology

To support our operations, we use the following our proprietary technologies for point of sale processing, supply chain, payment and various other processes and transactions and all of such technologies have been registered as and protected by software copyrights in China except for “Lohas City” mini-program:

No.	Software System	Registration No.	Functions
1	Lohas Quality Products Mobile IoT Traceability System V1.0	2014SR169576	With the combination of pictures and real-time videos, this system supports the traceability of the whole chain from farm cultivation to customs declaration, customs inspection, warehousing, logistics and sales.
2	Lohas Quality Products Management System V1.0	2014SR169575	This system enables users to handle transactions through the platform and to centralize and unify information and data.
3	Lohas City Credit Sponsor Management System	2015SR210180	This system collects and manages information of credit sponsors that recommend city operators, group purchase organizers, wholesalers, retailers, etc. based on the sponsors’ credit.
4	Lohas City Mobile Internet Operators Management System V1.0	2015SR203810	This system manages the operators, through the features of information collection, decentralized database management and role-based authority control.
5	Lohas Quality Products Quality and Safety Traceability System V1.0	2016SR335604	This system helps purchasers learn and buy products through the platform and producers manage product quality in the production and transportation process.
6	Lohas Quality Products Supply Chain Management System V1.0	2016SR335600	This management system provides a unified interface, and data management and analysis functions. Users can design their own interface layout, data structure and function modules and develop new application systems customized for their actual situation.

7	GPS Positioning, Dispatching and Monitoring Management System for Cold Chain Transport Vehicles of Lohas Quality Products V1.0	2016SR335661	This system monitors vehicle transportation via cameras by adopting vehicle-mounted video monitoring technology, mobile communication technology, GPS satellite positioning technology, GIS geographic information technology and open platform architecture technology. It collects real-time video information of the vehicles and communicates with relevant personnel so as to provide visual data for vehicle dispatch decision-makings, improve dispatch efficiency and lower operation cost.
8	Cold Chain Logistics Management System for Lohas Quality Products Vehicles V1.0	2016SR369906	This system focuses on establishing an information platform for centralized and unified planning and scheduling. It can comprehensively manage transportation resources and routes, and supervise the whole process of transportation operations. Based on the cold chain management, this system has competitive advantages in dynamic loading, cost accounting and process management. The system integrates the applications of order management, dispatching management, vehicle management, transportation control, cargo tracking, warehouse management, daily documents, current accounts and authority allocation. It covers core operation processes of logistics such as order, vehicle status management, inventory management and GPS positioning, and provides a multifaced solution for logistics operations.
9	Wireless Temperature and Humidity Monitoring System for Lohas Cold Chain Vehicle V1.0	2016SR372414	This system offers a cold chain monitoring platform for equipment’s temperature and humidity management, data analysis and alert notification.
10	Lohas Quality Products Electronic Contract Management Service System V1.0	2017SR001164	This system offers a user-friendly interface and a safe, scalable database. This system allows loggers with different permissions to log in to the system through their own login names and passwords. Contracts are entered, amended and managed by the administrator (who has broad authority), the operator (who can input contracts) and the reviewer (who reviews contracts). Ordinary loggers only have the right to view contracts. Users can customize and generate contracts based on contract categories, clause categories and contract templates.
11	Lohas Quality Products Trading Index Analysis System V1.0	2017SR001160	This system helps users to quickly collect and process various types of data, obtain real-time analysis results, make marketing decisions and improve services.

12	Lohas Quality Products Comprehensive Index Evaluation System V1.0	2017SR001157	This system can evaluate commodities online in real time. When evaluating products, consumers are offered to select specific indicators on the product evaluation page. Merchants can continuously optimize the goods evaluation system according to consumers’ feedback on specifications, properties, materials and other indicators.
13	Lohas Quality Products Communication Power and Public Opinion Monitoring Analysis System V1.0	2017SR066385	This software provides website tracking, forum posting, network-wide monitoring and other intelligence monitoring functions. It supports the addition of search engines, targeted collection of blog forums and websites, and sets priorities for website downloading. It supports the combined search of keywords, monitors keywords of downloading information, and automatically saves them in the specified directory. It also supports a variety of search syntax.
14	Lohas Quality Products Electronic Contract Cloud Platform System V1.0	2017SR066112	This system is an electronic contract service platform that allows electronic contract signing and verification.
15	Lohas Quality Products Base Visual Monitoring System V1.0	2017SR065941	This system is a visual monitoring system for production bases. There are four layers: (1) presentation, (2) access, (3) operation and management, and (4) equipment access/data persistence. It has five advantages: (1) graphical monitoring page based on multithreading, (2) acquisition and collection of monitoring information under multi-platform, (3) process control, (4) thread synchronization, and (5) transfer of monitoring information. The system includes voice intercom module, real-time monitoring module, video playback module, alarm processing module, decoding wall module, electronic map module, and platform control module.
16	Lohas Quality Products Cloud Arbitration Dispute Resolution Platform System V1.0	2017SR065936	This system integrates multiple functional modules, including internal filing process, court session process, arbitration application, acceptance and approval, document delivery, pre-trial preparation, postponement of court session, second court session, collegial adjudication, case cancellation, case closure, case retrieval, compilation of laws and regulations, case statistics, system debugging, modification of login password, and system management.
17	Lohas Shopping System V1.0	2017SR741085	This e-commerce platform software provides a convenient online shopping environment for users. It is divided into front-end management and back-end management. The front-end system allows users to complete registration, login, classified inquiry of commodity information, shopping, payment, shopping cart management and checkout. The back-end administrator can manage goods, orders and the operation system.

18	Lohas Remuneration Distribution System V1.0	2017SR741081	This remuneration distribution management system is specially designed for product marketing. Through this system, enterprises can effectively manage downstream distributors, incentivize agents, and easily review distribution data. It supports searching profit distribution statistics by brand, agent, merchant and transaction time, and has sound delivery record management and reports generation functions.
19	Lohas Mall (O2O) Promotion System V1.0	2017SR740497	This marketing platform software is specially used for O2O (online to offline) Mall. It has various promotional functions to allow interaction with users and stimulate sales volume.
20	Lohas Mall (Big Data) Statistics System V1.0	2017SR739673	This system processes and analyzes big data information of the mall, and displays it in the form of reports and charts.
21	Lohas Whole Traceability Visualization System V1.0	2018SR927361	This system realizes the whole supply chain traceability of products from planting, processing, customs declaration, customs inspection, storage, logistics to sales, and establishes the quality traceability system from farm to dining table.
22	Lohas Smart Micro Marts System V4.0	2018SR926791	Based on image recognition, gravity sensing and password-free payment technologies and the “Lohas City” mini program, this system provides consumers with 24-hour convenient “Scan Code Purchase” experience.
23	Lohas Purchase-sell-stock System V1.0	2019SR0429623	Based on cloud technology, this system connects purchase, sale and stock management. Its functions include order management, warehouse management, financial management and accounts analysis.
24	Lohas Consumption Platform V1.0	2020SR0863426	This consumption platform mainly consists of commodity classification and personal center. Users can conveniently view product information on the platform, which assists them in purchasing goods.
25	Lohas Platform for Merchants to Settle	2020SR0864440	This is built for Lohas merchants to do business on Lohas platform and allow them to access Lohas products, supply chain, new retail methods, and customers resources.
26	Lohas Merchant Platform V1.0	2020SR0863517	It is an application for merchant-related data management. It provides merchants (the Company’s distributors) with information management functions. It displays and manages information by operation modules such as mall information, select products and message.

27	Lohas Commodity Regional Sales Management System V1.0	2020SR0865386	It is a comprehensive sales management software. It manages sales orders, sales shipments, sales returns, and sales invoicing. It offers a solution for standardizing sales practice, promoting offline sales and sorting out distribution channels.
28	Lohas Cashier System Platform	2020SR0863537	It is an internet-based cashier management platform. Its interface enables online cashier operations and front-end cashier command execution. This system allows timely, holistic data management and analysis.
29	Lohas Smart Micro Marts System V1.0	2014SR188494	It remotely and constantly monitors the operation of each smart micro mart, providing replenishment reminders and sales reports.
30	Lohas City Mobile Internet Consumption Platform System V1.0	2014SR148484	Management of the entire platform, such as payment method, homepage setting, function setting of merchant management, settlement and other functions.
31	Lohas City Mobile Internet Merchant Management System V1.0	2015SR203805	Functions of e-commerce platform such as commodity release, delivery management, customer service, etc.
32	Lohas City Mall Platform Mobile Application Software (Android) V1.0	2016SR387276	Providing a purchase entrance for operators, direct wholesale customers and consumers that purchase as per piece.
33	Lohas City Mall Platform Mobile Application Software (IOS) V1.0	2016SR387271	Same as above.
34	Lohas Housekeeping Platform V1.0	2020SR0863510	This platform supports functions such as cashier operation, order management, business statics analysis for Lohas merchants.
35	Lohas Mall Direct Wholesale System V1.0	2017SR740918	Management functions of qualification, account period, repayment and order of direct wholesale customers.
36	Lohas Unified Fee-splitting Platform System V1.0	2019SR0429629	Interface with the fee-splitting mechanism, calculation function, etc. of business systems of e-commerce platform and Smart Micro Marts.
37	Lohas Logistics Operation System V1.0	2017SR739834	Delivery management based on the receiver address of orders that can set the delivery area of the carrier.
The function of automatically sending delivery orders and managing the whole delivery process.
38	“Lohas City” mini-program		An innovative platform built into WeChat, facilitating discovery and purchase of our products by consumers either individually or through our group purchase program.

For the fiscal years ended September 30, 2019 and 2020, we recorded $0.43 million and $0.06 million of revenues from providing technical services (including royalty income from use of our e-commerce platform by city distributors), accounting for 0.41% and 0.08% of our total revenue, respectively.

Marketing and Advertising

We advertise our products and support our brand image through the use of social media, primarily WeChat, our website, merchant associations and community promotions.

We continue to promote and enhance our digital presence to further connect with our customers. We developed and maintain a WeChat mini-program “Lohas City,” on which we include mobile coupons and customized offers based on the user’s preferences. In addition, our websites, http://www.lohas.com and http://www.lohas.sh/en, and display screens on our smart micro marts provide weekly sales flyers, highlighting our product offerings and special deals. We also continue to expand our social media platform. As of the date of this prospectus, more than 158,300 members have made at least one purchase from us through our digital platform (comprised of WeChat public account, “Lohas City” mini-program, smart micro marts and website).

 In addition, we enter into cooperation agreements with qualified business entities across the country to build market share and promote brand awareness for our products and services. We seek these business entities with required business skills and financial strength to operate as our authorized city distributors within specific geographic territories. The cooperation agreement requires these city distributors to pay a one-time fee to us so that they can be authorized to use our intellectual properties and other technical services. In addition, they are required to purchase products and services from us to distribute in their territories. We are required to provide all initial training and technical support as well as continuing operating assistance to these distributors. The typical initial term of a cooperation agreement is three years. The parties may extend the term for another three years.

Our Customers

We target Lohas consumers that actively seek out a healthier and more sustainable lifestyle. Our target customer seeks a wide assortment of high-quality fresh, natural and organic food at competitive prices. We believe the majority of our customers are attracted to our fresh produce, which we offer at prices we believe are significantly below those of conventional food retailers and even further below high-end natural and organic food retailers.

Competition

We operate within the intensely competitive and highly fragmented natural and organic food industry which encompasses a wide array of food retailers, including large conventional independent and chain supermarkets, warehouse clubs, small grocery and convenience stores, as well as natural and organic, specialty, discount and other food retailers with brick & mortar and/or online presence.

Based on our industry experience, we also believe consumers are increasingly focused on health and wellness and are actively seeking healthy foods in order to improve eating habits. This overall demand for healthy products is driven by many factors, including increased awareness about the benefits of eating healthy, a greater focus on preventative health measures, and the rising costs of health care. We believe customers are attracted to retailers with comprehensive health and wellness product offerings. As a result, food retailers are offering an increased assortment of fresh, natural and organic foods as well as vitamins and supplements to meet this demand.

Despite the highly fragmented fresh food supply chain industry in China, we believe we have two main competitors in the “smart retail” space. These competitors are singled out as they have similar make up and future designs as we do—they are a traditional supplier of perishable foods to independent or self-owned retailers, but are also currently investing in technology and innovation as a break-out strategy to capture significant market share from competitors.

●	Great-Sun Foods Co., Ltd. (宏辉果蔬) engages in the cultivation, post-harvest acquisition, field pre-cooling, frozen storage, product selection and classification, processing and packaging, and cold chain distribution of over 80 types of fruits and vegetables. Founded in 1992 in Shantou, China, Great-Sun Foods Co., Ltd. (“Great-Sun”) is currently a high-volume supplier for a number of well-known supermarket chains and wholesalers, including but not limited to Yonghui Supermarket, ParknShop, China Resources Vanguard (including Tesco China), Xinhua Supermarket, Lianhua Supermarket, BBK Supermarket, Hualian Hypermarket, Jiajiayue Supermarket, Shangshu Yonghui Supermarket, Lotus Supermarket, Wumart, and RT-Mart. Meanwhile, it also supplies directly from the field to the prominent Chinese online retailer, JD.com, with its cold-chain logistics system. Different from Great-Sun which mainly source from and sells products in China, vast majority of our products sourced from other countries.

●	Miss Fresh (每日优鲜). Founded in 2014 in China, Miss Fresh (Meiri Youxian) is an online-to-offline e-commerce platform that offers delivery services of fresh produce, including fruits, vegetables, meat, eggs, seafood, dairy products, beverages, and other daily dining and living items. The company operates in approximately 10 large cities in China with cold chain delivery networks. We believe we have more stable supplies and as a result, can offer products with more competitive prices.

Our strategy to maintain a dominant position over these competitors has been to accelerate the placement of smart micro marts, uphold the edge in technological innovation, and maintain superior transparency throughout the temperature-controlled supply chain, explore opportunity for group purchases, continue to run a more efficient supply chain, and sustain a competitive edge with faster movement of product from harvest to consumption.

Intellectual Property

We currently hold three registered trademarks, three registered copyrights of work, 37 software copyrights and four domain names including http://www.lohas.com, http://www.lohas100.com, http://www.lohas1000.com, and http://www.lohas.sh/en. We believe that our intellectual properties are valuable assets that reinforce our customers’ favorable perception of our Lohas brand products. We consider these intellectual properties to be of material importance and actively defend and enforce such intellectual properties. We seek to protect our intellectual properties through a combination of trademark and copyright protection laws in China, as well as through confidentiality agreements and other measures.

In addition, some of the important trademarks that we are using, including  , are owned by Shenzhen Lohas, a 99.333334% shareholder of Lohas Agricultural. Lohas Agricultural entered into a trademark licensing agreement with Shenzhen Lohas on August 17, 2019, pursuant to which we obtained an exclusive license to use these trademarks during their respective valid periods. We are required to use these trademarks within their respective scope of services approved by the Chinese trademark authority. However, our use of some of the trademarks may be considered as beyond the authorized scope of use and as a result, we could be deemed as breaching the trademark licensing agreement by Shenzhen Lohas or even subject to claims that our activities or the products we sell infringe, misappropriate or otherwise violate the intellectual property rights of other parties. See “Risk Factors—Risks Related to Risks Related to Our Business and Industry—We may be subject to intellectual property infringement claims or other allegations by third parties, which may materially and adversely affect our business, financial condition and prospects.”

Facilities

Our corporate headquarters are located in Xiangjiang Financial Center (Industrial Zone), Unit 19, 3rd Street, Xinghai Avenue, Nanshan District, Shenzhen, Guangdong Province. We moved into Rooms 2202, 2203, 2214, 2215 and 2216 of Xiangjiang Financial Center in January 2020 and terminated our prior lease of space at Yisibo Software Building, Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong Province on January 31, 2020. On August 10, 2020, we changed our office rooms in Xiangjiang Financial Center to Rooms 2212A, 2213 and 2214B thereof, and entered into lease agreements with respect thereto on August 10, 2020, pursuant to which we lease an area of approximately 306.5 square meters at a monthly rent of RMB42,910 (approximately $6,540) for a term of three years. The monthly rent will increase to RMB45,056 commencing on the beginning of the third year or August 10, 2022 during the lease term. For risks associated with our leased facility, see “—Risks Related to Our Business and Industry—Our leased property interests may be defective and could result in claims, monetary penalties, increased cost of operation or otherwise harm on our business.” We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Employees

As of the date of this prospectus, we had a total of 30 employees. The following table shows the number of our employees by function.

Function	Number of Employees
Management	3
Finance	4
Procurement	8
Technology	1
Marketing and Sales	9
Strategies	1
Logistics	2
Brand Management	2
Total	30

As required by laws and regulations in China, we contribute to various statutory employee benefit plans that are organized by municipal and provincial governments, including pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance plans as well as the housing provident fund. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. We believe we are in full compliance with the applicable PRC laws with respect to the employment matter.

We enter into standard labor contracts with our key employees. The labor contract with our key personnel typically includes a confidentiality covenant that requires employees to protect our confidential information during their employment. In addition, employees are prohibited from entering into another employment relationship with a third party, which may adversely affect our business.

None of our employees are subject to collective bargaining agreements. We consider our relations with our employees to be good, and we have never experienced a strike or significant work stoppage.

Insurance

We pay various statutory employee benefits, including housing fund, pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Our Ping An food safety insurance with an aggregate liability limit of RMB20 million has expired and we intend to renew it in the future. In addition, we do not maintain business interruption insurance, general third-party liability insurance, product liability insurance or key-man insurance.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

On March 16, 2020, Shanghai Pudong Development Bank Co., Shenzhen Branch (“SPDB Bank”) filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang and Weijun Huang with People’s Court of Futian District, Shenzhen (“Futian Court”), (i) asking Shenzhen Lohas to repay loan principal and interest of approximately RMB16.59 million (approximately $2.31 million) as of March 11, 2020, as well as interest accrued thereafter until full repayment of the loan; (ii) requesting Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang and Weijun Huang to satisfy their guaranty obligations under the loan; and (iii) demanding the above defendants to pay for its litigation costs. Given that Shenzhen City Small and Medium Enterprise Financing Guarantee Co., Ltd. (“SME Guarantee”) had paid part of the loan principal and interest in the amount of approximately RMB13.32 million (approximately $1.88 million), in the hearing of the case, SPDB Bank reduced the amount it sought. On April 9, 2020, due to SPDB Bank’s application, the Futian Court issued a written notice informing the Company that some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen since March 24, 2020 and April 3, 2020, respectively, for one year, and the periods have been extended for another year until March 10, 2022 and March 23, 2022, respectively. On September 15, 2020, Shenzhen Lohas submitted a request to Futian Court asking the court to defer judgment by three months so as to allow additional time for the parties to negotiate a settlement. On November 20, 2020, Futian Court entered a judgment in the lawsuit brought by SPDB Bank ordering that Shenzhen Lohas repay SPDB Bank RMB3.35 million (approximately $0.47 million) and interest accruing on RMB3.28 million (approximately $0.46 million) at the rate of 8.4825% per annum from May 22, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang be jointly liable for repaying SPDB Bank. Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang have the right to recover the actual amount of repayment from Shenzhen Lohas after their repayment. On December 9, 2020, Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang filed a joint appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the outstanding loan principal of RMB3.28 million (approximately $0.46 million) due to SPDB Bank to 5.655%. This litigation is ongoing.

On April 2, 2020, SME Guarantee filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong with Futian Court, (i) asking Shenzhen Lohas to repay the amount it had paid to SPDB Bank on behalf of Shenzhen Lohas, interest, default penalty and other expenses, collectively, of approximately RMB14.72 (approximately $2.24 million) as of April 1, 2020, as well as interest accrued thereafter until full repayment of the foregoing sum; (ii) requesting Shenzhen Lohas to pay for its litigation costs; (iii) demanding Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong to be severally and jointly liable for the foregoing claims; (iv) requesting to dispose of accounts receivable of Lohas Supply Chain occurring or existing within 24 months from December 1, 2018 and to affirm that SME Guarantee has priority in right of payment over such accounts receivable up to the amount of the (i) and (ii) claims above; and (v) asking to dispose of the property Yanyue Zhang and Weijun Huang had pledged to SME Guarantee as collateral and to affirm that SME Guarantee has priority in right of payment over the property up to the amount of the (i) and (ii) claims above.

On April 9, 2020, we received notices that upon SME Guarantee’s application, Futian Court had frozen (i) some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural, which had an aggregate balance of RMB5.01 (approximately $0.71), since April 14, 2020 and April 16, 2020, respectively, for one year, (ii) 25% equity interests of Lohas Agricultural held by Shenzhen Lohas since May 12, 2020 for three years, and (iii) accounts receivable by Lohas Supply Chain due from one customer since June 19, 2020 for three years subject to a maximum of RMB2.2 million (approximately $0.31 million), pursuant to the court notices dated May 26, 2020 and June 22, 2020, respectively. On July 22, 2020, Futian Court entered a judgment in the lawsuit brought by SME Guarantee ordering that Shenzhen Lohas repay SME Guarantee the RMB13.32 million (approximately $1.88 million) with interest accruing at the rate of 17% per annum thereon from March 26, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong be jointly liable for repaying SME Guarantee and SME Guarantee has priority in right of payment from disposing of the collaterals. As of the date of this prospectus, we had filed an appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the repayment amount due to SME Guarantee to the rate equal to the commercial bank loan interest rate over the same period. This litigation is ongoing.

On August 15, 2019, Ronghui Xie filed a complaint against Yanyue Zhang with the Futian Court, alleging that Mr. Yanyue Zhang agreed to repurchase Mr. Ronghui Xie’s 200,000 shares of stock of Shenzhen Lohas at a per share price of RMB25 (approximately $3.53) for an aggregate of RMB5 million (approximately $705,706) pursuant to their agreement dated October 10, 2018, but Mr. Yanyue Zhang failed to pay Mr. Ronghui Xie repurchase consideration of RMB4 million (approximately $564,565). Ronghui Xie thus requested the Futian Court to order Yanyue Zhang (i) to repay RMB4 million (approximately $564,565) as well as interest accruing from January 1, 2019 until full repayment at a monthly rate of 2% and (ii) to pay for the litigation costs. Shenzhen Lohas and Lohas Agricultural were listed as third parties in this complaint. On September 16, 2019, due to Ronghui Xie’s application, the Futian Court issued a written notice informing Yanyue Zhang that his 121,249 shares of stock of Shenzhen Lohas and 50% of his house property (valued at approximately RMB17 million) had been frozen since September 6, 2019 and September 9, 2019, respectively, for three years, and his bank account with China Merchants Bank, Shenzhen Branch, had been frozen since September 4, 2019 for one year. Yanyue Zhang beneficially owned 40,871,000 shares of stock of Shenzhen Lohas which had an aggregate of 50,000,000 shares of stock outstanding as of March 6, 2021. On June 15, 2020, the Futian Court entered a judgment in the lawsuit brought by Ronghui Xie ordering that Yanyue Zhang repay Ronghui Xie in the amount of RMB4 million (approximately $564,565), as well as interest accrued from January 1, 2019 to August 19, 2019 at a rate equal to the People’s Bank of China benchmark lending rate and interest accrued from August 20, 2019 until full repayment at a rate equal to the quoted interest rate of loans in the same period announced by China’s National Interbank Funding Center. Yanyue Zhang has been ordered to implement the judgment and has agreed to cooperate in satisfying the judgment and use the above assets to perform relevant repayment obligations. As of the date of this prospectus, Yanyue Zhang confirmed that he has been negotiating with Ronghui Xie on how to fulfil the repayment obligations.

Regulation

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC or our shareholders’ rights to receive dividends and other distributions from us.

Company Law

Pursuant to the PRC Company Law, promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on December, 29 1993, effective as of July 1, 1994, and as revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018, the establishment, operation and management of corporate entities in the PRC are governed by the PRC Company Law. The PRC Company Law defines two types of companies: limited liability companies and limited stock companies.

Lohas WFOE, Lohas Agricultural and their subsidiaries are all limited liability companies established under the PRC Company Law. Unless otherwise stipulated in the related laws on foreign investment, foreign invested companies are also required to comply with the provisions of the PRC Company Law.

Regulations on Food industry

Food Distribution License

According to the Administrative Measures for Food Distribution Licensing, which was promulgated by the China Food and Drug Administration on August 31, 2015 and was latest amended on November 17, 2017, entities engaging in food distributions and catering services in the PRC shall obtain a food distribution license. The food distribution license is issued by food and drug administration at or above the county level and is valid for five years. Lohas Agricultural and Lohas Supply Chain have obtained the food distribution license, respectively.

Food Safety

The Food Safety Law of the PRC, or the Food Safety Law, was promulgated by the Standing Committee of the National People’s Congress on February 28, 2009 and was latest amended on December 29, 2018. The Regulation on the Implementation of the Food Safety Law of the PRC was promulgated by the State Council on July 20, 2009 and was latest amended on October 11, 2019. According to the Food Safety Law, food producers and traders shall be responsible for the safety of the food which they produce or deal in. Food producers and traders shall engage in production and trade in accordance with laws, regulations, and food safety standards, ensure food safety, have integrity and self-discipline, take responsibility to the society and the public, accept supervision from the society, and assume social responsibilities.

Food Recall System

The State has also established a food recall system under the requirement provided in the Food Safety Law. The Administrative Measures for Food Recall, or the Food Recall Measures, was promulgated by the China Food and Drug Administration on March 11, 2015, which became effective on September 1, 2015 and was revised on October 23, 2020. According to the Food Recall Measures, food producers and distributors shall be the primary persons responsible for food safety and bear the obligations to recall and dispose unsafe foods.

Where any food producer or distributor finds that any of the foods it produced or sold is unsafe, it shall immediately cease the production or sale of such food and take necessary measures to prevent and control food safety risks. Where any food producer knows that any of the foods it produced is unsafe, it shall voluntarily recall such food. Based on the seriousness and urgency degree of food safety risks, food recall is divided into three levels.

Level I recall: Where the food has caused or may cause serious health damages or death after consumption, the food producer shall initiate the recall within 24 hours upon learning the risks and report the recall plan to the local market supervision and administration departments at or above the county level.

Level II recall: Where the food has caused or may cause ordinary health damages after consumption, the food producer shall initiate the recall within 48 hours upon learning the risks and report the recall plan to the local market supervision and administration departments at or above the county level.

Level III recall: Where the food label or mark has false indications, the food producer shall initiate the recall within 72 hours upon learning the risks and report the recall plan to the local market supervision and administration departments at or above the county level. If the food with defective label or mark will not cause health damage after consumption, the food producer shall rectify and may voluntarily recall such food.

Consumer Protection

According to the Food Safety Law, consumers suffering damages caused by food which does not meet food safety standards may claim compensations from either producers or distributors. Producers or distributors must make compensation upon requirements and shall not pass the buck. The one who pays the compensation has the right to receive reimbursement from the accountable party. Where producers knowingly produce or distributors knowingly sell unqualified foods, consumers may also claim punitive damages.

According to the Laws of the PRC on the Protection of Consumer Rights and Interests, which was promulgated by the Standing Committee of the National People’s Congress on October 31, 1993 and was latest amended on October 25, 2013, and the Product Quality Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on February 22, 1993 and was latest amended on December 29, 2018, consumers or other victims suffering from personal injuries or property damages due to defects of products have the right to claim compensations either from the distributors or from the producers of the products.

According to the PRC Civil Code promulgated by the National People’s Congress on May 28, 2020, effective on January 1, 2021, producers shall bear tortious liability for any damage caused by their defective products, while distributors shall bear tortious liability for any damage caused due to defects resulting from their own fault.

Regulations on Online Trading

Pursuant to the Measures on Investigation of Delinquency Actions for Online Food Safety, which was promulgated by the China Food and Drug Administration on July 13, 2016 and became effective on October 1, 2016, food producers and distributors engaging in online food trading through its own online platform shall also file with the food and drug administrative department at or above the county level to acquire a filing number. If they fail to file with the food and drug administrative department at or above the county level, food producers and distributors may be ordered to make corrections and given a warning, and if they refuse to make corrections, they will be fined for not less than RMB5,000 but not more than RMB30,000. Lohas Agricultural has filed with Shenzhen Food and Drug Administration and obtained the confirmation of filing on November 15, 2019.

Pursuant to the E-Commerce Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on August 31, 2018 and became effective on January 1, 2019, and the Administrative Measures for Online Trading, which was promulgated by the SAIC on January 26, 2014 and became effective on March 15, 2014, e-commerce business operators shall obtain relevant administrative licenses required by law.

Regulations on Importation and Exportation of Goods

The major PRC laws and regulations governing import and export of goods are Foreign Trade Law of the PRC, or the Foreign Trade Law, Regulations of the PRC on the Administration of Import and Export of Goods, or the Regulations on Import and Export of Goods, Customs Law of the PRC and Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities.

In light of the Foreign Trade Law promulgated by the Standing Committee of the National People’s Congress on May 12 , 1994, amended on April 6, 2004 and November 7, 2016 respectively, save as otherwise provided by laws and administrative regulations, foreign trade operators engaging in goods or technology import and export shall go through the record-filing registration formalities with the competent department of foreign trade under the State Council of the PRC or its authorized institutions. Failing to do the same, the customs shall refuse to process the declaration and clearance of goods imported or exported submitted by such foreign trade operators. A legally registered foreign trade operator is entitled to act as other parties’ agent to handle foreign trade businesses within its business scope. The state practices a uniform system of commodity quality assessment, and makes authentications, inspections, and quarantines to the import and export commodities according to the provisions of relevant laws and administrative regulations. Lohas Supply Chain has completed the record-filing registration and obtained the registration form issued by Shenzhen Economic and Trade and Information Commission on December 7, 2015.

Pursuant to the Customs Law of the PRC amended in 2017, all inward and outward goods shall enter or leave the territory at a place where there is a Customs office, and those goods must be declared and duties on them paid by their sender or receiver or by representatives entrusted by the sender or receiver and approved by and registered with the Customs. To undergo customs declaration formalities, the consignees or consigners for imported or exported goods and the customs declaration enterprises must legally register with the customs offices in accordance with Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities. Engaging in customs declaration without such registration shall be prohibited. Lohas Supply Chain has obtained the registration certificate issued by Shenzhen Customs on December 8, 2015.

Regulations on Import and Export Inspection and Quarantine

The Standing Committee of the National People’s Congress promulgated the Law of the PRC on Import and Export Commodity Inspection, or the Import and Export Commodity Inspection Law, in 1989 and last amended on December 29, 2018. According to the Import and Export Commodity Inspection Law and its Implementations, the State Administration for Commodity Inspection shall make and adjust a Catalog of Import and Export Commodities Subject to Compulsory Inspection. The import and export commodities which are included in the Catalog shall be inspected by the commodity inspection authorities. No permission shall be granted for the sale or use of import commodities specified in the Catalog until they have undergone inspection; and no permission shall be granted for the export of export commodities specified in the Catalog until they have been found to be up to standard through inspection. For export commodities which are subject to compulsory inspection by the commodity inspection authorities in accordance with this Law, the consignor or its agent shall apply to the same authorities for inspection in the places and within the time limit specified by them.

According to the Measures for the Administration of Inspection, Quarantine, and Supervision on the Fruit Entering China, which were promulgated on January 5, 2005 and last amended on November 23, 2018, before concluding a contract or agreement on the trade of the fruit, one shall file an application to the State Administration of Quality Supervision, Inspection and Quarantine for going through the examination and approval formalities for the quarantine and inspection of the fruit and shall obtain an Quarantine License. The fruit on which the inspection and quarantine has not been completed yet shall be stored in the places as designated by the inspection and quarantine institutions. No one may move, sell or use such fruit without approval.

According to the Measures for the Administration of Entry-Exit Inspection and Quarantine Enterprises, to apply for inspection the entity shall complete the filing procedures to the Customs. The consignor shall apply for inspection on its own or by its agent. Lohas Supply Chain has completed the filing procedures and obtained the confirmation of filing issued by Shenzhen Entry-Exit Inspection and Quarantine Bureau on September 26, 2017.

Regulations on Value-added Telecommunication Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, which was amended on July 29, 2014 and February 6, 2016. The Telecom Regulations is the primary PRC law governing telecommunication services and sets out the general regulatory framework for telecommunication services provided by PRC companies. The Telecom Regulations distinguishes between “basic telecommunication services” and “value-added telecommunication services.” The Telecom Regulations defines value-added telecommunications services as telecommunications and information services provided through public networks. Pursuant to the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the Ministry of Industry and Information Technology, or its provincial level counterparts.

The Catalog of Telecommunications Business, or the Catalog, which was issued as an attachment to the Telecom Regulations and last updated on June 6, 2019, further categorizes value-added telecommunication services into two classes: Class 1 value-added telecommunication services and Class 2 value-added telecommunication services. Online data processing and transaction processing business and Information services provided via internet fall within Class 2 value-added telecommunications services.

On July 3, 2017, the Ministry of Industry and Information Technology amended the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures sets forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. The Telecom License Measures also provides that an operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an operator providing value-added services in one province is required to obtain an intra-provincial license. Any telecommunication services operator must conduct its business in accordance with the specifications in its license.

Administration of mobile Internet application, or App, information services are strengthened through the Regulations for Administration of Mobile Internet Application Information Services, or the MIAIS Regulations, which became effective on August 1, 2016. The MIAIS Regulations were enacted to regulate App, App providers (including App owners or operators) and online App stores. Information service providers that utilize Apps are required to obtain relevant qualifications pursuant to PRC laws and regulations.

The MIAIS Regulations impose certain duties on App providers, including: (i) verifying real identities with the registered users through mobile phone numbers; (ii) establishing and improving the mechanism for user information security protection; (iii) establishing and improving the verification and management mechanism for the information content; adopting proper sanctions and measures relating to the release of illegal information content; (iv) protecting and safeguarding users’ “rights to know and rights to choose” during installation or use; (v) respecting and protecting intellectual property rights of others; and (vi) keeping records of user log information for 60 days.

We engage in business activities that are value-added telecommunications services as defined in the Telecom Regulations and the Catalog. To comply with the relevant laws and regulations, Lohas Agricultural has obtained a Value-Added Telecommunications Services Operating License for providing information services via internet, or the ICP License, which will remain effective until June 6, 2021.

Regulations Relating to Medical Device Business

Pursuant to the Measures for the Supervision and Administration of Operation of Medical Devices promulgated by the China Food and Drug Administration (the predecessor of the National Medical Products Administration) on July 30, 2014 and amended on November 17, 2017, licensing or recordation is not required for business activities involving Class I medical devices, whereas business activities involving Class II medical devices require recordation with competent authorities, and business activities involving Class III medical devices require governmental approval. An enterprise engaging in the business of medical devices shall have business premises and storage conditions suitable for the operation scale and scope, and shall have a quality control department or personnel suitable for the medical devices it operates. Also, a quality control system compatible with the medical devices it operates is required, and an enterprise engaging in business activities involving Class III medical devices shall also have a qualified computer information management system.

An enterprise engaged in the operation of Class II medical devices shall file with the municipal-level food and drug supervision and administration department and provide supporting materials to satisfy the relevant criteria of engaging in the operation of medical devices. An enterprise engaged in the operation of Class III medical devices shall apply for an operation permit to the municipal level food and drug supervision and administration department and provide supporting materials to satisfy the relevant criteria of engaging in the operation of such medical devices. An operation permit is valid for five years and may be renewed pursuant to the relevant regulations.

Lohas Supply Chain has completed the recordation procedure and obtained a Class II medical device business certificate issued by Shenzhen Market Supervision and Administration Department on February 26, 2020. This certificate allows us to sell Class II medical devices listed on the certificate such as medical masks during the coronavirus pandemic.

Regulations Relating to Foreign Investment

Investment activities in the PRC by foreign investors are mainly governed by the Guidance Catalog of Industries for Foreign Investment (2017 revision), or the Catalog, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission on June 28, 2017 and entered into force on July 28, 2017. The Catalog divides industries into four categories in terms of foreign investment, which are “encouraged,” “restricted,” and “prohibited,” and all industries that are not listed under one of these categories are deemed to be “permitted.” Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, foreign investment in restricted category projects is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

In June 2020, the Ministry of Commerce and the National Development and Reform Commission promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List (2020 Edition), effective July 23, 2020. Foreign investment in value-added telecommunication business (excluding e-commerce business, domestic multi-party communications services, store and forward services and call center services) falls within the Negative List.

The Administrative Provisions on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, are the key regulations for foreign direct investment in telecommunications companies in China. The FITE Regulations stipulate that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in a foreign-invested enterprise, or the FIE, that provides value-added telecommunications services. In addition, the main foreign investor who invests in a value-added telecommunications enterprise in China must demonstrate a positive track record and experience in providing such services. Moreover, foreign investors that meet these qualification requirements that intend to invest in or establish a value-added telecommunications enterprise operating the value-added telecommunications business must obtain approvals from the Ministry of Industry and Information Technology, or the MIIT, and MOFCOM, or their authorized local counterparts, which retain considerable discretion in granting approvals.

On March 15, 2019, the Standing Committee of the National People’s Congress passed the Foreign Investment Law of PRC, which took effect on January 1, 2020. The Law of the People’s Republic of China on China-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, and the Law of the People’s Republic of China on China-Foreign Contractual Joint Ventures were replaced at the same time. On December 26, 2019, the Regulation on the Implementation of the Foreign Investment Law of the PRC, was issued by the State Council and came into force on January 1, 2020. The Foreign Investment Law of PRC adopts the management system of the negative list for foreign investment. A foreign investor may not invest in a field which is prohibited by the foreign investment access negative list from investment. To invest in a field restricted by the foreign investment access negative list from investment, a foreign investor shall meet the investment conditions set out in the negative list.

In light of the above restrictions and requirements, we conduct our business through our consolidated VIE, Lohas Agricultural.

Relations Relating to Overseas Investment

According to the Measures for the Administration of Overseas Investment promulgated by the Ministry of Commerce on September 6, 2014 and came into effective as of October 6, 2014, the Ministry of Commerce and the provincial departments of commerce shall subject the overseas investment of enterprises to recordation or confirmation, depending on the actual circumstances of such investment. Except overseas investment involving sensitive country or region or any sensitive industry, overseas investment in other industries shall be subject to recordation. For local enterprise, it shall undergo recordation with the local provincial department of commerce. Where, after recordation or confirmation is granted to an overseas investment, any overseas investment matter indicated in the Certificate changes, an enterprise shall undergo the modification procedure with the Ministry of Commerce or the provincial department of commerce that granted recordation or confirmation.

According to the Measures for the Administration of Overseas Investment of Enterprise promulgated by the State Development and Reform Commission on December 26, 2017 and came into effective as of March 1, 2018, an investor shall, in overseas investment, undergo the formalities for the confirmation or recordation, among others, of an overseas investment project, report the relevant information, and cooperate in supervisory inspection. An investor shall, in overseas investment, neither violate the laws and regulations of China nor threaten or damage the national interests and national security of China. Sensitive projects conducted by investors directly or through overseas enterprises controlled by them shall be subject to confirmation management, while non-sensitive projects directly conducted by investors shall be subject to recordation. If the investor is a local enterprise, and the amount of Chinese investment is less than USD 300 million, the recordation authority is the development and reform department of the provincial government at the place of registration of the investor. Where there is an increase or decrease in the number of investors, a major change of the place of investment or the main content and size of the project, a change of the amount of Chinese investment by 20% or more of the original amount granted confirmation or recordation or by USD 100 million or more, the investor shall, before the relevant circumstance occurs, apply for modification to the authority issuing the project confirmation document or recordation notice. Where the investor of a project subject to confirmation or recordation management commits any of the following violations, the confirmation or recordation authority shall order it to suspend or cease the implementation of the project and take corrective action during a specified period, and issue a warning to the investor and the relevant persons liable; and if it is criminally punishable, the offender shall be held criminally liable in accordance with the law,(1) implementing the project without obtaining a confirmation document or recordation notice; (2) modifying the project without the consent of the confirmation or recordation authority, if the formalities for modification of confirmation or recordation are required.

The State Administration of Foreign Exchange promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, on July 4, 2014, and further promulgated the Circular on Further Simplifying and Improving Policies for Foreign Exchange Administration for Direct Investment, or Circular 13, on February 13, 2015. According to Circular 37, PRC residents (both institution and individual) shall apply for foreign exchange registration for overseas investments before contributing their legitimate domestic and overseas assets or equities into Special Purpose Vehicles A domestic institution shall undergo the foreign exchange registration procedure for foreign investment in accordance with the Notice of the State Administration of Foreign Exchange on Issuing the Provisions on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, and other relevant provisions. According to Circular 13, the foreign exchange registration under domestic and overseas direct investment can be directly conducted with qualified banks in accordance with the Circular 13 and the Operating Guidelines for Foreign Exchange Transactions for Direct Investment.

Relations Relating to Internet Information Security and Regulations Relating to Privacy Protection

The Standing Committee of the National People’s Congress, China’s national legislative body, enacted the Decisions on the Maintenance of Internet Security on December 28, 2000 and amended on August 27, 2009, that may subject persons to criminal liabilities in China for any attempt to use the internet to: (i) gain improper entry to a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information or (v) infringe upon intellectual property rights. In 2011, the Ministry of Public Security amended the Administration Measures on the Security Protection of Computer Information Network with International Connections which prohibits using the internet to leak state secrets or to spread socially destabilizing materials. If an internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress on August 29, 2015, effective on November 1, 2015, any ICP provider that fails to fulfill the obligations related to internet information security as required by applicable laws and refuses to take corrective measures, will be subject to criminal liability for (i) any large-scale dissemination of illegal information; (ii) any severe effect due to the leakage of users’ personal information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations, and any individual or entity that (i) sells or provides personal information to others unlawfully or (ii) steals or illegally obtains any personal information will be subject to criminal liability in severe situations.

On November 7, 2016, the National People’s Congress Standing Committee issued the Network Security Law of the People’s Republic of China, or the Network Security Law, which took effect as of June 1, 2017. The Network Security Law is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with the provisions of applicable laws and regulations as well as the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of the networks, effectively respond to the network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Network Security Law emphasizes that any individuals and organizations that use networks is required to comply with the PRC Constitution and laws, abide by public order and cannot endanger network security or make use of networks to engage in unlawful activities such as endangering national security, economic order and social order, and infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of other people. Any violation of the provisions and requirements under the Network Security Law may subject the Internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

The Several Provisions on Regulating the Market Order of Internet Information Services, issued by the Ministry of Industry and Information Technology in December 2011, provide that, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of a user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, online lending service providers must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the Ministry of Industry and Information Technology in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes.

The Guidelines jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require service providers to improve technology security standards, and safeguard user and transaction information. The Guidelines also prohibit service providers from illegally selling or disclosing users’ personal information. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People’s Congress in August 2015, which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

Regulations Relating to Intellectual Property

The Standing Committee of the National People’s Congress and the State Council have promulgated comprehensive laws and regulations to protect trademarks. The Trademark Law of the PRC (2019 revision) promulgated on August 23, 1982 and subsequently amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, and will come into effect on November 1, 2019, and the Implementation Regulation of the Trademark Law (2014 revision) issued by the State Council on August 3, 2002 and amended on April 29, 2014 are the main regulations protecting registered trademarks. The Trademark Office under the State Administration for Industry and Commerce administrates the registration of trademarks on a “first-to-file” basis and grants a term of ten years to registered trademarks.

The PRC Copyright Law, adopted in 1990 and revised in 2001, 2010 and 2020 respectively, with its implementation rules adopted on August 8, 2002 and revised in 2011 and 2013, respectively, and the Regulations for the Protection of Computer Software as promulgated on December 20, 2001 and amended in 2011 and 2013 provide protection for copyright of computer software in the PRC. Under these rules and regulations, software owners, licensees and transferees may register their rights in software with the National Copyright Administration Center or its local branches to obtain software copyright registration certificates. The term of protection for copyrighted software of legal persons is fifty years and ends on December 31 of the 50th year from the date of first publishing of the software.

The Ministry of Industry and Information Technology promulgated the Administrative Measures on Internet Domain Name on August 24, 2017 to protect domain names, which became effective on November 11, 2017 According to these measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. The domain name registration in the PRC applies the “first to file” principle.

We have adopted necessary mechanisms to register, maintain and enforce intellectual property rights in China. However, we cannot assure you that we can prevent our intellectual property from all the unauthorized use by any third party, neither can we promise that none of our intellectual property rights would be challenged any third party.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may constitute criminal offences.

On December 28, 2012, the PRC Labor Contract Law was amended with effect on July 1, 2013 to impose more stringent requirements on labor dispatch. Under such law, dispatched workers are entitled to pay equal to that of full-time employees for equal work, but the number of dispatched workers that an employer hires may not exceed a certain percentage of its total number of employees as determined by the Ministry of Human Resources and Social Security. Additionally, dispatched workers are only permitted to engage in temporary, auxiliary or substitute work. According to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, the number of dispatched workers hired by an employer shall not exceed 10% of the total number of its employees (including both directly hired employees and dispatched workers). The Interim Provisions on Labor Dispatch require employers not in compliance with the PRC Labor Contract Law in this regard to reduce the number of its dispatched workers to below 10% of the total number of its employees prior to March 1, 2016.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the SCNPC on October 28, 2010, became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance. Without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise, competent governmental authorities will have the power to enforce employers to pay up social insurance within a prescribed time limit, and a fine of 0.05% of the unpaid social insurance can be charged on the part of the employers per day commencing from the first day of default. Provided that the employers still fail to make the payment within the prescribed time limit, a fine of over one time and up to three times of the unpaid sum of social insurance can be charged.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Counsel and became effective on April 3, 1999, and was amended on March 24, 2002 and was partially revised on March 24, 2019 by Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies at the applicable housing provident fund management center is compulsory and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up housing provident funds, permission of labor union of the employer and approval of the local housing provident funds commission must first be obtained before the employer can suspend or reduce their payment of housing provident funds. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000. When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

Under the Administrative Regulations of the PRC on Foreign Exchange promulgated on January 29, 1996 and last amended on August 5, 2008 and various regulations issued by the State Administration of Foreign Exchange and other relevant PRC government authorities, payment of current account items in foreign currencies, such as trade and service payments, payment of interest and dividends can be made without prior approval from the State Administration of Foreign Exchange by following the appropriate procedural requirements. By contrast, the conversion of RMB into foreign currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from the State Administration of Foreign Exchange or its local office.

On February 13, 2015, the State Administration of Foreign Exchange promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, effective from June 1, 2015, which cancels the requirement for obtaining approvals of foreign exchange registration of foreign direct investment and overseas direct investment from the State Administration of Foreign Exchange. The application for the registration of foreign exchange for the purpose of foreign direct investment and overseas direct investment may be filed with qualified banks, which, under the supervision of the State Administration of Foreign Exchange, may review the application and process the registration.

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise was promulgated on March 30, 2015 and became effective on June 1, 2015. According to this Circular, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange bureau has confirmed monetary contribution rights and interests (or for which the bank has registered the account-crediting of monetary contribution). For the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding Account for Foreign Exchange Settlement Pending Payment with the foreign exchange bureau (bank) at the place of registration. The Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts was promulgated and became effective on June 9, 2016. According to this Circular, enterprises registered in PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. This Circular provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC. This Circular reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within the PRC unless otherwise specifically provided. Besides, the converted Renminbi shall not be used to make loans for non-affiliated enterprises unless it is within the business scope or to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

On January 26, 2017, the State Administration of Foreign Exchange promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to this Circular, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

On October 25, 2019, the State Administration of Foreign Exchange promulgated the Notice on Further Facilitating Cross-Board Trade and Investment, which became effective on the same date (except for Article 8.2 thereof). The notice removed restrictions on the capital equity investment in China by non-investment foreign-invested enterprises. In addition, restrictions on the use of funds for foreign exchange settlement of domestic accounts for the realization of assets have been removed and restrictions on the use and foreign exchange settlement of foreign investors’ security deposits have been relaxed. Eligible enterprises in the pilot area are also allowed to use revenues under capital accounts, such as capital funds, foreign debts and overseas listing revenues for domestic payments without providing materials to the bank in advance for authenticity verification on an item by item basis, while the use of funds should be true, in compliance with applicable rules and conforming to the current capital revenue management regulations.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

The State Administration of Foreign Exchange issued the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, which became effective in July 2014, to replace the Circular of the State Administration of Foreign Exchange on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Roundtrip Investments by Domestic Residents through Offshore Special Purpose Vehicles, to regulate foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Circular 37 defines a “special purpose vehicle” as an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” is defined as direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 stipulates that, prior to making contributions into a special purpose vehicle, PRC residents or entities be required to complete foreign exchange registration with the State Administration of Foreign Exchange or its local branch. In addition, the State Administration of Foreign Exchange promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which amended Circular 37 and became effective on June 1, 2015, requiring PRC residents or entities to register with qualified banks rather than the State Administration of Foreign Exchange in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not obtained registration as required before the implementation of the Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary or limit our PRC subsidiary’s ability to increase its registered capital or distribute profits.”

Regulations on Stock Incentive Plans

The State Administration of Foreign Exchange promulgated the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Stock Incentive Plan Notice, in February 2012, replacing the previous rules issued by the State Administration of Foreign Exchange in March 2007. Pursuant to the Stock Incentive Plan Notice and other relevant rules and regulations, PRC residents participating in stock incentive plan in an overseas publicly-listed company are required to register with the State Administration of Foreign Exchange or its local branches and follow certain other procedures. Participants of a stock incentive plan who are PRC residents must conduct the registration and other procedures with respect to the stock incentive plan through a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution appointed by the PRC subsidiary. In addition, the PRC agent is required to update the relevant registration should there be any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee stock options, apply to the State Administration of Foreign Exchange or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee stock options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents prior to distribution to such PRC residents.

We intend to adopt a share incentive plan after this offering, under which we will have the discretion to award incentives and rewards to eligible participants. We plan to advise the recipients of awards under our share incentive plan to handle relevant foreign exchange matters in accordance with the Stock Incentive Plan Notice. However, we cannot guarantee that all employee awarded equity-based incentives can successfully register with the State Administration of Foreign Exchange in full compliance with the Stock Incentive Plan Notice. See “Risk Factors—Risks Related to Doing Business in China—Any failure to comply with PRC regulations regarding employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Regulations on Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC include the Company Law of the PRC, as amended in 2004, 2005, 2013 and 2018 respectively, and the Foreign Investment Law promulgated on March 15, 2019, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from Lohas WFOE, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. Limitation on the ability of Lohas Agricultural to make remittance to Lohas WFOE and on the ability of Lohas WFOE to pay dividends to us could limit our ability to access cash generated by the operations of those entities. See “Risk Factors—Risks Related to Doing Business in China— We rely to a significant extent on dividends and other distributions on equity paid by our consolidated VIE to fund offshore cash and financing requirements.”

Regulations Relating to Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. These regulations, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

The Notice of the State Council on Further Strengthening the Administration of Share Issues and Listings Overseas was promulgated by the State Council on June 20, 1997, which regulated that an unlisted Chinese investment company or a listed company with Chinese investment holdings which is registered overseas shall not apply to issue shares and list a company overseas which involve domestic assets owned for less than three (3) years. If there are special circumstances, the application must be submitted to the China Securities Supervision and Management Committee for examination and verification and then presented to the Securities Committee of the State Council for examination and approval. At the conclusion of these market listing activities, the unit which holds the domestic shareholders’ rights must notify the China Securities Supervision and Management Committee of the details of the case for the record. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.”

Regulations Relating to Taxation

Dividend Withholding Tax

In March 2007, the National People’s Congress enacted the Enterprise Income Tax Law which became effective on January 1, 2008 and latest amended on December 29, 2018. The State Council promulgated the Implementation Rules of the EIT Law on December 6, 2007 which became effective on January 1, 2008 and was partially amended on April 23, 2019. According to Enterprise Income Tax Law and its Implementation Rules, dividends payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. The PRC Government and the Hong Kong government entered into the Arrangement between the Mainland of the PRC and Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Arrangement on August 21, 2006. According to the Arrangement, 5% withholding tax rate shall be applied on the dividends paid by a PRC resident enterprise to a Hong Kong resident, provided that such Hong Kong resident directly holds at least 25% of the equity interest in the PRC resident enterprise, and vice versa. Otherwise, the withholding tax rate would be 10%. According to the Notice of the SAT on the Issues Concerning the Application of Dividend Clauses of Tax Agreements, which took effect on February 20, 2009, a taxpayer of the other contracting party of the tax agreements, who directly holds certain percentage (normally 25% or 10%) of equity interests in a PRC company, shall be entitled to the tax treatment specified in the tax agreements if all of the following requirements are satisfied: (i) such taxpayer obtaining dividends shall be a company; (ii) the equity interests and voting shares of a PRC company directly hold by such taxpayer shall reach the stipulated percentage; and (iii) the equity interests in a PRC resident enterprise directly owned by such taxpayer shall satisfy the stipulated percentage at any time during the 12 months prior to the obtainment of the dividends. According to the Administrative Measures for Tax Convention Treatment for Non-resident Taxpayers, which was promulgated by SAT on August 27, 2015, became effective on November 1, 2015 and was partially amended on June 15, 2018, the qualified non-resident taxpayers shall enjoy the convention treatment during tax declaration or during withholding declaration via withholding agents, and shall be subject to the subsequent management by tax authorities. According to the Announcement of the SAT on Issuing the Measures for the Administration of Non-resident Taxpayers’ Enjoyment of Treaty Benefits effective on January 1, 2020, non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism. Non-resident taxpayers who have self-assessed that they are eligible for the treaty benefits can claim such tax treaty benefits accordingly provided that they have collected and retained relevant supporting documents for inspection by the tax authorities in their post-filing administration process.

Enterprise Income Tax

Under the EIT Law and its Implementation Rules, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

On October 17, 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, which would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within seven days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. See “Risk Factors—Risks Related to Doing Business in China—We and our existing shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.”

Value-Added Tax

Pursuant to the Interim Regulation of the PRC on Value Added Tax, which was promulgated by the State Council on December 13, 1993 and was latest amended on November 19, 2017, and the Rules for the Implementation of the Interim Regulation of the PRC on Value Added Tax, which was promulgated by the Ministry of Finance of the PRC on December 25, 1993 and was latest amended on October 28, 2011, entities and individuals engaging in selling goods, providing processing, repairing or replacement services or importing goods within the territory of the PRC are taxpayers of the VAT. Unless provided otherwise, the rate of the VAT shall be 17%.

Pursuant to the Notice of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates, which was promulgated on April 4, 2018 and became effective on May 1, 2018, the tax rates of 17% and 11% applicable to any taxpayer’s VAT taxable sale or import of goods shall be adjusted to 16% and 10%, respectively.

Pursuant to the Notice of the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs of the PRC on Relevant Policies for Deepening the Value-Added Tax Reform, which was promulgated on March 20, 2019 and became effective on April 1, 2019, the tax rate of 16% applicable to the VAT taxable sale or import of goods by a general VAT taxpayer shall be adjusted to 13%, and the tax rate of 10% applicable thereto shall be adjusted to 9%.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Yanyue Zhang	46	Chairman of the Board and Chief Executive Officer
Xiaoqin Tan	45	Chief Financial Officer
Jiahui Shan	45	Director and Chief Culture Officer
Weijun Huang*	46	Director
Jengren Michael Hwang*	62	Independent Director Nominee
Y. Tristan Kuo*	66	Independent Director Nominee
Xiao Zhao*	53	Independent Director Nominee

*	We intend to appoint Jengren Michael Hwang, Y. Tristan Kuo and Xiao Zhao as our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Weijun Huang intends to resign as a director upon the appointment of the above three independent directors.

Yanyue Zhang. Mr. Zhang has served as a member of our board of directors since our inception in January 2019 and has been our Chairman and Chief Executive Officer since August 2019. Mr. Zhang is the founder of our company and founded Lohas Agricultural in 2013. In 1999, he registered the domain name of “LOHAS.COM” and created the Lohas website. In 2003, he established Lohas Mobile IoT Trading Platform to promote the concept of Lohas and advocated Lohas consumption and Lohas culture. He was previously a network engineer and a deputy manager in the network department at Shenzhen Branch of China Mobile Communications Group Co., Ltd. In March 2014, Mr. Zhang was named an “Asian Figure” and in 2015, he was named as the “Leading figure in the Asia-Pacific Internet industry.” In 2018, he was named as “The 16th Shenzhen Enterprise Innovation Record - Leading Role in Independent Innovation.” Mr. Zhang currently is the vice chairman of China Safety Production Protocol Blockchain Committee. Mr. Zhang has a bachelor’s degree in mobile communication from Beijing University of Posts and Telecommunications. In July 2019, he was awarded an honorary doctor of humanities by Anaheim University.

Xiaoqin Tan. Ms. Tan has been our Chief Financial Officer since August 2019. Ms. Tan has over 10 years of experience in international finance, equity investment, corporate governance and operations. From May 2016 to June 2018, Ms. Tan was the general manager assistant and chief investment officer of Tsinghua Tsingda Innovation Investment Fund, where she was engaged in fund establishment and equity investment. From March 2015 to May 2016, she worked for Standard Chartered Bank (Shenzhen). From March 2012 to March 2015, she was vice president of market management in the United States Office of Shenzhen INVT Electric. From October 2007 to February 2012, she was an accountant of AP/AR at Woodgreen Community Services in Toronto, Canada, and from September 2000 to October 2002, she worked at Agricultural Bank of China, Shenzhen Branch. Ms. Tan has degrees in accounting from Shenzhen University and Centennial College (Canada) and an MBA from Royal Roads University (Canada).

Jiahui Shan. Ms. Shan has been our director and Chief Culture Officer since August 2019 and has been Chief Culture Officer of Shenzhen Lohas since November 2013. Ms. Shan has over 15 years of management experience. From March 2013 to October 2013, she October 2015, she was the Deputy General Manager of Haina Chuanqiong Culture Communication Co., Ltd. in Shenzhen, China. From September 2012 to February 2013, Ms. Shan was Board Secretary of Guangdong Longyuan Chuangjia Asset Management Co., Ltd. From December 2010 to August 2012, she acted as Deputy General Manager of Shenzhen Jiahongfa Electronics Co., Ltd. Ms. Shan was Deputy General Manager of Shenzhen Yu Kaicheng Hardware Co., Ltd. from December 2004 to November 2010. Mr. Shan holds a bachelor’s degree in marketing from Hubei University of Economics.

Weijun Huang. Ms. Huang has been our director since our inception in January 2019. Ms. Huang has over 15 years of management experience. From January 2014 to September 2015, she was the General Manager of Shenzhen Centennial Health Investment Co., Ltd. From October 2015 to June 2019, she was the Head of Finance of Lohas Supply Chain. Since June 2019, she is the Head of Finance of Shenzhen Lohas. Ms. Huang graduated from Guilin University of Aerospace Technology in 1996 and holds an associate degree in accounting.

Jengren Michael Hwang. Mr. Hwang has agreed to be appointed to our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Hwang has over 20 years of experience in accounting and finance. Since August 2017, Mr. Hwang has been serving as a partner of Hwang & Associates CPA LLC, an accounting firm. Prior to that, he was the chief financial officer of Continental Motors, Inc. from October 2016 to July 2017. From June 2014 to October 2016, he was the chief financial officer of the U.S. branch of the steel tube department of Russian Union Metallurgical Group, a steel manufacturer. Prior to that, Mr. Hwang served as the chief financial officer of several companies, including the U.S. branch of the large diesel engine and industrial compressor department of Volkswagen Group, the international department of Baker Energy Co., Ltd., and the video picture business group of Netherlands-based Philips in the Asia-Pacific region. He was also the manager of the heavy-duty fork truck department of Mitsubishi Heavy Industries Co., Ltd. and the accounting department of MHI’s American branch. Mr. Hwang has a bachelor’s degree in public health from China Medical University, a master’s degree in accounting from the University of Houston, and is a certified public accountant in Texas.

Y. Tristan Kuo. Mr. Kuo has agreed to be appointed to our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Kuo has more than 30 years of experience in accounting, financing and information systems for companies in the bio-pharmaceutical, manufacturing, commodity trading and banking industries and has served in the capacities of CFO, CIO and Controller in various US and international public and private companies. Mr. Kuo is currently Chief Financial Officer and Treasurer of Aerkomm Inc. (OTCQX AKOM), a full-service development stage provider of in-flight entertainment and connectivity (IFEC) solutions in the US. Since November 2019, Mr. Kuo has acted as independent director and audit committee chair of Oriental Culture Holding Ltd., an online provider of collectibles and artwork e-commerce service in China. Mr. Kuo has served as the Vice President of Investor Relations of Nutrastar International, Inc. (OTCPK: NUIN) between April 2016 and February 2020. Mr. Kuo also served as the Chief Financial Officer of Success Holding Group International, Inc., a provider of personal improvement seminars, from August 2015 to April 2017. Prior to that, he served as CFO/CIO Partner of Tatum, a management and advisory services firm, from December 2014 to August 2015, as an independent board member and audit committee chairman of KBS Fashion Group Limited (NASDAQ: KBSF) from August 2014 to May 2015, and as the Chief Financial Officer of Crown Bioscience, Inc. from June 2012 to November 2013. Prior to that, Mr. Kuo served as Chief Financial Officer of China Biologic Products, Inc. (NASDAQ: CBPO), a Chinese biopharmaceutical company, from June 2008 to May 2012 and served as its Vice President of Finance between September 2007 and May 2008. Prior to that, Mr. Kuo worked for the Noble Group in Hong Kong as the Senior Business Analysis Manager from February through August 2007 and as the Controller, Vice President of Finance and CFO of Cuisine Solution, Inc., a previously publicly traded company in Alexandria, Virginia, from December 2002 to January 2007. Mr. Kuo also served as the Vice President of Information Systems for Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2002 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, from 1991 to 2001. Mr. Kuo received his Master’s degree in Accounting from The Ohio State University and Bachelor’s degree in Economics from Soochow University, Taipei.

Xiao Zhao. Mr. Zhao has agreed to be appointed to our board of directors effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Since December 2007, Mr. Zhao has been the chairman and chief economist at Cypress Leadership Institute, a company that provides management consulting services. Since May 2005, he served as a professor and doctoral supervisor of school of economics and management at the University of Science and Technology Beijing. From September 2002 to January 2005, he served as the minister of macro-strategic department of the State-owned Assets Supervision and Administration Commission of the State Council. From March 1998 to September 2002, he worked in the economic-policy coordination department of the State Economic and Trade Commission. Mr. Zhao has a bachelor’s degree in economics from Shandong University, a master’s degree in economics from Nankai University, and a PhD in economics from Peking University. He has acted as a visiting scholar at Harvard University, Gordon-Conwell Theological Seminary, Hong Kong Baptist University, and many other universities. He has published many articles on economics. He is regarded as one of the most active and influential young economists in mainland China, and was awarded “Youth Leader of Our Age” by Southern People Weekly.

Except that Ms. Weijun Huang is wife of Mr. Yanyue Zhang, no other family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

The Nasdaq listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors will consist of five directors, including three independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 to which this prospectus forms a part.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third-party.

Board Committees

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of three independent directors, namely Jengren Michael Hwang, Y. Tristan Kuo and Xiao Zhao, and will be chaired by Y. Tristan Kuo. At the appointment of our independent directors, our board of directors will determine that each of the directors satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule5605(c)(2) of the Nasdaq Marketplace Rules. We expect to determine that Mr. Kuo qualify as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee will consist of three independent directors, namely Jengren Michael Hwang, Y. Tristan Kuo and Xiao Zhao, and will be chaired by Jengren Michael Hwang. At the appointment of our independent directors, our board of directors will determine that each of the directors satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605(d)(2) of the Nasdaq Marketplace Rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of three directors, namely Jengren Michael Hwang, Y. Tristan Kuo and Xiao Zhao, and will be chaired by Xiao Zhao. At the appointment of our independent directors, our board of directors will determine that each of the directors satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605 of the Nasdaq Marketplace Rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or until the expiration of his term or his successor has been elected and qualified. A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; and (vi) is removed from the office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Employment and Indemnification Agreements

We intend to enter into an employment agreement with each of our executive officers. Our executive officers will be employed for a specified time period, which will be automatically extended unless either we or the executive officers give prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful, disobedience of a lawful and reasonable order, misconducts being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with not less than one-month prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer has also agreed to assign to our company all his or her inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, concepts and trade secrets which the executive officer may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the executive officer’s employment with us that are either related to the scope of the employment or make use of the resources of the company. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Specifically, each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our user, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officer, manager, consultant or employee.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, users or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

For the fiscal year ended September 30, 2020, the aggregate cash compensation and benefits that we paid to our executive officers was approximately $377,352, and we did not pay any compensation to our non-executive directors. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended September 30, 2020. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Lohas WFOE, Lohas Agricultural and their subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of each class of our ordinary shares as of the date of this prospectus, by (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to own beneficially more than 5% of each class of our ordinary shares.

	Beneficial Ownership(1)		Percent of	Percent of	Percent of Total Voting	Percent of Total Voting
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares(2)	Class B Ordinary Shares(3)	Shares Prior to Offering(4)	Shares After Offering(4)(5)
Directors and Executive Officers:
Yanyue Zhang, Chairman and CEO(5)	15,500,000	9,500,000	86.73%	100%	96.37%	92.82%
Xiaoqin Tan, CFO	0	0	*	*	*	*
Jiahui Shan, Director and CCO	0	0	*	*	*	*
Weijun Huang, Director	0	0	*	*	*	*
Jengren Michael Hwang, Director Nominee	0	0	*	*	*	*
Y. Tristan Kuo, Director Nominee	0	0	*	*	*	*
Xiao Zhao, Director Nominee	0	0	*	*	*	*
All directors and executive officers as a group	15,500,000	9,500,000	86.73%	100%	96.37%	92.82%
Other Principal Shareholders:
Lohas World (Group) Co., Limited (6)	15,500,000	9,500,000	86.73%	100.00%	96.37%	92.82%
JW Investment Management Limited (7)	2,189,782	0	12.25%	*	3.35%	3.23%

*	Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 17,872,273 Class A ordinary shares issued and outstanding as of the date of this prospectus. Holders of Class A ordinary shares are entitled to one (1) vote per share.

(3)	Based on 9,500,000 Class B ordinary shares issued and outstanding as of the date of this prospectus. Holders of Class B ordinary shares are entitled to five (5) votes per share. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder.

(4)	Percentage of Total Voting Shares represents total ownership with respect to all Class A ordinary shares and Class B ordinary shares, which vote together as a single class on all matters.

(5)	Based on 20,372,273 Class A ordinary shares outstanding upon completion of this offering, assuming the underwriters do not exercise its over-allotment, and 9,500,000 Class B ordinary shares issued and outstanding.

(6)	Yanyue Zhang and his wife Weijun Huang in aggregate beneficially own approximately 81.74% of Shenzhen Lohas, which in turn wholly owns Lohas World (Group) Co., Limited. Mr. Zhang is deemed to have sole voting and dispositive powers with respect to the securities held by Lohas World (Group) Co., Limited. Mr. Zhang disclaims beneficial ownership of such securities except to the extent of his pecuniary in such securities, if any.

(7)	Rongbo Hu is the Director of JW Investment Management Limited and has voting and dispositive power over the securities held by it. Mr. Hu disclaims beneficial ownership of such securities except to the extent of his pecuniary in such securities, if any.

None of our outstanding ordinary shares are held in the United States. Except for the Class B ordinary shares held by Lohas World (Group) Co., none of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

We have entered into contractual arrangements with Lohas Agricultural and its shareholders, including Shenzhen Lohas Holding Co. Ltd. Through Lohas World (Group) Co., Ltd, Shenzhen Lohas indirectly beneficially owns approximately 96.37% of the voting power of our issued and outstanding ordinary shares. Our Chief Executive Officer and Chairman, Yanyue Zhang and his wife Weijun Huang in aggregate beneficially own approximately 81.74% of Shenzhen Lohas. Through these arrangements, we exercise effective control over the operations of Lohas Agricultural and receive economic benefits of Lohas Agricultural. See “Corporate History and Structure—Our Corporate Structure” for a summary of the contractual arrangements and “Risk Factors—Risks Related to Our Corporate Structure” for certain risks related to the contractual arrangements.

Due from Related Parties

As of September 30, 2018, 2019 and 2020, the balance due from Shenzhen Lohas to us was approximately $1.71 million, $0.90 million and $0, respectively. Such amounts consisted of Lohas Agricultural’s loan to Shenzhen Lohas for its daily business operations. On September 30, 2020, the Company signed an offsetting agreement with Shenzhen Lohas and the balance as of September 30, 2020 was offset by the amounts due to Shenzhen Lohas.

As of September 30, 2018, there was a balance of approximately $0.14 million due from Shenzhen Qianhai Lohas Mobile Network Service Co., Ltd., an entity controlled by Mr. Yanyue Zhang. Such balance represents our advance payment made for Shenzhen Qianhai Lohas Mobile Network Service Co., Ltd.’s services in connection with our purchase of smart micro marts units as described below. As of September 30, 2019, this outstanding balance had been settled.

Due to Related Parties

As of September 30, 2018, 2019 and 2020, we owed approximately $0.81 million, $3.59 million and $1.64 million to Shenzhen Lohas, respectively. The balance mainly includes certain service fees payable to Shenzhen Lohas, offering expenses paid by our principal shareholder, JW Investment Management Limited, and loans that Lohas Supply Chain borrowed from Ms. Weijun Huang.

Guarantees among Related Parties

As of September 30, 2018, the balance of short-term loan borrowed from Bank of China was $0.24 million, which has been fully repaid upon maturity subsequently. This loan was provided to us to meet our working capital requirements. The short-term loan was borrowed by Lohas Agricultural and guaranteed by Mr. Yanyue Zhang and Ms. Weijun Huang, Shenzhen Hi-tech Investment and Financing Guarantee Co., Ltd. and Shenzhen Lohas.

On November 20, 2018 and January 25, 2019, Lohas Supply Chain and Haier Financial Factoring (Chongqing) Co., Ltd (“Haier Factoring”) executed two factoring agreements, pursuant to which, Lohas Supply Chain received a loan in an aggregate amount of RMB47.22 million (approximately $6.61 million) by factoring the receivables due from customers of RMB59.04 million (approximately $8.26 million), for which Haier Factoring has the right of recourse to Lohas Supply Chain, and as a result, these transactions were recognized as secured borrowings. Such borrowings were provided to the Company to meet its working capital requirements. As of September 30, 2019, the Company had secured short-term and long-term borrowings owing to Haier Factoring in the aggregate amount of RMB47.22 million (approximately $6.61 million) by pledging accounts receivable of RMB60.51million (approximately $8.47 million).

From October 1, 2019 to the date of this prospectus, Lohas Supply Chain repaid the matured borrowing of RMB6.42 million (approximately $0.94 million), then entered into a series of new agreements to renew the residual secured borrowings. As of September 30, 2020, the Company had secured short-term borrowings in the total amount of RMB40.80 million (approximately $5.99 million) by pledging accounts receivable of RMB77.16 million (approximately $11.33 million).

On December 8, 2020, we pledged to Haier Factoring accounts receivable through December 2022 to guarantee the repayment of such borrowings from Haier Factoring. The Company is currently negotiating with Haier Factoring to reach an agreement of repayment schedule, and no such agreement has been signed as of the date of this prospectus. The borrowings from Haier Factoring were guaranteed by Shenzhen Lohas, a related party of the Company, Lohas Agricultural, Mr. Yanyue Zhang, chairman and chief executive officer of the Company, and his spouse and director of the Company, Ms. Weijun Huang.

On December 12, 2018, Shenzhen Lohas entered into a working capital loan agreement with Shanghai Pudong Development Bank, Shenzhen Branch (“SPDB Bank”), providing for a bank loan in the amount of RMB22 million (approximately $3.08 million) maturing in 12 months starting on the date of first withdrawal. Each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural, Lohas Supply Chain and a third-party SME Guarantee has provided guarantee with joint liability to SPDB Bank for Shenzhen Lohas’s repayment obligations. The guarantee is valid until two years after the due date of performance of repayment obligation by Shenzhen Lohas in the absence of repayment. In addition, each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural and Lohas Supply Chain provided a counter-guarantee to SME Guarantee, with respect to its guarantee to SPDB Bank for the loan borrowed by Shenzhen Lohas. Besides personal counter-guarantee, Mr. Yanyue Zhang and Ms. Weijun Huang also pledged their house property as collateral to SME Guarantee for its guarantee to SPDB Bank on the loan. On March 16, 2020, SPDB Bank filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang and Weijun Huang with People’s Court of Futian District, Shenzhen (“Futian Court”), requesting repayment of the loan principal and interest in the amount of RMB16.59 million (approximately $2.31 million). As of March 16, 2020, Mr. Yanyue Zhang and Ms. Weijun Huang each executed a letter of commitment, pledging that they will use their own assets to compensate any contingent losses of Lohas Agricultural and Lohas Supply Chain arising from guarantee for the loan owed to SPDB Bank. On March 23, 2020, Ms. Ningning Dong, a secretary of the Board of the Company, provided an additional counter-guarantee to SME Guarantee for its guarantee on the loan. On March 25, 2020, SME Guarantee paid approximately RMB13.32 million (approximately $1.88 million) to SPDB Bank on behalf of Shenzhen Lohas. On April 9, 2020, upon SPDB Bank’s application, Futian Court issued a written notice informing the Company that some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen since March 24, 2020 and April 3, 2020, respectively, for one year, and the periods have been extended for another year until March 10, 2022 and March 23, 2022, respectively. This bank loan has been used by the Company in the form of an unsecured, non-interest-bearing loan from Shenzhen Lohas.

On November 20, 2020, Futian Court entered a judgment in the lawsuit brought by SPDB Bank ordering that Shenzhen Lohas repay SPDB Bank RMB3.35 million (approximately $0.47 million) and interest accruing on RMB3.28 million (approximately $0.46 million) at the rate of 8.4825% per annum from May 22, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang be jointly liable for repaying SPDB Bank. Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang have the right to recover the actual amount of repayment from Shenzhen Lohas after their repayment. On December 9, 2020, Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang filed a joint appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the outstanding loan principal of RMB3.28 million (approximately $0.46 million) due to SPDB Bank to 5.655%. This litigation is ongoing.

On March 25, 2020, SME Guarantee repaid the overdue loan amount from SPDB Bank of RMB13.32 million (approximately $1.88 million) on behalf of Shenzhen Lohas. On April 2, 2020, SME Guarantee filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong with Futian Court, demanding repayment of the amount it had paid to SPDB Bank on behalf of Shenzhen Lohas, interest accruing thereon, default penalty, litigation costs and other expenses.

On April 9, 2020, we received notices that upon SME Guarantee’s application, Futian Court had frozen (i) some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural, which had an aggregate balance of RMB5.01 (approximately $0.71), since April 14, 2020 and April 16, 2020, respectively, for one year, (ii) 25% equity interests of Lohas Agricultural held by Shenzhen Lohas since May 12, 2020 for three years, and (iii) accounts receivable by Lohas Supply Chain due from one customer since June 19, 2020 for three years subject to a maximum of RMB2.2 million (approximately $0.31 million), pursuant to the court notices dated May 26, 2020 and June 22, 2020, respectively. On July 22, 2020, Futian Court entered a judgment in the lawsuit brought by SME Guarantee ordering that Shenzhen Lohas repay SME Guarantee the RMB13.32 million (approximately $1.88 million) with interest accruing at the rate of 17% per annum thereon from March 26, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong be jointly liable for repaying SME Guarantee and SME Guarantee has priority in right of payment from disposing of the collaterals. As of the date of this prospectus, we had filed an appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the repayment amount due to SME Guarantee to the rate equal to the commercial bank loan interest rate over the same period. This litigation is ongoing. For more details, see “Business—Legal Proceedings”.

On November 13, 2019, the Company entered into a non-revolving loan facility of maximum credit limit of RMB3 million (approximately $0.42 million) with WeBank (the “WeBank Loan”), an internet bank in the PRC, with annual interest rates of 9.45%~10.08%. As of September 30, 2020, the balance of the WeBank Loan was RMB2.93 million (approximately $0.43 million), of which RMB1.44 million (approximately $0.22 million) will mature in more than 12 months and is recorded as long-term borrowings. As of March 31, 2021, RMB0.80 million of the borrowings (approximately $0.12 million) have been defaulted. The Company is currently negotiating with WeBank to reach an agreement on a repayment schedule, and no such agreement has been signed. The WeBank Loan was guaranteed by Mr. Yanyue Zhang.

Smart Micro Marts Transfer Agreement

On October 8, 2018, in order to develop our smart micro marts business, Lohas Agricultural acquired 300 units of smart micro marts from Shenzhen Qianhai Lohas Mobile Network Service Co., Ltd., a company controlled by Mr. Yanyue Zhang, for RMB 0.78 million (approximately $0.11 million). The units were delivered to Guangzhou and Shenzhen where we currently have the smart micro marts business.

Service Agreement

On January 1, 2019, Shenzhen Lohas and Lohas Supply Chain entered into a service agreement, under which for the period from January 1, 2019 through December 31, 2019, Shenzhen Lohas granted Lohas Supply Chain a right to use all of intellectual property rights of Shenzhen Lohas. In addition, Shenzhen Lohas agreed to provide services including brand management, marketing activity planning and enforcement, and support for brand promotion. In exchange, Lohas Supply Chain agreed to pay Shenzhen Lohas a monthly service fee in an amount of 0.50% of its monthly revenues (excluding taxes). On August 17, 2019, the parties entered into a supplement to the service agreement, under which Shenzhen Lohas and Lohas Supply Chain agreed that the service agreement should not apply to certain trademarks owned by Shenzhen Lohas that are subject to the trademark licensing agreement between Shenzhen Lohas and Lohas Agricultural dated on August 17, 2019. On January 1, 2020, Shenzhen Lohas and Lohas Supply Chain renewed this service agreement under which Lohas Supply Chain paid Shenzhen Lohas a monthly service fee of 0.50% of its monthly revenues (excluding taxes) with respect to services provided by Shenzhen Lohas, for a term of January 1, 2020 to December 31, 2020. On January 1, 2021, Shenzhen Lohas and Lohas Supply Chain renewed this service agreement for another year on the same terms except that the monthly service fee was reduced to 0.43% of its monthly revenues (excluding taxes).

Trademark Licensing Agreement

On August 17, 2019, Lohas Agricultural entered into a trademark licensing agreement with Shenzhen Lohas, pursuant to which Shenzhen Lohas granted an exclusive license to Lohas Agricultural to use its six trademarks in China during their respective valid periods. Lohas Agricultural is required to use these trademarks within their respective scope of services as authorized by the trademark authority in China.

Employment and Indemnification Agreements

See “Management—Employment and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, and the Companies Act (2021 Revision) of the Cayman Islands, which is referred to as the Companies Act below.

On June 16, 2020, we implemented a one-for-two (1 for 2) Reverse Share Split of our ordinary shares. As of the date of this prospectus, our authorized share capital is 250,000,000 ordinary shares, with a par value of $0.0002 each, of which 240,500,000 have been designated as Class A ordinary shares and 9,500,000 have been designated as Class B ordinary shares. For the avoidance of doubt, all references to “ordinary shares” below shall be deemed to refer collectively to our Class A ordinary shares and Class B ordinary shares.

As of the date of this prospectus, there are 17,872,273 Class A ordinary shares and 9,500,000 Class B ordinary shares issued and outstanding. Upon the closing of this offering and assuming the issuance of 2,500,000 Class A ordinary shares offered hereby, we will have issued and outstanding 20,372,273 Class A ordinary shares (or 20,747,273 Class A ordinary shares if the underwriters exercise the over-allotment option in full), and 9,500,000 Class B ordinary shares. All of our ordinary shares issued and outstanding prior to and after the completion of the offering are and will be fully paid.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to the amended and restated articles of association.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares vote together as one class on all matters submitted to a vote of shareholders. Each Class A ordinary share is entitled to one (1) vote on all matters upon which the ordinary shares are entitled to vote and each Class B ordinary share is entitled to five (5) votes on all matters upon which the ordinary shares are entitled to vote.

Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors; provided that, upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	the ordinary shares transferred are fully paid and free of any lien in favor of us; and

●	any fee related to the transfer has been paid to us; and

●	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Conversion

Each Class B ordinary share is convertible at the option of the holder, at any time and without the payment of any additional sum, into one (1) fully paid Class A ordinary share. The Class A ordinary shares are not convertible.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act and other applicable law, we may issue ordinary shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten (10) clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our amended and restated articles of association provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value, negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the Rules of the Nasdaq Marketplace Rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under Delaware corporate law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company - a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware corporate law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our amended and restated articles of association allow our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings every year.

Cumulative Voting

Under the Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed by ordinary resolution of shareholders.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware corporate law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

Upon our incorporation on January 10, 2019, one ordinary share, $1.00 par value, was allotted and issued to our office service provider, who transferred the share to Loha Holding Co. Ltd, on the same day.

On January 10, 2019, we also issued an additional 33,499 shares to Loha Holding Co. Ltd, 12,500 shares to Maigeli Co., Ltd and 4,000 shares to JW Investment Management Limited, each at a purchase price of $1.00 per share.

On July 7, 2019, each of the 50,000 authorized and issued shares of par value $1.00 each was subdivided into 10,000 shares of par value $0.0001 each. Following this subdivision, our authorized share capital of $50,000 was divided into 500,000,000 shares of par value $0.0001 each, including 481,000,000 Class A ordinary shares of par value of $0.0001 each and 19,000,000 Class B ordinary shares of a par value of $0.0001 each. The 500,000,000 issued and outstanding shares of par value $0.0001 were re-designated as follows:

(1)	316,000,000 shares held in the name of Loha Holding Co. Ltd were re-designated as Class A ordinary shares;

(2)	19,000,000 shares held in the name of Loha Holding Co. Ltd were re-designated as Class B ordinary shares;

(3)	125,000,000 shares held in the name of Maigeli Co., Ltd were re-designated as Class A ordinary shares; and

(4)	40,000,000 shares held in the name of JW Investment Management Limited were re-designated as Class A ordinary shares.

Following these re-designations:

(1)	Loha Holding Co. Ltd surrendered an aggregate of 284,635,018 Class A ordinary shares to us for cancellation and transferred 31,000,000 Class A ordinary shares and 19,000,000 Class B ordinary shares to Lohas World (Group) Co., Limited, and 364,982 Class A ordinary shares to Hong Kong Bao Rui Limited;

(2)	Maigeli Co., Ltd surrendered an aggregate of 125,000,000 Class A ordinary shares to us for cancellation; and

(3)	JW Investment Management Limited surrendered an aggregate of 35,620,436 Class A ordinary shares to us for cancellation.

On the same day, we cancelled 445,255,454 Class A ordinary shares.

On June 16, 2020, we implemented the Reverse Share Split. As a result of the Reverse Share Split, the total of 35,744,546 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 17,872,273 issued and outstanding Class A ordinary shares and the total of 19,000,000 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 9,500,000 issued and outstanding Class B ordinary shares. The Reverse Share Split maintained our existing shareholders’ percentage ownership interests in our company. The Reverse Share Split also increased the par value of our ordinary shares from $0.0001 to $0.0002 and decreased the number of authorized shares of our company from 500,000,000 to 250,000,000 divided into 240,500,000 Class A ordinary shares and 9,500,000 Class B ordinary shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and assuming the issuance of 2,500,000 Class A ordinary shares offered hereby, we will have issued and outstanding 20,372,273 Class A ordinary shares (or 20,747,273 Class A ordinary shares if the underwriters exercise the over-allotment option in full). All of the Class A ordinary shares sold in this offering will be freely transferable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares. All outstanding Class A ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted Class A ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A ordinary shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned our Class A ordinary shares for at least six months and is not our “affiliate” will be entitled to sell our Class A ordinary shares, subject only to the availability of current public information about us, and will be entitled to sell Class A ordinary shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned our Class A ordinary shares for at least six months will be able to sell, within a rolling three-month period, the number of Class A ordinary shares that does not exceed the greater of the following:

(i)	1% of the then outstanding Class A ordinary shares, which immediately after this offering will equal approximately 20,372,273 Class A ordinary shares (or 20,747,273 Class A ordinary shares if the underwriters exercise the over-allotment option in full); and

(ii)	the average weekly trading volume of our Class A ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our Class A ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class A ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A ordinary shares may dispose of significant numbers of our Class A ordinary shares. We cannot predict what effect, if any, future sales of our Class A ordinary shares, or the availability of Class A ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

TAXATION

The following sets forth material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of Hylands Law Firm, our special PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law, it is the opinion of Potomac Law Group, our U.S. tax counsel as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in the ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018. Generally, our PRC subsidiary, VIE and its subsidiary, which are considered PRC resident enterprises under the Enterprise Income Tax Law, are subject to enterprise income tax on their worldwide taxable income as determined under the Enterprise Income Tax Law.

In addition, the Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules of the Enterprise Income Tax Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 has provided certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the places where the senior management and senior management departments responsible for the daily production, operation and management of the enterprise perform their duties are mainly located within the territory of the PRC; (ii) decisions relating to the enterprise’s financial matters (such as money borrowing, lending, financing and financial risk management) and human resource matters (such as appointment, dismissal and salary and wages) are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of our overseas subsidiaries are located in China.

If the PRC tax authorities determine that our company or any of our overseas subsidiaries is a “resident enterprise” for PRC enterprise income tax purpose, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, under the Enterprise Income Tax Law and its implementing rules, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ordinary shares. Finally, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20% (which in the case of dividends may be withheld at source). Any PRC tax liability may be reduced under applicable tax treaties or tax arrangements between China and other jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

U.S. Federal Income Taxation

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ordinary shares. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares.

This discussion applies only to a U.S. Holder that acquires our ordinary shares in this offering and holds the ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding ordinary shares as part of a straddle, conversion transaction, integrated transaction or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners or investors;

●	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own ordinary shares representing 10% or more of our voting power or value; or

●	persons holding ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Taxation of Distributions

Except as described below under “—Passive Foreign Investment Company Rules,” distributions paid on our ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the passive foreign investment company rules described below, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign source income for foreign tax credit purposes. As described in “—PRC Taxation,” dividends paid by our company may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign tax credits in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Ordinary Shares

Except as described below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ordinary shares in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—PRC Taxation,” gains on the sale of ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign source income. Because under the Code capital gains of U.S. persons are generally treated as U.S. source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of our shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. It is also not entirely clear how the contractual arrangements between us and Lohas Agricultural will be treated for purposes of the PFIC rules, and we may be or become a PFIC if Lohas Agricultural is not treated as owned by us for these purposes. Because the proper characterization of certain components of our income and assets, and the treatment of our contractual arrangements with Lohas Agricultural, is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our ordinary shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries, variable interest entities or other companies in which we own or are treated as owning equity interests were also a PFIC (any such entity referred to as a Lower-tier PFIC), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ordinary shares would be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ordinary shares exceed 125% of the average of the annual distributions on ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. In addition, if we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if our ordinary shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ordinary shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the shares were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Capital Market, where our ordinary shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ordinary shares will be treated as discussed under “—Taxation of Distributions” above.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of our ordinary shares if we were a PFIC for any taxable year. Therefore, U.S. Holders will not be able to make such elections.

If we are a PFIC for any taxable year during which a U.S. Holder owns ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns ordinary shares, even if we cease to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder owned any ordinary shares, the U.S. Holder would generally be required to file annual reports with the IRS. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ordinary shares, unless the ordinary shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

People’s Republic of China

Hylands Law Firm, our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

Hylands Law Firm has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the U.S. governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Maxim Group LLC (“Maxim”) and Valuable Capital Limited (“Valuable”) are acting as representatives and joint book-running managers (the “Representatives”), have agreed to purchase from us on a firm commitment basis the number of Class A ordinary shares indicated below, at the public offering price, less the underwriting discounts and commissions:

Name	Number of Shares
Maxim Group LLC
Valuable Capital Limited
Tiger Brokers (NZ) Limited
Prime Number Capital
The Benchmark Company LLC
Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Class A ordinary shares being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Offers and sales for this offering will be conducted both inside and outside the United States through the underwriters and their respective selling agents. All offers or sales in the United States will be conducted by broker-dealers registered with the SEC and a member of FINRA. Neither Tigers Brokers (NZ) Limited nor Valuable Capital Limited is a broker-dealer registered with the SEC. To the extent that its conduct may involve the offer or sale of Class A ordinary shares to investors in the United States, those offers or sales will be made through US Tiger Securities, Inc., Tigers Brokers’ SEC-registered broker-dealer affiliate in the United States. Valuable Capital Limited will not make any offers or sales of the Class A ordinary shares within the United States.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 15% of the number of Class A ordinary shares sold in the offering at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, the underwriters will become obligated, subject to conditions, to purchase, and we will be obligated to sell, the additional shares. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Commission and Expenses

The underwriting discounts and commissions are 7.5% of the public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. We have been advised by the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[ ] per share under the offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[ ] per share to other dealers. After the offering, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering.

	Fee Per Share(1)	Total Without Exercise of Over-Allotment	Total With Exercise of Over-Allotment
Public offering price	$
Discount	$

(1)	The fees do not include the underwriters’ warrants or expense reimbursement as described below.

In addition, we have agreed to reimburse the underwriters up to a maximum allowance of $135,000 for certain out-of-pocket expenses they incur in connection with this offering, including, but not limited to, legal fees related to filing offering materials with the Financial Industry Regulatory Authority, or FINRA, background checks, “road show” expenses, costs of book-building, prospectus tracking and compliance software and the fees and disbursements of its counsel, accountants and other agents and representatives. We have delivered to Maxim $50,000 as an advance against reasonably anticipated out-of-pocket expenses, which shall be applied towards the maximum expense allowance and returned to us to the extent not offset by actual out-of-pocket expenses.

We estimate that expenses payable by us in connection with the offering of our Class A ordinary shares, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $1.08 million.

Representatives’ Warrants

We have also agreed to issue to the Representatives warrants to purchase a number of our Class A ordinary shares equal to an aggregate of 7.5% of the shares sold in this offering. The warrants will have an exercise price equal to 120% of the offering price of the Class A ordinary shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six (6) months after the closing of this offering, and will be exercisable for five (5) years after the effective date of the registration statement for this offering of which this prospectus is a part. The warrants are not redeemable by us. We have agreed to a one-time demand registration and unlimited “piggyback” registration rights of the Class A ordinary shares underlying warrants at our expense for a period of five (5) years after the effective date of the registration statement for this offering. The warrants and the shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the warrants or the shares underlying the warrants, nor will they be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days from the effective date of the registration statement for this offering, except to any FINRA member participating in the offering and their bona fide officers, partners, associated persons or affiliates, or as otherwise permitted under FINRA Rule 5110(e)(2). The warrants will provide for adjustment in the number and price of such warrants (and the shares underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

In connection with this offering, we have agreed that, subject to certain exceptions, we will not, without the prior written consent of the underwriter, for a period of 90 days from the closing of this offering, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class A ordinary shares or any security convertible into or exercisable or exchangeable for Class A ordinary shares.

In connection with this offering, all of our directors, executive officers and existing beneficial owners have agreed that, subject to certain exceptions, they will not, without the prior written consent of the underwriters, for a period of 180 days after the closing of this offering: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any Class A ordinary shares or any securities convertible into or exercisable or exchangeable for Class A ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any Class A ordinary shares or any security convertible into or exercisable or exchangeable for Class A ordinary shares,.

Listing

We have applied to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “LOHA.” We make no representation that such application will be approved or that the Class A ordinary shares will trade on such market either now or at any time in the future.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A ordinary shares over-allotted by the underwriters is not greater than the number of Class A ordinary shares that may be purchased in the over-allotment option. In a naked short position, the number of Class A ordinary shares involved is greater than the number of Class A ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing Class A ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of Class A ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class A ordinary shares to close out the short position, the underwriters will consider, among other things, the price of Class A ordinary shares available for purchase in the open market as compared to the price at which it may purchase Class A ordinary shares through the over-allotment option. If the underwriters sell more Class A ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class A ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A ordinary shares or preventing or retarding a decline in the market price of our Class A ordinary shares. As a result, the price of our Class A ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A ordinary shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Prior Public Market

Prior to this offering, there has been no public market for our Class A ordinary shares and the offering price for our Class A ordinary shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the offering price will correspond to the price at which our Class A ordinary shares will trade in the public market subsequent to this offering or that an active trading market for our shares will develop and continue after this offering.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Other Terms

We have agreed to grant to Maxim, upon the consummation of this offering, a right of first refusal to act as a lead managing underwriter, book runner or placement agent, with at least 75% of the economics for a two handed deal and 50% of the economics for a three handed deal, for any and all future public and private equity, equity-linked or debt (excluding commercial bank debt) offerings of our company, for a period of nine (9) months from the commencement of sales of this offering.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Class A ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act. The Class A ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A ordinary shares must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any Class A ordinary shares recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The Class A ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The Class A ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The Class A ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the Class A ordinary shares for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

The Class A ordinary shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor. The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Class A ordinary shares to the public in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class A ordinary shares which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A ordinary shares offered should conduct their own due diligence on the Class A ordinary shares. If you do not understand the contents of this document, you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Class A ordinary shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class A ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the Class A ordinary shares in circumstances in which Section 21 of the FSMA does not apply to us; and

●	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A ordinary shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the Class A ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A ordinary shares has been or will be:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Class A ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the Class A ordinary shares, or distribution of a prospectus or any other offering material relating to the Class A ordinary shares. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the Class A ordinary shares within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of Class A ordinary shares, and (ii) that it will distribute in Germany any offering material relating to the Class A ordinary shares only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The Class A ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A ordinary shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of Class A ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa(“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Class A ordinary shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the Class A ordinary shares may not be distributed in Italy except:

●	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

●	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the Class A ordinary shares or distribution of copies of this prospectus or any other documents relating to the Class A ordinary shares in the Republic of Italy must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

●	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

●	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the Class A ordinary shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the Class A ordinary shares which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the Class A ordinary shares being declared null and void and in the liability of the intermediary transferring the Class A ordinary shares for any damages suffered by such non-qualified investors.

Japan

The Class A ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Class A ordinary shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The Class A ordinary shares have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

●	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

●	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

●	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Class A ordinary shares described herein. The Class A ordinary shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A ordinary shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Class A ordinary shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the Class A ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. The Class A ordinary shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the Class A ordinary shares will not benefit from protection or supervision by such authority.

Taiwan

The Class A ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Class A ordinary shares in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The Class A ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of Class A ordinary shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the Class A ordinary shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$3,419
FINRA filing fee	6,141
Nasdaq listing fee	10,000
Accounting fees and expenses	810,976
Legal fees and expenses	206,285
Printing fees and expenses	9,357
Miscellaneous	169,209
TOTAL	$1,215,387

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Ellenoff Grossman & Schole LLP has acted as counsel to Maxim in this offering. The validity of the Class A ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC laws will be passed upon for us by Hylands Law Firm, and for Maxim by B&D Law Firm. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Hylands Law Firm with respect to matters governed by PRC law. Ellenoff Grossman & Schole LLP may rely upon B&D Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of September 30, 2019 and 2020 and for the years then ended included in this prospectus have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Marcum Bernstein & Pinchuk LLP are located at Suite 830, 7 Penn Plaza, New York, New York, 10001.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Class A ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Class A ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at http://www.lohas.sh/en as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

LOHA CO., LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Loha Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Loha Co., Ltd. (the “Company”) as of September 30, 2019 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended September 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2018.

New York, NY

April 9, 2021

LOHA CO., LTD

 CONSOLIDATED BALANCE SHEETS

(In U.S. dollars in thousands, except share and per share data)

	As of September 30,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$2,293	$9
Restricted cash	23	151
Accounts receivable, net	22,245	11,026
Inventories	9,516	8,634
Advance to suppliers, net	13,709	19,669
Amounts due from related parties	901	11
Prepaid expenses and other current assets	727	1,061
Total current assets	49,414	40,561

Property and equipment, net	162	113
Deferred tax assets	227	2,128
Other non-current assets	78	37
TOTAL ASSETS	$49,881	$42,839

Liabilities
Current liabilities:
Short-term borrowings	$2,381	$6,211
Accounts payable	2,237	3,684
Accrued expenses and other current liabilities	228	738
Advance from customers	954	1,468
Amounts due to related parties	3,587	1,640
Tax payable	720	562
Total current liabilities	10,107	14,303

Long-term borrowings	4,225	211
Other non-current liabilities	37	32
Total liabilities	$14,369	$14,546

Commitments and contingencies

Shareholders’ equity
Class A ordinary shares ($0.0002 par value; 240,500,000 shares authorized; 17,872,273 shares issued and outstanding as of September 30, 2019 and 2020, respectively) *	4	4
Class B ordinary shares ($0.0002 par value; 9,500,000 shares authorized; 9,500,000 shares issued and outstanding as of September 30, 2019 and 2020, respectively) *	2	2
Subscription receivable	(6)	(6)
Additional paid-in capital	9,452	9,452
Statutory reserve	2,909	2,909
Retained earnings	26,178	17,204
Accumulated other comprehensive loss	(3,027)	(1,272)
Total shareholders’ equity	35,512	28,293
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$49,881	$42,839

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

LOHA CO., LTD

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. dollars in thousands, except share and per share data)

	For the years ended September 30,
	2019	2020
Net revenues	$105,429	$69,733
Less: Cost of revenues	89,056	63,165
Gross profit	16,373	6,568

Operating expenses:
Selling expenses	2,419	1,806
General and administrative expenses	2,279	1,600
Allowance for doubtful accounts	926	10,294
Inventories write-down	-	2,889
Total operating expenses	5,624	16,589

Income (loss) from operations	10,749	(10,021)

Other expenses:
Other income, net	109	213
Interest expense, net	(637)	(750)
Total other expenses	(528)	(537)

Income (loss) before income tax expense	10,221	(10,558)
Income tax expense (benefits)	1,530	(1,584)
Net income (loss)	$8,691	$(8,974)
Other Comprehensive income
Foreign currency translation (loss) income, net of nil income taxes	(1,381)	1,755
Total comprehensive income (loss)	$7,310	$(7,219)

Earnings (loss) per ordinary share *
Basic and diluted	$0.32	$(0.33)

Weighted average ordinary shares outstanding*
Basic and diluted	27,372,273	27,372,273

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

LOHA CO., LTD

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. dollars in thousands, except share and per share data)

									Accumulated
	Class A ordinary shares		Class B ordinary shares		Subscription	Additional paid-in	Statutory	Retained	other comprehensive	Total
	Shares *	Amount	Shares *	Amount	receivable	capital	reserve	earnings	(loss) income	equity
Balance as of September 30, 2018	17,872,273	$4	9,500,000	$2	$(6)	$9,452	$2,040	$18,356	$(1,646)	$28,202
Net income	-	-	-	-	-	-	-	8,691	-	8,691
Statutory reserve	-	-	-	-	-	-	869	(869)	-	-
Foreign currency translation loss, net of nil income taxes	-	-	-	-	-	-	-	-	(1,381)	(1,381)
Balance as of September 30, 2019	17,872,273	$4	9,500,000	$2	$(6)	$9,452	$2,909	$26,178	$(3,027)	$35,512
Net loss	-	-	-	-	-	-	-	(8,974)	-	(8,974)
Statutory reserve	-	-	-	-	-	-	-	-	-	-
Foreign currency translation income, net of nil income taxes	-	-	-	-	-	-	-	-	1,755	1,755
Balance as of September 30, 2020	17,872,273	$4	9,500,000	$2	$(6)	$9,452	$2,909	$17,204	$(1,272)	$28,293

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

LOHA CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands)

	For the years ended September 30,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,691	$(8,974)

Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	926	10,294
Inventories write-down		2,889
Depreciation and amortization	35	65
Deferred tax provision	(144)	(1,888)

Changes in assets and liabilities
Accounts receivable, net	(16,604)	2,751
Inventories	(6,819)	(1,536)
Advance to suppliers, net	7,027	(6,008)
Amounts due from related parties	133	(10)
Prepaid expenses and other current assets	(718)	(107)
Other non-current assets	(13)	45
Accounts payable	928	1,335
Accrued expenses and other current liabilities	497	45
Advance from customers	(2,585)	467
Amounts due to related parties	575	(1,089)
Tax payable	312	(194)
Other non-current liabilities	39	(7)
Net cash (used in) provided by operating activities	(7,720)	256

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(163)	(2)
Net cash used in investing activities	(163)	(2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	11,542	477
Repayments of borrowings	(4,921)	(1,034)
Loans from related parties	6,862	2,338
Repayment to related parties	(4,192)	(4,343)
Net cash provided by (used in) financing activities	9,291	(2,562)

Effect of exchange rate changes	(54)	152

Net increase (decrease) in cash and cash equivalents	1,354	(2,156)
Cash and cash equivalents and restricted cash, beginning	962	2,316
Cash and cash equivalents and restricted cash, ending	$2,316	$160

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$1,486	$598
Interests paid	$635	$528

LOHA CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	As of September 30,
	2019	2020
Cash and cash equivalents	$2,293	$9
Restricted cash	23	151
Total cash, cash equivalents and restricted cash	$2,316	$160

The accompanying notes are an integral part of these consolidated financial statements.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020

(In U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

The accompanying consolidated financial statements include the financial statements of Loha Co., Ltd (“Loha”), its subsidiaries and variable interest entity (“VIE”) of which Loha or its subsidiaries are the primary beneficiaries. Loha, its subsidiaries and VIE are hereinafter collectively referred to as the “Company”.

Lohas Agricultural Information Technology Co., Ltd. (“Lohas Agricultural”), which was incorporated in Shenzhen, Guangdong, PRC on November 21, 2013, is mainly engaged in development, operation and maintenance of software related to e-commerce platform.

Shenzhen Lohas Supply Chain Management Co., Ltd. (“Lohas Supply Chain”), which was incorporated in Shenzhen, Guangdong, PRC on May 28, 2014, is mainly engaged in purchase, sales and distribution of high-end quality products primarily including imported fruits, wild seafood, vegetables and eggs, as well as nutritious dry food products. Lohas Supply Chain was formerly wholly owned by Shenzhen Lohas World Co., Ltd, an entity controlled by Mr. Yan Yue Zhang, the Chairman of the board and chief executive officer of the Company. Lohas Agricultural acquired Lohas Supply Chain from Shenzhen Lohas World Co., Ltd. on March 27, 2019.

On January 10, 2019, Loha was incorporated as an exempted company with limited liability under the laws of the Cayman Islands.

On February 8, 2019, Lohas World Co., Ltd (“Lohas BVI”) was established as a wholly-owned subsidiary in the British Virgin Islands. Lohas BVI is a holding company and holds all of the equity interests of Lohas (Global) Group Co., Limited.

On May 3, 2019, Lohas BVI incorporated Lohas (Global) Group Co., Limited (“Lohas HK”), a holding company formed in accordance with laws and regulations of Hong Kong, and holds all of the equity interests of Lohas World (Shenzhen) Intelligent Technology Co., Ltd (“Lohas WFOE”), which was established in the PRC on March 11, 2019.

On May 9, 2020, Shenzhen Lohas Liangpin Supply Chain Management Co., Ltd was established in Shenzhen as a wholly-owned subsidiary of Lohas Supply Chain.

On May 21, 2020, Shenzhen Lohas Intelligent Supply Chain Management Co., Ltd was established in Shenzhen as a wholly-owned subsidiary of Lohas WFOE.

On May 25, 2020, Shenzhen Lohas Direct Procurement Supply Chain Management Co., Ltd was established in Shenzhen as a wholly-owned subsidiary of Lohas Agricultural.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, Loha undertook a reorganization and became the ultimate holding company of Lohas BVI, Lohas HK and Lohas WFOE, which were under same ultimate controlling shareholder before and after the reorganization. Details of the subsidiaries and VIE of Loha are set out below:

Name	Date of Incorporation	Place of incorporation	Percentage of effective ownership	Principal Activities

Wholly owned subsidiaries

Lohas World Co., Ltd.	February 8, 2019	BVI	100%	Holding company of Lohas HK

Lohas (Global) Group Co., Limited	May 3, 2019	Hong Kong	100%	Holding company of Lohas WFOE

Lohas World (Shenzhen) Intelligent Technology Co., Ltd.	March 11, 2019	PRC	100%	Technical support, consulting and other services

Shenzhen Lohas Intelligent Supply Chain Management Co., Ltd.	May 21, 2020	PRC	100%	Inactive

VIE and wholly owned subsidiaries of VIE

Lohas Agricultural Information Technology Co., Ltd.	November 21, 2013	PRC	VIE	Development, operation and maintenance of software

Shenzhen Lohas Supply Chain Management Co., Ltd.	May 28, 2014	PRC	Wholly owned subsidiary of VIE	Purchase, sales and distribution of high-end quality products such as imported fruits

Shenzhen Lohas Liangpin Supply Chain Management Co., Ltd.	May 9, 2020	PRC	Wholly owned subsidiary of VIE’s subsidiary	Inactive

Shenzhen Lohas Direct Procurement Supply Chain Management Co., Ltd.	May 25, 2020	PRC	Wholly owned subsidiary of VIE	Inactive

Effective on August 16, 2019, Lohas Agricultural, shareholders of Lohas Agricultural and Lohas WFOE entered into a series of contractual agreements (the “VIE Agreements” which are described below). As a result, Loha, through its wholly owned subsidiaries Lohas BVI, Lohas HK and Lohas WFOE, has been determined to be the primary beneficiary of Lohas Agricultural and Lohas Agricultural became the VIE of Loha. Accordingly, the Company consolidates Lohas Agricultural and its subsidiary Lohas Supply Chain’s results of operations, assets and liabilities and cash flows.

Immediately before and after reorganization completed on August 16, 2019 as describe above, Loha together with its wholly-owned subsidiaries Lohas BVI, Lohas HK and Lohas WFOE and its VIE were effectively controlled by the same shareholders; therefore, the reorganization was accounted for as a recapitalization. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company has been accounted for at historical cost at the beginning of the first period presented in the accompanying consolidated financial statements.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

The VIE Agreements

The PRC government regulates value-added telecommunication businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in value-added telecommunication businesses. Lohas BVI, Lohas HK and Lohas WFOE (their PRC subsidiaries) are considered as foreign invested enterprises. To comply with these regulations, Loha conducts the majority of its activities in PRC through its VIE Lohas Agricultural and its subsidiary Lohas Supply Chain.

Lohas WFOE has entered into the following contractual arrangements with Lohas Agricultural and its shareholders, that enable Loha to (i) have power to direct the activities that most significantly affect the performance of Lohas Agricultural, and (ii) receive the benefits of Lohas Agricultural that could be significant to Lohas Agricultural. Loha is fully and exclusively responsible for the management of Lohas Agricultural, absorbs all risk of losses of Lohas Agricultural and has the exclusive right to exercise all voting rights of Lohas Agricultural’s shareholders. Therefore, in accordance with ASC 810 “Consolidation”, Loha is considered as the primary beneficiary of Lohas Agricultural and has consolidated Lohas Agricultural’s assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Shareholders’ Voting Rights Proxy Agreement

On August 16, 2019, each shareholder of Lohas Agricultural, executed Shareholders’ Voting Rights Proxy Agreement with Lohas WFOE and Lohas Agricultural, whereby shareholders of Lohas Agricultural irrevocably authorized Lohas WFOE or any person(s) designated by Lohas WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of Lohas Agricultural, including, but not limited to, the right to convene shareholders’ meetings, vote and sign any resolution as a shareholder, appoint directors and other senior executives to be appointed and removed by the shareholder, the right to sell, transfer, pledge and dispose of all or a portion of the shares held by such shareholder, and other shareholders voting rights permitted by the articles of association of Lohas Agricultural. The term of this agreement is for ten years. Unless Lohas WFOE non-renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years.

Exclusive Option Agreement

Lohas Agricultural and its shareholders have entered into an Exclusive Option Agreement with Lohas WFOE on August 16, 2019. Pursuant to the Exclusive Option Agreement among Lohas WFOE, Lohas Agricultural and its shareholders, the shareholders irrevocably granted Lohas WFOE or any third party designated by Lohas WFOE an exclusive option to purchase all or part of their equity interests in Lohas Agricultural at a price of RMB0.01 (approximately $0.0015) for each purchase; provided that if the lowest price permitted by applicable PRC laws is greater than RMB0.01, then that price shall apply. The shareholders further agreed that they will neither create any pledge or encumbrance on their equity interests in Lohas Agricultural, nor transfer, gift or otherwise dispose of their equity interests in Lohas Agricultural to any person other than Lohas WFOE or its designated third party. The shareholders and Lohas Agricultural agreed that they will operate Lohas Agricultural’s business in the ordinary course and maintain the asset value of Lohas Agricultural and refrain from any actions or omissions that may affect Lohas Agricultural’s operating status and asset value. Furthermore, without Lohas WFOE’s prior written consent, the shareholders and Lohas Agricultural agreed not to, among other things: amend the articles of association of Lohas Agricultural; increase or decrease the registered capital of Lohas Agricultural; sell, transfer, mortgage or dispose of in any manner any material assets of Lohas Agricultural or legal or beneficial interest in the material business or revenues of Lohas Agricultural; merge, consolidate with, acquire or invest in any person, or provide any loans; or distribute dividends. The term of this agreement is for ten years. Unless Lohas WFOE gives a non-renewal notice prior to the expiration, this agreement will be renewed automatically for successive ten years until all equity interests have been transferred or assigned in accordance with the agreement.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

Exclusive Consultation and Service Agreement

On August 16, 2019, Lohas WFOE entered into an Exclusive Consultation and Service Agreement with Lohas Agricultural, pursuant to which Lohas WFOE or its designated person has the exclusive right to provide Lohas Agricultural with technical support, consulting and other services in return for certain fees which are equal to net income of VIE and its subsidiaries after making up for the losses of previous years (if necessary) and appropriating necessary costs, expenses, taxes and statutory reserve. Without Lohas WFOE’s prior written consent, Lohas Agricultural may not accept any services subject to this agreement from any third party. Lohas WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. The term of this agreement is for ten years. Unless Lohas WFOE gives a non-renewal notice 30 days prior to the expiration, this agreement will be renewed automatically for successive ten years.

Equity Pledge Agreement

Under the Equity Interest Pledge Agreement dated August 16, 2019 by and among Lohas WFOE, Lohas Agricultural and its shareholders, the shareholders of Lohas Agricultural have agreed to pledge 100% equity interest in Lohas Agricultural to Lohas WFOE to guarantee the performance by Lohas Agricultural and its shareholders of their obligations under the Shareholders’ Voting Rights Proxy Agreement, the Equity Pledge Agreement, the Exclusive Consultation and Service Agreement and the Exclusive Option Agreement. If Lohas Agricultural or its shareholders breach their contractual obligations under these agreements, Lohas WFOE, as pledgee, will have the right to dispose of the pledged equity interests in Lohas Agricultural and will have priority in receiving the proceeds from such disposal. The shareholders also agreed that, without prior written consent of Lohas WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The pledge of equity interests in Lohas Agricultural has been registered with the relevant office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

Risks in relation to the VIE structure

Loha believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit Loha’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

●	revoke the business and operating licenses of Loha’s PRC subsidiary and VIE;

●	levy fines on Loha’s PRC subsidiary and VIE;

●	confiscate any income of Loha’s PRC subsidiary and VIE that they deem to be obtained through illegal operations;

●	shut down services of Loha’s PRC subsidiary and VIE;

●	discontinue or restrict Loha’s PRC subsidiary and VIE’s operations in China;

●	impose conditions or requirements with which Loha’s PRC subsidiary and VIE may not be able to comply;

●	require Loha or Loha’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations;

●	restrict or prohibit Loha’s use of the proceeds of the additional public offering to finance Loha’s business and operations in China; and

●	take other regulatory or enforcement actions that could be harmful to Loha’s or Loha’s PRC subsidiary and VIE’s business.

Loha’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, Loha may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE. Loha, however, does not believe such actions would result in the liquidation or dissolution of Loha, its PRC subsidiaries and VIE.

The interests of the shareholders of VIE may diverge from that of Loha and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. Loha cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of Loha or that conflicts of interests will be resolved in Loha’s favor. Loha believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide Loha with a mechanism to remove the current shareholders of VIE should they act to the detriment of Loha. Loha relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of Loha. If Loha cannot resolve any conflicts of interest or disputes between Loha and the shareholders of VIE, Loha would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

Total assets and liabilities presented on Loha’s consolidated balance sheets and revenues, expenses, net incomes presented on consolidated statements of income as well as the cash flows from operating, investing and financing activities presented on the consolidated statements of cash flows are substantially the financial positions, income and cash flows of Loha’s VIE, Lohas Agricultural and its subsidiary Lohas Supply Chain. Loha has not provided any financial support to Lohas Agricultural for the years ended September 30, 2019 and 2020. The following financial information of the VIE and the wholly owned subsidiaries of VIE were included in the accompanying consolidated financial statements as of September 30, 2019 and 2020 and for the years ended September 30, 2019 and 2020:

	As of September, 30
	2019	2020

Total assets	$49,881	$42,839
Total liabilities	$14,369	$14,546

	For the years ended September, 30
	2019	2020

Total net revenues	$105,429	$69,733
Net income (loss)	$8,691	$(8,974)

Net cash (used in) provided by operating activities	$(7,720)	$335
Net cash used in investing activities	$(163)	$(2)
Net cash provided by (used in) financing activities	$9,291	$(2,642)

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and its VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b) Reclassification

Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications have not changed the results of operations of prior periods.

(c) Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment, impairment of long-lived assets and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(d) Fair Value Measurement

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of the Company is responsible for considering the carrying amount of cash and cash equivalents, accounts receivable, advance to suppliers, prepaid expenses and other current assets, short-term loans, accounts payable, advance from customers, accrued expenses and other current liabilities and income tax payable based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(e) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, and the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(f) Restricted cash

Restricted cash as of September 30, 2019 relates to government appropriation deposited in bank, which will be released upon satisfaction of agreed criteria, and mainly relates to the bank account that were frozen by Court orders mainly due to the litigations as disclosed in Note 16.

(g) Accounts Receivable, net

The Company maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

(h) Inventories

Inventories, primarily consisting of fruit, are stated at the lower of cost or net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company compares the cost of inventory with its net realizable value and an adjustment is made to write down inventory to net realizable value, if lower. Impairment provided for the inventories was $nil and $2,889 for the years ended September 30, 2019 and 2020, respectively.

(i) Advance to supplier, net

Advance to suppliers primarily consists of the prepayments to farms, import agents or other large-scale suppliers. The Company maintains an allowance for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of releasing the prepayments into inventories and the aging of the prepayments, significant one-time events, and historical experience.

(j) Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation and any impairment. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

Category	Estimated useful lives
Electronic device	3-5 years
Office equipment	3-5 years
Motor vehicle	4 years

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income

(k) Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of September 30, 2019 and 2020.

(l) Borrowings

Borrowings mainly consisted of the bank loan and the borrowing from third-party factoring institution.

(m) Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(n) Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting from October 1, 2016. The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those products or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Net revenues consist of revenue from the sales of products, right to use e-commerce platform, and other services. The Company recognizes revenue at the amount to which it expects to be entitled when control of the products or services is transferred to its customers. Control is generally transferred when the Company has a present right to payment and title and the significant risks and rewards of ownership of products or services are transferred to its customers. Payment for products and services sales is collected within a short period of time following transfer of control or in advance to transfer of control of products, or at the commencement of delivery of services, as applicable.

The Company identifies three performance obligations for arrangements with city distributors, which are sales of products, right to use e-commerce platform, and other services. There were no revenue generated from right to use e-commerce platform during the years ended September 30, 2019 and 2020. While for arrangements with customers other than city distributor, the Company identifies only one performance obligation, which is sales of products. The Company allocates revenue to all distinct performance obligations based on their relative estimated stand-alone selling prices.

Sales of products. Sales of products represent sales of products (mainly imported fruit) to the city distributors, wholesalers and other retailers. Revenue allocated to the sales of products is recognized when control has transferred. Control transfers upon the delivery by the self-own logistics or the entrusted third-party logistics company to the customers.

Other services fees. Other services are mainly derived from technical service provided to the city distributors. Technical service refers to e-commerce platform maintenance service and software upgrade service and will be provided continuously over the estimated service period. The Company recognizes revenues allocated to the other services ratably over the estimated service period.

The Company is a principal because the Company controls the promised products or services before transferring. No right of return or warranty is offered to customers when they obtained the control of the products or services.

The following table identifies the disaggregation of the net revenues for the years ended September 30, 2019 and 2020, respectively:

	For the years ended September, 30
	2019	2020
Sales of products	$104,997	$69,676
Other service fee or technical service fee	432	57
Total	$105,429	$69,733

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Shipping and handling activities are performed before the customer obtains control of the good, and they are not a separate performance obligation. The Company accounts for the pertinent shipping and handling costs in selling expenses of products sold.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. The balance of accounts receivable, net of allowance for doubtful accounts were $22,245 and $11,026 as of September 30, 2019 and 2020, respectively.

Unearned revenue consists of payments received related to unsatisfied performance obligations at the end of the period, included in advance from customers in the Company’s consolidated balance sheets. The advance from customers as of September 30, 2019 and 2020 were $954 and $1,468, respectively.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(o) Cost of revenues

Cost of revenues mainly consists of cost of products purchased from farms, staff cost of technical service and other services.

(p) Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average ordinary shares outstanding during the periods. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average ordinary shares outstanding during the period adjusted for the effect of dilutive ordinary share equivalent (computed using the treasury stock or if converted method). Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended September 30, 2019 and 2020, the Company had no dilutive shares.

(q) Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income and comprehensive income for the years ended September 30, 2019 and 2020, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(r) Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenue generated from sales of fruit and products. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of accrued expenses and other current liabilities on the consolidated balance sheets.

Prior to May 1, 2018, the VAT rate for taxpayers selling products, labor services, or tangible movable property leasing services or importing products, except otherwise specified in the PRC was 17%; during the period from May 1, 2018 to March 31, 2019, the VAT rate was adjusted to 16%; and started from April 1, 2019, the VAT rate was adjusted to 13%.

During the period from July 1, 2017 to April 30, 2018, the VAT rate for taxpayers selling agricultural products was 11%; during the period from May 1, 2018 to March 31, 2019, the VAT rate was adjusted to 10%; and started from April 1, 2019, the VAT rate was adjusted to 9%.

The Company is also subject to surcharges of sales according to PRC tax law.

(s) Foreign currency translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of September 30,
	2019	2020
Balance sheet items, except for equity accounts	7.1477	6.8101

	For the Years Ended September 30,
	2019	2020
Items in the statements of income and comprehensive income, and statements of cash flows	6.8826	6.8148

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

(t) Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. It requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In July 2018, the FASB issued Accounting Standards Update (ASU) 2018-11, Lease (Topic 842) Targeted Improvements. The amendments in this Update provide entities with an additional (and optional) transition method to adopt the new leases standard and provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606). In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), and Leases (Topic 842): Effective Dates. ASU 2019-10 amends the effective dates for ASU 2016-02. The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies (“EGCs”) can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company expects to adopt ASU 2016-02 utilizing the additional modified retrospective transition method provided by ASU No. 2018-11 beginning October 1, 2021. The Company does not expect the adoption of these amendments to have a material impact on its consolidated financial position and results of operations.

In June 2016, the FASB amended guidance related impairment of financial instruments as part of ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The ASU is effective for public company for fiscal years, and interim periods within those fiscal years beginning after December 15, 2019. Early application will be permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. ASU 2019-10 amends the effective dates for ASU 2016-13. The Company is an EGC and has elected to adopt the new standard as of the effective date applicable to nonissuers and will implement the new standard on October 1, 2023. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Company’s consolidated results of operations or financial position.

3.	ACCOUNTS RECEIVABLE, NET

	As of September 30,
	2019	2020
Accounts receivable	$23,570	$21,985
Less: allowance for doubtful accounts	(1,325)	(10,959)
Accounts receivable, net	$22,245	$11,026

Bad debt expenses were $926 and $9,562 for the fiscal years ended September 30, 2019 and 2020, respectively. As of September 30, 2019 and 2020, the amount of accounts receivable pledged for the secured borrowings from Haier Financial Factoring (Chongqing) Co., Ltd. (“Haier Factoring”) were $8,466 and $11,331, respectively (see Note 7). As of March 31, 2021, the amount of accounts receivable pledged for the secured borrowing from Haier Factoring were $11,331.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

3.	ACCOUNTS RECEIVABLE, NET - continued

On March 23, 2020, pursuant to a counter-guarantee agreement, Lohas Supply Chain pledged its accounts receivable for a period of 24 months commencing December 2018 as collateral to Shenzhen City Small and Medium Enterprise Financing Guarantee Co., Ltd. (“SME Guarantee”) for its guarantee provided to SPDB Bank on the loan.As of September 30, 2020 and March 31, 2021, the amount of accounts receivable pledged under such counter-guarantee arrangement were $3,231 and $3,231, respectively.

On April 9, 2020, the Company received notices that upon SME Guarantee’s application, People’s Court of Futian District, Shenzhen (“Futian Court”) had frozen accounts receivable owned by Lohas Supply Chain due from one customer since June 19, 2020 for three years subject to a maximum of RMB2.2 million (approximately $0.31 million), pursuant to the court notices dated May 26, 2020 and June 22, 2020, respectively.

4.	INVENTORIES

As of September 30, 2019 and 2020, inventories consisted of the following:

	As of September 30,
	2019	2020
Fruit	$9,239	$8,539
Others	277	95
Total	$9,516	$8,634

Inventories primarily consist of fruits, wild seafoods, vegetables and eggs, as well as nutritious dry food products. Impairment provided for the inventories was $nil and $2,889 for the years ended September 30, 2019 and 2020, respectively.

5.	ADVANCE TO SUPPLIERS, NET

	As of September 30,
	2019	2020
Advance to suppliers	$13,862	$20,561
Less: allowance for doubtful accounts	(153)	(892)
Advance to suppliers, net	$13,709	$19,669

Advance to suppliers primarily consisted of the prepayments to farms, import agents or other large-scale suppliers. Bad debt expenses were $nil and $732 for the years ended September 30, 2019 and 2020, respectively.

6.	PROPERTY AND EQUIPMENT, NET

As of September 30, 2019 and 2020, property and equipment consisted of the following:

	As of September 30,
	2019	2020
Electronic device	$83	$89
Office equipment	141	148
Motor vehicle	48	51
Subtotal	272	288
Less: Accumulated Depreciation	(110)	(175)
Property and equipment, net	$162	$113

Depreciation expenses were $35 and $65 for the fiscal years ended September 30, 2019 and 2020, respectively.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

7.	BORROWINGS

As of September 30, 2019 and 2020, the borrowings consisted of follows:

	As of September 30,
	2019	2020
Short-term borrowings	$2,381	$6,211
Long-term borrowings	4,225	211
Total	$6,606	$6,422

As of September 30, 2019 and 2020, summaries of borrowings are as follows:

	Service Charge	Annual Interest Rate	Maturities	September 30, 2019	September 30, 2020
Shenzhen Qianhai WeBank Co., Ltd. (“WeBank”)	N/A	9.45%~10.08%	July 13, 2020	$-	$14
			August 13, 2020	-	13
			September 13, 2020	-	13
			October 13, 2020	-	15
			November 13, 2020	-	15
			December 13, 2020	-	15
			January 13, 2021	-	15
			February 13, 2021	-	15
			March 13, 2021	-	15
			April 13, 2021	-	15
			May 13, 2021	-	15
			June 13, 2021	-	15
			July 13, 2021	-	15
			August 13, 2021	-	15
			September 13, 2021	-	15
			After September 30, 2021	-	211
			Subtotal	$-	$431
Haier Financial Factoring (Chongqing) Co., Ltd (“Haier Factoring”)	1.5%~2.5%	3.2%~9.5%	October 30, 2019	$700	$-
			December 16, 2019	30	-
			January 16, 2020	70	-
			February 21, 2020	14	-
			March 20, 2020	14	-
			April 21, 2020	14	-
			May 21, 2020	14	-
			June 19, 2020	42	-
			July 21, 2020	42	44
			August 21, 2020	42	44
			September 21, 2020	1,399	1,468
			October 21, 2020	1,399	1,468
			November 21, 2020	1,399	1,468
			December 21, 2020	1,427	1,499
			Subtotal	$6,606	$5,991
			Total	$6,606	$6,422

The interest expenses and service charges were $635 and $528 for the years ended September 30, 2019 and 2020, respectively.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

7.	BORROWINGS - continued

Borrowing from Haier Factoring

On November 20, 2018 and January 25, 2019, Lohas Supply Chain and Haier Financial Factoring (Chongqing) Co., Ltd (“Haier Factoring”) executed two factoring agreements, pursuant to which, Lohas Supply Chain received a loan in an aggregate amount of RMB47,220 (approximately $6,606) by factoring the receivables due from customers of RMB59,040 (approximately $8,260), for which Haier Factoring has the right of recourse to Lohas Supply Chain, therefore, these transactions were recognized as secured borrowings. This loan was provided to the Company to meet its working capital requirements.

The Company has paid off the matured borrowing and entered into a series of new agreements to renew the secured borrowings in 2019. As of September 30, 2019, the Company had a secured short-term and long-term borrowings in total in the amount of RMB47,220 (approximately $6,606) by pledging accounts receivable of RMB60,514 (approximately $8,466).

From October 1, 2019 to the date of this prospectus, Lohas Supply Chain repaid the matured borrowing of RMB6,420 (approximately $943), then entered into a series of new agreements to renew the residual secured borrowings. As of September 30, 2020, the Company had a secured short-term and long-term borrowings in total in the amount of RMB40,800 (approximately $5,991) by pledging accounts receivable of RMB77,165 (approximately $11,331). On December 8, 2020, we pledged to Haier Factoring accounts receivable through December 2022 to guarantee the repayment of such borrowings from Haier Factoring. The Company is currently negotiating with Haier Factoring to reach an agreement of repayment schedule, and no such agreement has been signed as of the date of this prospectus.

The borrowings from Haier Factoring were guaranteed by Shenzhen Lohas World Co., Ltd., a related party of the Company, Lohas Agricultural, Mr. Yan Yue Zhang, chairman of the board and chief executive officer of the Company, and his spouse Mrs. Wei Jun Huang, director of the Company.

Borrowing from WeBank

On November 13, 2019, the Company entered into a non-revolving loan facility of maximum credit limit of RMB3,000 (approximately $423) with WeBank (the “WeBank Loan”), an internet bank in PRC, with annual interest rates of 9.45%~10.08%. As of September 30, 2020, the balance of the WeBank Loan was RMB2,933 (approximately $431), of which RMB1,435 (approximately $211) will mature in more than 12 months and is presented as long-term borrowings. The WeBank Loan was guaranteed by Mr. Yan Yue Zhang.

From October 1, 2020 to March 31, 2021, Lohas Supply Chain repaid the matured borrowing of RMB80 (approximately $12), and the principal of RMB803 (approximately $117) borrowed from WeBank have been defaulted as of March 31, 2021. The Company is currently negotiating with WeBank to reach an agreement on a repayment schedule, and no such agreement has been signed as of the issuance date of these consolidated financial statements.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

8.	TAXES

a. Value-Added Tax (“VAT”)

The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of products sold or services provided (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued.

b. Income tax

Cayman Islands

Loha is incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is currently no estate duty, inheritance tax or gift tax. Loha had no activities or profit during the periods presented.

British Virgin Islands

Lohas BVI incorporated in the British Virgin Islands is not subject to income taxes or capital gain under current laws of British Virgin Islands. Lohas BVI had no activities or profit during the periods presented.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. Lohas HK is subject to Hong Kong profit tax at a rate of 8.25% as it did not have assessable profit during the periods presented.

PRC

Generally, Lohas WFOE, Lohas Agricultural and Lohas Supply Chain, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. If our holding company in the Cayman Islands or any of our subsidiaries outside the PRC is considered as a PRC resident enterprise for tax purposes, then our global income will be subject to PRC enterprise income tax at the rate of 25%.

Lohas Agricultural was qualified as a “Software Enterprise” by Shenzhen State Tax Bureau, and therefore is entitled to a two-year exemption from the Enterprise Income Tax ("EIT") commencing from its first profitable year and a 50% deduction of 25% EIT rate for the succeeding three years, with approval by the tax authorities. Lohas Agricultural exempted from EIT from 2014 to 2015, and enjoyed the preferential income tax rate of 12.5% from 2016 to 2018. In 2020, Lohas Agricultural enjoys the preferential rate of 15% as an encouraged industrial enterprise which engages in information service in Hengqin New District, Pingtan Comprehensive Experimental Zone and Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone according to taxation [2014] No. 26.

Lohas Supply Chain as an encouraged industrial enterprise located in Hengqin New District, Pingtan Comprehensive Experimental Zone and Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone would allow for a reduced 15% tax rate from January 1, 2019 to December 31, 2021 according to finance and taxation [2014] No. 26 issued by the Ministry of Finance and the State Administration of Taxation and is subject to annual inspection for the qualification.

The income tax provision consists of the following components:

	For the years ended September 30,
	2019	2020
Current income tax expenses	1,665	305
Deferred income tax benefits	(135)	(1,889)
Total income tax expenses (benefits)	$1,530	$(1,584)

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

8.	TAXES - continued

A reconciliation between the Company’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the years ended September 30,
	2019	2020
Income before income tax expense	$10,221	$(10,558)
Computed income tax expense (benefits) with statutory tax rate	2,555	(2,640)
Effect of preferred tax rate	(1,022)	1,056
Others	(3)	-
Income tax expense (benefits)	$1,530	$(1,584)
Effective income tax rate	14.97%	15.00%

Deferred tax assets

As of September 30, 2019 and 2020, the significant components of the deferred tax assets are summarized below:

	As of September 30,
	2019	2020
Deferred tax assets:
Allowance for doubtful accounts	$227	$1,545
Inventory written down		433
Net operation loss	-	150
Deferred tax assets, gross	227	2,128
Less: valuation allowance	-	-
Deferred tax assets, net	$227	$2,128

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

9.	RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Company has transactions with:

(a)	Shenzhen Lohas World Co., Ltd., an entity controlled by Mr. Yanyue Zhang, the Chairman of the board and chief executive officer of the Company.
(b)	Shenzhen Qianhai Lohas Mobile Network Service Co., Ltd., an entity controlled by Mr. Yanyue Zhang.
(c)	LOHAS Consumption Information Technology Co., Ltd, an entity controlled by Mr. Yanyue Zhang and Ms. Weijun Huang.
(d)	Shenzhen Bainian Kangjian Investment Co., Ltd., an entity controlled by Yanyue Zhang and Weijun Huang.
(e)	JW Investment Management Limited, a principal shareholder of the Company and controlled by Rongbo Hu.
(f)	JW Heli (Shenzhen) Investment Co., Ltd., an entity controlled by the controller of JW Investment Management Limited
(g)	Mr. Yanyue Zhang and his spouse, Mrs. Weijun Huang.

Amounts due from related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of September 30,
	2019	2020
Shenzhen Lohas World Co., Ltd. (1)	$900	$-
Others (2)	1	11
Total	$901	$11

(1)	Amounts due from Shenzhen Lohas World Co., Ltd. represents loan to this related party for its daily operations. On September 30, 2020, the Company signed an offsetting agreement with Shenzhen Lohas World Co., Ltd., and the balance as of September 30, 2020 was offset by the amounts due to Shenzhen Lohas World Co., Ltd.

(2)	It represents miscellaneous items due from a related party.

Amounts due to related parties

Amounts due to related parties consisted of the following for the periods indicated:

	As of September 30,
	2019	2020
Working capital loan due to Shenzhen Lohas World Co., Ltd. (1)	$1,793	$633
Service fee due to Shenzhen Lohas World Co., Ltd. (2)	1,361	-
JW Investment Management Limited(3)	433	779
Mrs. Weijun Huang. (4)	-	196
Others	-	32
Total	$3,587	$1,640

(1)	It represents the Company loan from this related party for the daily operations. On September 30, 2020, the Company signed an offsetting agreement with Shenzhen Lohas World Co., Ltd..

(2)	It consisted of the service fee payable to Shenzhen Lohas World Co., Ltd. for providing service, which mainly included right to use all of intellectual property rights of this related party, brand management, marketing activity planning and enforcement, and support for brand promotion, and the balance as of September 30, 2020 was offset with the amounts due from Shenzhen Lohas World Co., Ltd.

(3)	It represents the offering fees paid by JW Investment Management Limited on behalf of the Company.

(4)	It represents Lohas Supply Chain’s loan from Mrs. Weijun Huang for the daily operations.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

9.	RELATED PARTY TRANSACTIONS - continued

Related party transactions

	For the years ended September 30,
	2019	2020
Loan to Shenzhen Lohas World Co., Ltd. (1)	$38	$182
Loan repayment from Shenzhen Lohas World Co., Ltd. (1)	812	171
Loan to Shenzhen Lohas World Co., Ltd. (2)	3,806	3,735
Loan repayment from Shenzhen Lohas World Co., Ltd. (2)	5,701	1,649
Loan to Shenzhen Qianhai Lohas Mobile Network Service Co., Ltd. (3)	349	-
Loan repayment and refund of prepayment from Shenzhen Qianhai Lohas Mobile Network Service Co., Ltd. (3)	483	-
Purchase of equipment from Shenzheng Qianhai Lohas Mobile Network Service Co., Ltd. (4)	110	-
Service fee to Shenzhen Lohas World Co., Ltd. (5)	558	367
Expenses paid by JW Investment Management Limited on behalf of the Company(6)	433	324
Loan from LOHAS Consumption Information Technology Co., Ltd(7)	-	130
Repayment of the loan to LOHAS Consumption Information Technology Co., Ltd(7)	-	141
Loan from Mrs. Weijun Huang(8)	-	196
Settlement by offset agreement(9)	-	3,107
Others	1	31

(1)	It consisted of Lohas Agricultural’s loan to this related party for its daily operations and repayment from this related party.

(2)	It consisted of Lohas Supply Chain’s loan to this related party for its daily operations and repayment from this related party.

(3)	It consisted of Lohas Supply Chain’s loan to this related party for its daily operations and repayment of loan and refund of repayment from this related party.

(4)	It consisted of Lohas Supply Chain’s purchase of fixed asset from this related party and the purchase fee has been fully paid.

(5)	It was the fee charge for service provided to Lohas Supply Chain by this related party. The service mainly included right to use all of intellectual property rights of this related party, brand management, marketing activity, and support for brand promotion. All the service fee excluded the VAT.

(6)	It represents the offering fees paid by JW Investment Management Limited on behalf of the Company.

(7)	It consisted of Lohas Agricultural and Lohas Supply Chain’s loan to this related party for its daily operations and repayment from this related party.

(8)	It represents Lohas Supply Chain’s loan from Mrs. Wei jun Huang or the daily operations.

(9)	As of September 30, 2020, the Company had $3,109 due from Shenzhen Lohas World Co., Ltd. and $3,742 due to Shenzhen Lohas World Co., Ltd., of which $1,796 was due for service fees. On the same day, the Company and Shenzhen Lohas World Co., Ltd. entered into an offsetting agreement to settle the accumulative transaction amounts, and finally determined that the Company had $633 due to Shenzhen Lohas World Co., Ltd.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

9.	RELATED PARTY TRANSACTIONS - continued

Guarantee with related party

	For the years ended September 30,
	2019	2020
Guaranteed provided by Shenzhen Lohas World Co., Ltd., Mr. Yan Yue Zhang and Mrs. Wei Jun Huang (1)	6,606	5,991
Guarantee provided to Shenzhen Lohas World Co., Ltd.’s loan (2)	2,700	2,436

(1)	The amount represents the guarantee for the borrowings from Haier Factoring that each of Shenzhen Lohas World Co., Ltd., Mr. Yanyue Zhang, Ms. Weijun Huang has provided with joint liability to Haier Factoring for Lohas Supply Chain’s repayment obligations. The amount represents the guarantee for the borrowings from Haier Factoring that each of Shenzhen Lohas World Co., Ltd, Mr. Yanyue Zhang, Ms. Weijun Huang has provided with joint liability to Haier Factoring for Lohas Supply Chain’s repayment obligations.

(2)	On December 12, 2018, Shenzhen Lohas World Co., Ltd entered into a working capital loan agreement with SPDB, providing for a loan in the amount of up to RMB22,000 (approximately $3,105) maturing in 12 months starting on the date of first withdraw. Each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural, Lohas Supply Chain and SME Guarantee has provided guarantee with joint liability to SPDB for Shenzhen Lohas World Co., Ltd.’s repayment obligations. The guarantee is valid until two years after the due date of performance of repayment obligations by Shenzhen Lohas World Co., Ltd. in the absence of repayment. In addition, each of Mr. Yanyue Zhang, Ms. Weijun Huang, Lohas Agricultural and Lohas Supply Chain provided counter-guarantee to SME Guarantee. Besides personal counter-guarantee of Mr. Yanyue Zhang and Ms. Weijun Huang, they also pledged their own house property to provide another counter-guarantee to SME Guarantee, which in turn provided guarantee to SPDB. This bank loan has been used by the Company in the form of an unsecured, non-interest-bearing loan from Shenzhen Lohas World Co., Ltd.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

10.	ORDINARY SHARES

The shareholders’ equity structures as of September 30, 2019 and 2020 were presented after giving retroactive effect to the reorganization of Loha that was completed on August 16, 2019. Immediately before and after reorganization, Loha together with its wholly-owned subsidiaries Lohas BVI, Lohas HK and Lohas WFOE and its VIE were effectively controlled by the same shareholders; therefore, for accounting purpose, the reorganization was accounted for as a recapitalization. All share and per share information has been retrospectively restated to reflect the reorganization for all periods presented.

Loha was established under the laws of the Cayman Islands on January 10, 2019. The authorized share capital is 500,000,000 ordinary shares, with a par value of $0.0001 each, of which 481,000,000 have been designated as class A ordinary shares and 19,000,000 have been designated as class B ordinary shares.

Holders of class A ordinary shares and class B ordinary shares vote together as one class on all matters submitted to a vote of shareholders. Each class A ordinary share is entitled to one (1) vote on all matters upon which the ordinary shares are entitled to vote and each class B ordinary share is entitled to five (5) votes on all matters upon which the ordinary shares are entitled to vote.

On June 16, 2020, the Company implemented a one-for-two (1 for 2) stock split of the Company’s ordinary shares by way of share consolidation under Cayman Islands law (the “Reverse Share Split”). As a result of the Reverse Share Split, the total of 35,744,546 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 17,872,273 issued and outstanding Class A ordinary shares and the total of 19,000,000 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 9,500,000 issued and outstanding Class B ordinary shares. The purpose of the Reverse Share Split was to enhance our ability to achieve a share price for Class A ordinary shares consistent with the listing requirements of the Nasdaq Capital Market. The Reverse Share Split maintained the existing shareholders’ percentage ownership interests in the Company. The Reverse Share Split also increased the par value of ordinary shares from $0.0001 to $0.0002 and decreased the number of authorized shares of the Company from 500,000,000 to 250,000,000, which are divided into 240,500,000 Class A ordinary shares and 9,500,000 Class B ordinary shares. All number of shares and per share data presented in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Share Split stated above.

11.	STATUTORY RESERVE AND RESTRICTED NET ASSETS

The companies operate in the PRC are required to reserve 10% of their net profit after income tax, as determined in accordance with the Company Law of the People's Republic of China. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends.

For the years ended September 30, 2019 and 2020, statutory reserve activities for the Company were as follows:

Balance
Balance as of September 30, 2018	$2,040
Appropriation to statutory reserve	869
Balance as of September 30, 2019	2,909
Appropriation to statutory reserve	-
Balance as of September 30, 2020	$2,909

Relevant PRC laws and regulations restrict the Lohas WFOE, VIE and VIE’s subsidiary from transferring a portion of their net assets, equivalent to the balance of their paid-in-capital, additional paid-in-capital and statutory reserves to the Company in the form of loans, advances or cash dividends. Relevant PRC statutory laws and regulations restrict the payments of dividends by the Company’s VIE and VIE's subsidiaries from their respective retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

The balances of restricted net assets as of September 30, 2019 and 2020 were $12,361 and $12,361, respectively. Under applicable PRC laws, loans from PRC companies to their offshore affiliated entities require governmental approval, and advances by PRC companies to their offshore affiliated entities must be supported by bona fide business transactions.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

12.	CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable and advance to suppliers. The Company conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

Concentration of customers

The following table sets forth a summary of single customers who represent 10% or more of the Company's total revenue:

	For the years ended September 30,
	2019	2020
Percentage of the Company’s sales
Customer A	20.23%	55.22%
Customer B	11.64%	*
	31.87%	55.22%

*	The percentage is less than 10% of the Company’s total revenue.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

12.	CONCENTRATION OF CREDIT RISK - continued

The following table sets forth a summary of single customers who represent 10% or more of the Company's total accounts receivable:

	For the years ended September 30,
	2019	2020
Percentage of the Company’s accounts receivable
Customer C	19.26%	14.78%
Customer D	12.54%	*
Customer E	*	20.13%
Customer F	*	15.81%
Customer F	*	10.05%
	31.80%	60.77%

*	The percentage is less than 10% of the Company’s total accounts receivable.

Concentration risk of suppliers

The following table sets forth a summary of single suppliers who represent 10% or more of the Company's total purchase:

	For the years ended September 30,
	2019	2020
Percentage of the Company’s purchase
Supplier A	27.21%	24.86%
Supplier B	13.61%	11.67%
Supplier C	11.74%	*
Supplier D	*	10.95%
Supplier E	*	18.88%
Supplier F	*	16.48%
	52.56%	82.84%

*	The percentage is less than 10% of the Company’s total purchase.

The following table sets forth a summary of single suppliers who represent 10% or more of the Company's total advance to suppliers:

	For the years ended September 30,
	2019	2020
Percentage of the Company’s advance to suppliers
Supplier A	40.82%	29.15%
Supplier C	*	12.15%
Supplier D	14.19%	25.85%
Supplier F	*	10.86%
	55.01%	78.01%

*	The percentage is less than 10% of the Company’s total advance to supplier.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

13.	SEGMENT REPORTING

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company manages its business as a single operating segment engaged in sales of products, technical service and other services in the PRC.

Substantially all of the Company’s revenues are derived in the PRC. All long-lived assets are located in PRC.

14.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable operating lease with respect to the office and the dormitory as of September 30, 2020 are payable as follows:

Year Ending September 30,	Lease Commitment
2021	$91
2022	91
2023	91
2024	-
2025 and afterward	-
Total	$273

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

Shenzhen Lohas World Co., Ltd. has defaulted in repayment to the loan borrowed from SPDB (see Note 9). On March 16, 2020, Mr. Yanyue Zhang and Ms. Weijun Huang each executed a letter of commitment, pledging that they will use their own assets to compensate any contingent losses of Lohas Agricultural and Lohas Supply Chain arising from guarantee provided to SPDB.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

14.	COMMITMENTS AND CONTINGENCIES - continued

On March 16, 2020, the Company received summons that SPDB initiated a legal proceeding in People’s Court of Futian District, Shenzhen (“Futian Court”), against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang, (i) asking Shenzhen Lohas to repay loan principal and interest of approximately RMB16,590 (approximately $2,310) as of March 11, 2020, as well as interest accrued thereafter until full repayment of the loan; (ii) requesting Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang and Ms. Weijun Huang to fulfill their joint guarantee obligations; and (iii) demanding the above defendants to pay for its litigation costs. SME Guarantee had paid part of the loan principal and interest in the amount of approximately RMB13,316 (approximately $1,879), in the hearing of the case, SPDB reduced the amount it sought accordingly. On April 9, 2020, upon SPDB’s application, Futian Court issued a written notice informing the Company that certain bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen on March 24, 2020 and April 3, 2020, respectively, for one year, and the frozen periods have been extended for another year until March 10, 2022 and March 23, 2022, respectively. The appeal is still in process and Shenzhen Lohas is currently negotiating with SPDB for an extension or a new repayment schedule, no agreement has been signed and no further ruling has been made by the Shenzhen Intermediate People’s Court on the appeal as of the date of this prospectus.

On March 25, 2020, SME Guarantee paid approximately RMB13,316 (approximately $1,879) to SPDB on behalf of Shenzhen Lohas.

On April 2, 2020, SME Guarantee filed a complaint against Shenzhen Lohas, Lohas Supply Chain, Lohas Agricultural, Yanyue Zhang, Weijun Huang and Ningning Dong with Futian Court, demanding repayment of the amount it had paid to SPDB on behalf of Shenzhen Lohas, interest accruing thereon, default penalty, litigation costs and other expenses. On April 9, 2020, Futian Court issued a written notice informing the Company that some bank accounts of Shenzhen Lohas, Lohas Supply Chain and Lohas Agricultural had been frozen since March 24, 2020 and April 3, 2020, respectively, for one year.

On July 22, 2020, Futian Court issued a judgment in the lawsuit brought by SME Guarantee ordering that Shenzhen Lohas repays SME Guarantee the RMB13,316 (approximately $1,879) and interest accruing at the rate of 17% per annum thereon from March 26, 2020 until full repayment, and holding that Lohas Supply Chain, Lohas Agricultural, Mr. Yanyue Zhang, Ms. Weijun Huang and Ms. Ningning Dong jointly liable for repaying SME Guarantee and SME Guarantee have priority in right of payment from disposing of the collaterals. As of the date of this prospectus, no principal or interest had been paid to SME Guarantee. The Company has filed an appeal with Shenzhen Intermediate People’s Court asking the appellate court to reverse Futian Court’s decision and change the interest rate applicable to the repayment amount due to SME Guarantee to the rate equal to the commercial bank loan interest rate over the same period.

In the opinion of management, it is not probable that the Company will incur losses as Mr. Yanyue Zhang and Ms. Weijun Huang provided counter-guarantee to SME Guarantee. Besides personal counter-guarantee, Mr. Yanyue Zhang and Ms. Weijun Huang also pledged their own house property, 50% of which had been frozen since September 9, 2019, to provide another counter-guarantee to SME Guarantee, which in turn provided guarantee to SPDB for the loan borrowed by Shenzhen Lohas World Co., Ltd.

In 2020, Guangzhou Aoxue filed for an arbitration against Lohas Agricultural with Shenzhen Court of International Arbitration, demanding repayment of outstanding project fees and compensation for breach of contract. In addition, Lohas Agricultural received a notice that upon Guangzhou Aoxue’s application, People’s Court of Futian District, Shenzhen had frozen a bank account of Lohas Agricultural since July 22, 2020 for one year. Shenzhen Court of International Arbitration entered into a judgment in the arbitration brought by Guangzhou Aoxue ordering Lohas Agricultural to repay Guangzhou Aoxue outstanding project fees in amount of RMB 104,960 (approximately $15,458.94) and compensation for breach of contract, and repay Guangzhou Aoxue the preservation fees, guarantee fees and arbitration fees in amount of RMB 17,783.2 (approximately $2,619.18). In December 2020, Shenzhen Intermediate People’s Court issued a notice to Lohas Agricultural ordering Lohas Agricultural to comply with the judgment made by Shenzhen Court of International Arbitration. Whlie Lohas Agricultural has not complied with the judgment and has been placed on national list of defaulters, it confirmed that it has been negotiating with Guangzhou Aoxue on how to fulfil the repayment obligations.

Except for the above, we are not aware of any pending or threatened claims and litigation that would have a material adverse effect on our business, financial condition or operating results as of September 30, 2020 and through the issuance date of these consolidated financial statements.

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

15.	FINANCIAL INFORMATION OF THE PARENT COMPANY

Parent-only financial statements as follow:

PARENT COMPANY BALANCE SHEETS

(In U.S. dollars in thousands, except share and per share data)

	As of September 30,
	2019	2020
Assets
Long term investment	$35,512	$28,293
Total assets	35,512	28,293

Liabilities and shareholders’ equity
Liabilities	$-	$-
Total liabilities	-	-

Shareholders’ equity
Class A ordinary shares ($0.0002 par value; 240,500,000 shares authorized; 17,872,273 shares issued and outstanding as of September 30, 2019 and 2020, respectively) *	4	4
Class B ordinary shares ($0.0002 par value; 9,500,000 shares authorized; 9,500,000 shares issued and outstanding as of September 30, 2019 and 2020, respectively) *	2	2
Subscription receivable	(6)	(6)
Additional paid-in capital	9,452	9,452
Retained earnings	29,087	20,113
Accumulated other comprehensive loss	(3,027)	(1,272)
Total shareholders’ equity	35,512	28,293
Total liabilities and shareholders’ equity	$35,512	$28,293

*	The shares are presented on a retroactive basis to reflect the reverse share split (Note 10)

LOHA CO., LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2020 - continued

(In U.S. dollars in thousands, except share and per share data)

15.	FINANCIAL INFORMATION OF THE PARENT COMPANY - continued

PARENT COMPANY

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. dollars in thousands)

	For the years ended September 30,
	2019	2020
Other income:
Share of income from subsidiaries	$8,691	$(8,974)

Income (loss) before income tax expense	8,691	(8,974)
Income tax expense (benefits)	-	-
Net income (loss)	$8,691	$(8,974)
Other Comprehensive income
Foreign currency translation (loss) income, net of nil income taxes	(1,381)	1,755
Total comprehensive income (loss)	$7,310	$(7,219)

PARENT COMPANY STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands)

For the years ended September 30,
	2019	2020

Cash flows from operating activities	$-	$-
Cash flows from investing activities	-	-
Cash flows from financing activities	-	-
Effect of exchange rate changes	-	-
Net increase in cash and cash equivalents	-	-
Cash and cash equivalents and restricted cash, at beginning of year	-	-
Cash and cash equivalents and restricted cash, at end of year	$-	$-

16.	SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through the date the financial statements were issued and determined that no events that would have required adjustment or disclosure in the consolidated financial statements other than those discussed in Note 7 and Note 16.

Class A Ordinary Shares

LOHA CO. LTD

PROSPECTUS

Maxim Group LLC	Tiger Brokers	Valuable Capital	Prime Number Capital	The Benchmark Company

[     ], 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or willful default in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

During the past three years, we issued the following shares, which were not registered under the Securities Act.

Upon our incorporation on January 10, 2019, an aggregate of 50,000 shares were authorized and issued for a purchase price of $1.00 per share.

On July 7, 2019, each of the 50,000 authorized and issued shares of par value $1.00 each was subdivided into 10,000 shares of par value $0.0001 each. Following this subdivision, our authorized share capital of $50,000 was divided into 500,000,000 shares of par value $0.0001 each, including 481,000,000 Class A ordinary shares of par value of $0.0001 each and 19,000,000 Class B ordinary shares of a par value of $0.0001 each. The 500,000,000 issued and outstanding shares of par value $0.0001 were re-designated as follows:

(1)	316,000,000 shares held in the name of Loha Holding Co. Ltd were re-designated as Class A ordinary shares;

(2)	19,000,000 shares held in the name of Loha Holding Co. Ltd were re-designated as Class B ordinary shares;

(3)	125,000,000 shares held in the name of Maigeli Co., Ltd were re-designated as Class A ordinary shares; and

(4)	40,000,000 shares held in the name of JW Investment Management Limited were re-designated as Class A ordinary shares.

Following these re-designations:

(1)	Loha Holding Co. Ltd surrendered an aggregate of 284,635,018 Class A ordinary shares to us for cancellation and transferred 31,000,000 Class A ordinary shares and 19,000,000 Class B ordinary shares to Lohas World (Group) Co., Limited and 364,982 Class A ordinary shares to Hong Kong Bao Rui Limited;

(2)	Maigeli Co., Ltd surrendered an aggregate of 125,000,000 Class A ordinary shares to us for cancellation; and

(3)	JW Investment Management Limited surrendered an aggregate of 35,620,436 Class A ordinary shares to us for cancellation.

On the same day, we cancelled 445,255,454 Class A ordinary shares. Upon and immediately following the cancellations, the Company had 481,000,000 Class A ordinary shares of par value of $0.0001 each and 19,000,000 Class B ordinary shares of a par value of $0.0001 each authorized, among which 35,744,546 Class A ordinary shares and 19,000,000 Class B ordinary shares were issued and outstanding.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1+	Amended and Restated Memorandum and Articles of Association of the Registrant

4.1+	Specimen Certificate for Class A ordinary shares

4.2	Form of Representatives’ Warrant

5.1+	Opinion of Conyers Dill & Pearman regarding the validity of the Class A ordinary shares being registered

5.2+	Opinion of Bevilacqua PLLC

8.1+	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

8.2+	Opinion of Hylands Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

8.3+	Opinion of Potomac Law Group regarding certain U.S. tax matters

10.1+	English Translation of Exclusive Consultation and Service Agreement between Lohas World (Shenzhen) Intelligent Technology Co., Ltd. and Lohas Agricultural Information Technology Co., Ltd. dated August 16, 2019

10.2+	English Translation of Shareholders’ Voting Rights Proxy Agreement among Lohas World (Shenzhen) Intelligent Technology Co., Ltd., Lohas Agricultural Information Technology Co., Ltd. and each shareholder of Lohas Agricultural Information Technology Co., Ltd. dated August 16, 2019

10.3+	English Translation of Equity Pledge Agreement among Lohas World (Shenzhen) Intelligent Technology Co., Ltd., Lohas Agricultural Information Technology Co., Ltd. and each shareholder of Lohas Agricultural Information Technology Co., Ltd. dated August 16, 2019

10.4+	English Translation of Exclusive Option Agreement among Lohas World (Shenzhen) Intelligent Technology Co., Ltd., Lohas Agricultural Information Technology Co., Ltd. and each shareholder of Lohas Agricultural Information Technology Co., Ltd. dated August 16, 2019

10.5+	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.6+†	Form of Employment Agreement between the Registrant and its executive officers

10.7+	English Translation of Trademark Licensing Contract between Shenzhen Lohas World Co., Ltd. and Lohas Agricultural Information Technology Co., Ltd. dated August 17, 2019

10.8	English Translation of Service Agreement between Shenzhen Lohas World Co., Ltd. and Shenzhen Lohas Supply Chain Management Co., Ltd. dated January 1, 2021

10.9+	English Translation of Form of PRC Labor Contract

10.10+	English Translation of Form of Lohas City Authorized Distributor Cooperation Agreement

10.11+	English Translation of Form of Factoring Agreement (with recourse) between Shenzhen Lohas Supply Chain Management Co., Ltd., and Haier Financial Factoring (Chongqing) Co., Ltd.

10.12+	Form of Supply Contract (Framework)

10.13+	Form of Purchase Order

10.14+	English Translation of Lease Agreement dated August 10, 2020 between Shenzhen Lohas Supply Chain Management Co., Ltd. and Shenzhen Xiangjiang Supply Chain Management Co., Ltd.

10.15+	English Translation of Lease Agreement dated August 10, 2020 between Lohas Agricultural Information Technology Co., Ltd. and Shenzhen Xiangjiang Supply Chain Management Co., Ltd.

10.16+	English Translation of Supplemental Lease Agreement dated August 10, 2020 between Shenzhen Lohas Supply Chain Management Co., Ltd. and Shenzhen Xiangjiang Supply Chain Management Co., Ltd.

10.17+	English Translation of Supplemental Lease Agreement dated August 10, 2020 between Lohas Agricultural Information Technology Co., Ltd. and Shenzhen Xiangjiang Supply Chain Management Co., Ltd.

21.1+	List of subsidiaries, VIE and subsidiaries of VIE of the Registrant

23.1	Consent of Marcum Bernstein & Pinchuk LLP

23.2+	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1 and Exhibit 8.1)

23.3+	Consent of Bevilacqua PLLC (contained in Exhibit 5.2)

23.4+	Consent of Hylands Law Firm (included in Exhibit 99.2)

23.5+	Consent of Potomac Law Group (included in Exhibit 8.3)

24.1+	Power of Attorney

99.1+	Code of Ethics of the Registrant

99.2+	Opinion of Hylands Law Firm regarding certain PRC law matters

99.3+	Consent of Jengren Michael Hwang

99.4+	Consent of Y. Tristan Kuo

99.5+	Consent of Xiao Zhao

+	Previously filed

†	Executive Compensation Plan or Agreement

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on the 9th day of April of 2021.

LOHA CO. LTD

By:	/s/ Yanyue Zhang
Name:	Yanyue Zhang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yanyue Zhang	Chief Executive Officer and Chairman	April 9, 2021
Yanyue Zhang	(Principal Executive Officer)

/s/ Xiaoqin Tan	Chief Financial Officer	April 9, 2021
Xiaoqin Tan	(Principal Financial and Accounting Officer)

*	Director and Chief Culture Officer	April 9, 2021
Jiahui Shan

*	Director	April 9, 2021
Weijun Huang

*By:	/s/ Yanyue Zhang
Yanyue Zhang
Chief Executive Officer
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Loha Co. Ltd has signed this registration statement or amendment thereto in New York on April 9, 2021.

Authorized U.S. Representative

By:	/s/ Richard Arthur
Name:	Richard Arthur
Title:	Assistant Secretary on behalf of Cogency Global Inc.